    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 6, 2001
                           REGISTRATION NO. 333-56562

--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                          AMENDMENT NO. 2 TO FORM SB-2


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   -----------

                               ISONICS CORPORATION
             (Exact name of registrant as specified in its charter)

           CALIFORNIA                     2819                  77-0338561
           ----------                     ----                  ----------
(State or other jurisdiction of    (Primary Standard          (I.R.S. Employer
 incorporation or organization)  Industrial Code Number)  Identification Number)

                              5906 MCINTYRE STREET
                             GOLDEN, COLORADO 80403
                                 (303) 279-7900
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   -----------

                               JAMES E. ALEXANDER
                         PRESIDENT, ISONICS CORPORATION
                              5906 MCINTYRE STREET
                             GOLDEN, COLORADO 80403
                                 (303) 279-7900
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   -----------

                                   COPIES TO:

       HERRICK K. LIDSTONE, JR.                     THERESA M. MEHRINGER
         NORTON LIDSTONE, P.C.                        PERKINS COIE LLP

        SUITE 850, THE QUADRANT                           SUITE 700
           5445 DTC PARKWAY                          1899 WYNKOOP STREET

      GREENWOOD VILLAGE, CO 80111                     DENVER, CO 80202
           TEL: 303-221-5552                          TEL: 303-291-2300
           FAX: 303-221-5553                          FAX: 303-291-2400

                                   -----------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                                   -----------

     If securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

     If this form is being filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number in the earlier effective registration statement for the same offering. |_|

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number in the earlier effective registration statement for the same offering. |_|

                                   -----------

                         CALCULATION OF REGISTRATION FEE


                                      AMOUNT            PROPOSED MAXIMUM    PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF               TO BE             OFFERING PRICE         AGGREGATE            AMOUNT OF
SECURITIES TO BE REGISTERED          REGISTERED             PER UNIT         OFFERING PRICE     REGISTRATION FEE(d)
-----------------------------        ----------         ----------------    ----------------    -------------------
Common Stock                           450,004          $        .98(a)      $  441,004         $     110.25

Class B Common Stock
  Purchase Warrants                  1,350,000          $       0.50(b)      $  675,000         $     168.75

Shares of Common Stock
  underlying Class B Common
  Stock Purchase Warrants            1,350,000          $       1.50(c)      $2,025,000         $     506.25

Class C Common Stock
  Purchase Warrants                  1,350,000          $       0.10(e)      $  135,000         $      33.75

Shares of Common Stock
  underlying Class C Common
  Stock Purchase Warrants            1,350,000          $       2.50(c)      $3,375,000         $     843.75

TOTAL                                                                                           $   1,662.75*



*    $1,125 previously paid; $537.75 being submitted herewith.



(a) Offered by the selling security holders. The registration fee is based on the closing market price for the

     Registrant's common stock on October 5, 2001, pursuant to Rule 457(c).



(b) 1,350,000 warrants are offered by the selling security holders. The registration fee is based on the closing market price for the Registrant's Class B warrants on October 5, 2001, pursuant to Rule 457(c).


(c) 1,350,000 shares are offered by the selling security holders. Based on the exercise price of the Class B and Class C common stock Purchase warrants, respectively, pursuant to Rule 457(g)(1) under the Securities Act of 1933, as amended.

(d) Calculated at the rate of $250 per $1,000,000 pursuant to fee rate advisory #13 (SEC press release #2000-194).


(e) 1,350,000 Class C warrants are offered by the selling security holders (upon exercise of the Class B warrants). The registration fee is based on the Registrant's estimate of the sales price of the Class C warrants. Although Class C warrants are currently outstanding, there is no market for the Class C warrants and no basis to calculate the value of the Class C warrants pursuant to Rule 457(c).


                                   -----------


     In accordance with SEC Rule 429, in addition to the shares of our common stock, Class B warrants, and Class C warrants included in this Registration Statement, the prospectus also includes 430,110 Class B redeemable common stock purchase warrants, 632,610 Class C redeemable common stock purchase warrants, 430,110 shares of common stock underlying the Class B redeemable common stock purchase warrants and 632,610 shares of common stock underlying the Class C redeemable common stock purchase warrants from post-effective amendment number 2 on Form SB-2 to our Registration Statement on Form S-4 filed with the Securities and Exchange Commission on January 18, 2001 (SEC File No. 333-37696) (as to which the Registrant paid a filing fee of $5,358).


     This prospectus also constitutes the prospectus for the exercise of our Class B warrants and Class C warrants included in the post-effective amendments to our registration statement on Form S-4.

     Pursuant to Rule 416 of the Securities Act of 1933, there are also being registered hereunder such additional shares as may be issued to the Selling Stockholders because of future dividends, stock distributions, stock splits, or similar capital adjustments.

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                TABLE OF CONTENTS

                                                                              PAGE
Summary ...................................................................     6
Risk Factors ..............................................................     9
Selling Shareholders and their Plan of Distribution .......................    18
Procedure for Exercise of the Warrants and Tax Aspects ....................    23
Use of Proceeds ...........................................................    25
Management's Discussion and Analysis of Financial Condition or
   Plan of Operation ......................................................    26
Business ..................................................................    35
Management ................................................................    62
Security Ownership of Certain Beneficial Holders and Management ...........    65
Section 16(b) Beneficial Ownership Reporting Compliance ...................    67
Executive Compensation ....................................................    68
Certain Relationships and Related Transactions ............................    73
Isonics' Capital Stock ....................................................    75
Market for Common Equity and Related Stockholder Matters ..................    77
Shares Available for Future Sale ..........................................    79
Securities and Exchange Commission Position on Indemnification
   for Securities Act Liabilities .........................................    79
Experts ...................................................................    80
Legal Matters .............................................................    80
How to Obtain Additional Information ......................................    80
Financial Statements--April 30, 2001 ......................................    F-2
Financial Statements (unaudited)--July 31, 2001 ...........................    F-24
Part II - Information Not Required in Prospectus ..........................    II-1

                  SUBJECT TO COMPLETION DATED NOVEMBER 6, 2001
                        PROSPECTUS DATED NOVEMBER 6, 2001
                               ISONICS CORPORATION



SECURITIES OFFERED FOR RESALE BY SELLING HOLDERS



     o    1,350,000 CLASS B WARRANTS

     o    1,800,004 SHARES OF COMMON STOCK INCLUDING

          o    1,350,000 SHARES UNDERLYING RESTRICTED CLASS B WARRANTS, AND

          o    450,004 SHARES ISSUED OR TO BE ISSUED



SECURITIES OFFERED BY ISONICS CORPORATION




     o    1,780,110 CLASS C REDEEMABLE WARRANTS UNDERLYING

          o    1,350,000 RESTRICTED CLASS B WARRANTS, AND

          o    430,110 OUTSTANDING CLASS B WARRANTS THAT ARE NOT RESTRICTED

     o    2,412,720 SHARES OF COMMON STOCK UNDERLYING

          o    430,110 OUTSTANDING CLASS B WARRANTS,

          o    202,500 OUTSTANDING CLASS C WARRANTS,

          o 430,110 CLASS C WARRANTS ISSUABLE UPON EXERCISE OF OUTSTANDING CLASS B WARRANTS, AND

          o 1,350,000 CLASS C WARRANTS ISSUABLE UPON EXERCISE OF RESTRICTED CLASS B WARRANTS



     The exercise price for the Class B warrants is $1.50 per share. If you exercise the Class B warrants before their expiration date, we will issue to you one share of common stock and one Class C warrant. The Class C warrants are exercisable for one share of common stock at a price of $2.50 per share.



     The Class B and Class C warrants expire on December 31, 2005, and are redeemable if our common stock trades at or above $3.75 per share for any 20 of 30 consecutive trading days provided a registration statement permitting the exercise of those warrants is then current and effective.



     AN INVESTMENT IN OUR CLASS B WARRANTS, CLASS C WARRANTS, AND OUR COMMON STOCK (SHOULD YOU CHOOSE TO EXERCISE ANY OF OUR WARRANTS OR PURCHASE THE COMMON STOCK) INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 9.



     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



     Our common stock is quoted on the Nasdaq SmallCap Stock Market under the symbol "ISON". Our Class B warrants and Class C warrants are quoted on the Nasdaq SmallCap Stock Market under the symbols "ISONL" and "ISONZ," respectively, but only 202,500 Class C warrants have been issued, and only 430,110 Class B warrants are eligible for public resale. No significant trading market has developed for either the Class B warrants or the Class C warrants. On October 5, 2001, our common stock closed at $.98 per share; our Class B warrants closed at $.50 per warrant; and our Class C warrants did not trade. There have not been any historical trades of the Class C warrants to date.



     Only residents of Colorado, Delaware, Georgia, Illinois, Nevada and New York may exercise their Class B warrants or Class C warrants, or purchase the common stock offered by this Prospectus. We have not qualified the Class B warrants, Class C warrants or the common stock under the laws of any other state. When you exercise the Class B warrants or Class C warrants, you will have to provide us with your state of residence. We may seek qualification from time-to-time in other states. You may call Isonics Corporation at 303-279-7900 to determine whether your state of residence has been included.



     The delivery of this prospectus and/or the exercise of warrants to purchase common stock does not mean that there have not been any changes in Isonics' condition since the date of this prospectus. If you are in a jurisdiction where it is unlawful to exercise the securities offered by this prospectus, or if you are a person to whom it is unlawful to direct such activities, then the offer presented by this prospectus does not extend to you. This prospectus speaks only as of its date except where it indicates that another date applies. Documents that are incorporated by reference in this prospectus speak only as of their date, except where they specify that other dates apply. The information in this prospectus is not complete and may be changed. The warrant holders may not exercise these warrants and the Selling Shareholders may not sell the warrants or common stock being registered herein until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to exercise these warrants or sell these securities and it is not soliciting an offer to exercise these warrants or purchase these securities in any state where the exercise or sale is not permitted.

                                     SUMMARY

     This summary presents selected information from this prospectus. You should carefully read this entire document and the documents to which the prospectus refers in order to understand this offering. SEE "HOW TO OBTAIN ADDITIONAL INFORMATION."

ISONICS CORPORATION

     Isonics is an advanced materials and technology company that develops and commercializes products based on enriched stable and radioactive isotopes. The common stock of Isonics is traded on the Nasdaq SmallCap Market under the symbol "ISON." The market for our stock has historically been characterized generally by low volume, and broad price and volume volatility. We cannot give any assurance that a stable trading market will develop for our stock or our warrants.

     The address of our principal executive offices and our telephone and facsimile numbers at that address are:

          Isonics Corporation
          5906 McIntyre Street
          Golden, Colorado 80403
          Telephone No.: (303) 279-7900
          Facsimile No.: (303) 279-7300

TRADING SYMBOLS

     Common Stock ............      "ISON"
     Class B Warrants ........      "ISONL"
     Class C Warrants ........      "ISONZ"

     The common stock is quoted on the Nasdaq SmallCap Market. 202,500 Class C warrants have been issued. Through October 5, 2001, 632,610 registered Class B warrants had been issued (of which 202,500 have been exercised), as well as 1,350,000 Class B warrants held by the selling shareholders. No significant market has developed for either the Class B warrants or the Class C warrants.

SHARES OFFERED BY ISONICS UPON EXERCISE OF WARRANTS


     Isonics Corporation is offering up to a maximum of 2,412,720 shares of common stock to:



     o holders of 430,110 outstanding Class B warrants which were registered in our previous registration statement on Form S-4,

     o holders of 202,500 outstanding Class C warrants which are outstanding, which were registered in our previous registration statement on Form S-4, and which were issued upon the exercise of Class B warrants,

     o future holders of an additional 430,110 Class C warrants issuable upon exercise of the registered Class B warrants, and

     o future holders of an additional 1,350,000 Class C warrants issuable upon exercise of Class B warrants held by the Selling Holders.

     Isonics is also offering up to a maximum of 430,110 Class C warrants issuable upon exercise of outstanding Class B warrants which were included in a previous registration statement, and an additional 1,350,000 Class C warrants issuable upon exercise of the Class B warrants held by the Selling Holders as described below.



     The Class B warrants are exercisable at $1.50 per share. The Class C warrants are exercisable at $2.50 per share. Both the Class B warrants and the Class C warrants expire on December 31, 2005.


THE OFFERING BY THE SELLING HOLDERS


     This Prospectus also relates to the sale to the public of up to:



     o 450,004 shares of our common stock issued to and held by the Selling Holders;

     o    1,350,000 Class B warrants issued to and held by the Selling Holders;
          and

     o 1,350,000 shares of our common stock underlying the Class B warrants issued to and held by the Selling Holders.


SUMMARY OF MATERIAL TERMS OF CLASS B AND CLASS C WARRANTS

                              CLASS B WARRANTS                                  CLASS C WARRANTS
                                                                                (ISSUABLE ONLY UPON THE EXERCISE OF CLASS B
                                                                                WARRANTS)
Expiration Date               December 31, 2005                                 December 31, 2005

Exercise Price                $1.50                                             $2.50

Product of Exercise           Each person exercising a Class B warrant will     Each person exercising a Class C warrant will
                              receive one share of common  stock and one Class  receive one share of common stock
                              C warrant

Redemption Provisions         We may redeem the Class B warrants at a price     We may redeem the Class C warrants at a price of
                              of $0.10 per warrant, on not less than 30 days'   $0.10 per warrant on not less than 30 days' prior
                              prior written notice if our common stock trades   written notice if our common stock trades at or
                              at or above $3.75 per share (subject to           above $3.75 per share (subject to adjustment) for
                              adjustment) for any 20 of 30 consecutive          any 20 of 30 consecutive trading days ending not
                              trading days ending not more than three days      more than three days before the notice of
                              before the notice of redemption is deposited in   redemption is deposited in the United States
                              the United States mails.                          mails.

Dilution Provisions           The Class B Warrants contain provisions that      The Class C Warrants contain provisions that
                              protect the holders                               protect the holders

                              CLASS B WARRANTS                                  CLASS C WARRANTS
                                                                                (ISSUABLE ONLY UPON THE EXERCISE OF CLASS B
                                                                                WARRANTS)
                              thereof against dilution by adjustment            thereof against dilution by adjustment
                              of the exercise price and number of               of the exercise price and number of
                              shares issuable upon exercise, on the             shares issuable upon exercise, on the occurrence
                              occurrence of certain events, such as stock       of certain events, such as stock dividends, stock
                              dividends, stock splits, and                      splits, and recapitalizations. We are not
                              recapitalizations. We are not required to         required to issue fractional shares. In lieu of
                              issue fractional shares. In lieu of the           the issuance of such fractional shares, we will
                              issuance of such fractional shares, we will pay   pay cash to such holders of the Warrants. In
                              cash to such holders of the Warrants. In          computing the cash payable to such holders, a
                              computing the cash payable to such holders, a     share of Common stock will be valued at its price
                              share of Common stock will be valued at its       immediately prior to the close of business on the
                              price immediately prior to the close of           expiration date. The holder of a Warrant will
                              business on the expiration date. The holder of    not possess any rights as a shareholder of
                              a Warrant will not possess any rights as a        Isonics unless such shareholder exercises such
                              shareholder of Isonics unless such shareholder    Warrant.
                              exercises such Warrant.

Ability to Trade              The Class B warrants are quoted on the Nasdaq     The Class C warrants are quoted on the Nasdaq
                              SmallCap Stock Market. The market for the         SmallCap Stock Market. The market for the Class C
                              Class B warrants is characterized by low          warrants is characterized by low volume. There
                              volume. There can be no assurance that a          can be no assurance that a market for the Class C
                              market for the Class B warrants will be           warrants will be maintained.
                              maintained.

Registration                  The Class B warrants are registered under the     The Class C warrants are also registered under
                              1934 Act.                                         the 1934 Act.

Warrant holders are not       Holders of Class B warrants are not considered    Holders of Class C warrants are not considered
  shareholders                to be Shareholders of Isonics, and do not have    to be Shareholders of Isonics, and do not have
                              the right to vote at shareholders' meetings or    the or right to vote at shareholders' meetings or
                              to receive dividends when and if declared.        to receive dividends when and if declared.

USE OF PROCEEDS


     We will receive from $0.00 if no Class B warrants are exercised to a maximum of $2,670,165 if all of the outstanding Class B warrants are exercised. There are a total of 1,780,110 Class B warrants that could be exercised for a price of $1.50 per warrant, consisting of:



     430,110 outstanding Class B warrants held by public warrant holders;

     675,000 outstanding restricted Class B warrants which were issued to certain accredited investors in December 2000; and

     675,000 outstanding restricted Class B warrants which were issued to the accredited investors in July 2001 in consideration for certain adjustments to their purchase terms.

     202,500 Class C warrants have been issued upon exercise of Class B warrants. We will receive from $0.00 to $506,250 if all of the outstanding Class C warrants are exercised.



     If certain or all of the Class B warrants are exercised, we will issue up to an additional 1,780,110 additional Class C warrants and, if those warrants are exercised, we will receive from $0.00 to $4,450,275 if all of the additional Class C Warrants are exercised. The exercise price for the Class C warrants is $2.50 per share.



     We expect to use any proceeds from the exercise of Class B or Class C warrants for research and development, the purchase of the raw materials necessary for the production of silicon-28, and for working capital.


RISK FACTORS

     THE PURCHASE OF ISONICS' COMMON STOCK AND WARRANTS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE OUR SECURITIES OR EXERCISE YOUR CLASS B WARRANTS AND/OR CLASS C WARRANTS ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS." We have not authorized anyone to give you information or to make any representation other than those contained in this prospectus.

                                  RISK FACTORS


     Any person considering the purchase of Isonics' common stock or warrants should understand that such purchase and ownership involves a high degree of risk. You should purchase our securities or exercise your Class B warrants and/or Class C warrants only if you can afford a complete loss of your investment. Among the risks that you should consider in determining whether to invest in our securities are the following:

UNLESS WE ARE ABLE TO DEVELOP AND SELL NEW PRODUCTS PROFITABLY, WE MAY BE UNABLE TO REMAIN COMPETITIVE, FURTHERING THE LIKELIHOOD THAT OUR LOSSES AND NEGATIVE CASH FLOW WILL CONTINUE.



     We have not operated profitably since our 1996 fiscal year. We recognized net income for the year ended April 30, 2000, only because of the gain recognized on the sale of our depleted zinc assets to Eagle-Picher. In addition, through November 30, 1999, our revenues had historically been derived from our depleted zinc operations.



     As a consequence of our sale of the depleted zinc operations, our operations and our ability to generate revenues are more heavily dependent upon our ability to develop new products using stable and radioactive isotopes, and to market and sell those products profitably. We may be unable to develop products that can be profitably marketed and sold, which may prevent us from paying creditors as debts are due, and, in turn, may materially impact our ability to continue our business operations. SEE "BUSINESS."



WE ARE CRITICALLY SHORT OF WORKING CAPITAL AND OUR AUDITORS ISSUED A GOING CONCERN OPINION ON OUR FINANCIAL STATEMENTS



     We are critically short of working capital for our operations for a number of reasons. These reasons include:



     o Eagle-Picher's failure to pay the cash amounts it owes to us under our contractual arrangements;

     o Eagle-Picher's failure to deliver 200 kilograms of silicon-28 to us, resulting in our need to use our capital to purchase the silicon-28 from other suppliers and a delay in our ability to complete our research and development program for silicon-28, resulting in a delay in our ability to achieve revenues from silicon-28; and

     o    Continuing operating losses and negative cash flow.



     It is possible that the following circumstances may develop and may further adversely impact our available working capital:



     o unanticipated expenses in developing our new products or in producing or marketing our existing products;

     o the necessity of having to protect and enforce our intellectual property rights;

     o    technological and market developments;

     o a corporate decision to expand our production capacity through capital investment or acquisition; and

     o the possibility that we may suffer an adverse decision in our Eagle-Picher arbitration as described below in "LEGAL PROCEEDINGS".



     We may not be able to obtain equity or debt financing on reasonable terms when we need such financing. The unavailability of additional financing, when needed, could have a material adverse effect on our business. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS," AND "BUSINESS."

     Our current working capital shortage and operating losses resulted in our auditors including an explanatory paragraph in their opinion on our financial statements as of and for the year ended April 30, 2001 indicating such factors raised a substantial doubt regarding our ability to continue as a going concern.



WE HAVE RAISED CAPITAL IN THE LAST 12 MONTHS, WHICH HAS RESULTED IN DILUTION TO OUR EXISTING SHAREHOLDERS. THIS WAS NECESSARY IN ORDER TO PROVIDE THE NECESSARY WORKING CAPITAL AND WE MAY BE REQUIRED TO RAISE ADDITIONAL CAPITAL, WHICH MAY RESULT IN SUBSTANTIAL ADDITIONAL DILUTION.



     To alleviate cash shortages resulting from the foregoing, on December 13, 2000, we sold 337,500 units consisting of one share of our common stock and two Class B warrants for $675,000 to a group of accredited investors. As a result of subsequent adjustments, we issued an additional 112,504 shares of common stock and an additional 675,000 Class B warrants.



     The exercise of the Class B warrants, and/or the Class C warrants may provide us with some additional financing, but it is likely that no warrants will be exercised unless the market price is in excess of the exercise price ($1.50 per share for the Class B warrants, and $2.50 per share for the Class C warrants). Any such exercise will result in additional dilution to our shareholders.



     Furthermore, our efforts to raise working capital have resulted in dilution adjustments to our outstanding common stock warrants associated with the preferred stock private placement completed on July 29, 1999. These dilution adjustments did not result in any additional investment in Isonics, but resulted in the issuance of approximately 401,301 additional common stock warrants for no additional consideration and reduced the exercise price to $3.17 for all related common stock warrants.



     If we are successful in raising additional working capital, our shareholders may incur additional dilution adjustments. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS," AND "BUSINESS."


OPERATIONS IN RUSSIA, THE REPUBLIC OF UZBEKISTAN, AND THE REPUBLIC OF GEORGIA MAY BE DISRUPTED BECAUSE OF A VOLATILE POLITICAL AND ECONOMIC CLIMATE BEYOND OUR CONTROL, WHICH COULD ADVERSELY AFFECT OUR SUPPLY OF RAW MATERIALS.

     Operations in Russia, the Republic of Uzbekistan, and the Republic of Georgia entail risks. The former republics of the Soviet Union including Uzbekistan and Georgia are experiencing political, social and economic change as they obtain independence from the former central government in Moscow. Some of the republics, including Russia, Uzbekistan and Georgia, are attempting to transition from a central-controlled economy toward a market-based economy. These changes have involved, in some cases, armed conflict and the risk of continued instability has increased since the terrorist attacks on the United States of September 11, 2001. Uzbekistan borders Afghanistan and will likely be affected by any conflict in Afghanistan. The political or economic instability in these republics may continue or worsen. The supply of stable and radioactive isotopes could be directly affected by political, economic and military conditions in Russia, Uzbekistan and Georgia.

     We are dependent on suppliers from Russia, Uzbekistan, and Georgia for approximately 90% of our stable isotopes and 90% of our radioisotopes. Accordingly, our operations could be materially adversely affected if hostilities in Russia, Uzbekistan, or Georgia should occur, if trade between Russia, Uzbekistan and/or Georgia and the United States were interrupted, if political conditions in Russia, Uzbekistan or Georgia disrupt transportation or processing of our goods, if laws or government policies concerning foreign business operations in Russia, Uzbekistan or Georgia change substantially, or if tariffs are introduced. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS" AND "BUSINESS."


BECAUSE WE DEPEND UPON FEW CUSTOMERS FOR A SIGNIFICANT PORTION OF OUR REVENUES, OUR BUSINESS MAY BE MATERIALLY AND ADVERSELY AFFECTED IF WE LOSE ANY ONE OF THESE CUSTOMERS


     Three customers accounted for approximately 43% of our net revenues for the three months ended July 31, 2001. Two of these customers accounted for approximately 44% of the German segment's revenue for the three months ended July 31, 2001. While our goal is to diversify our customer base, we expect to continue to depend upon a relatively small number of customers for a significant percentage of our revenues for the foreseeable future. Significant reductions in sales to any of our large customers have had, and may in the future have, a material adverse effect on us. Present or future customers could terminate their purchasing patterns with us or significantly change, reduce or delay the amount of isotope products ordered from us. A termination of a customer relationship, or change, reduction and/or delay in orders could materially harm us. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS" AND "BUSINESS."


IF DEMAND FOR OUR PRODUCT GROWS SUDDENLY, WE MAY LACK THE RESOURCES TO MEET DEMAND OR WE MAY BE REQUIRED TO INCREASE OUR CAPITAL SPENDING SIGNIFICANTLY


     We have experienced, and may again experience, periods of rapid growth that place a significant strain on our financial and managerial resources. We have increased the number and type of products we offer to our customers in our effort to replace the cash flow reduction that occurred as a result of the sale of our depleted zinc operations, and we are continuing to look for new products to offer; through our research and development efforts we are also attempting to develop additional products and lines of business. Our ability to manage growth effectively, particularly given our increasing scope of operations, will require us to continue to implement and improve our management, operational and financial information systems, and will require us to develop the management skills of our personnel and to train, motivate and manage our employees. Our failure to effectively manage growth could have a material adverse effect on our business, financial condition and results of operations. SEE "BUSINESS."


BECAUSE WE ARE DEPENDENT UPON OUR KEY PERSONNEL FOR OUR FUTURE SUCCESS, IF WE FAIL TO RETAIN OR ATTRACT KEY PERSONNEL, OUR BUSINESS WILL BE ADVERSELY AFFECTED


     Our future success will depend in significant part upon the continued service of our key technical, sales and senior management personnel, including James E. Alexander, our President and Chief Executive Officer; Boris Rubizhevsky, our Senior Vice President, Isotope Production and Supply; Daniel Grady, Vice President Life Sciences, Herbert Hegener, Managing Director of Chemotrade, and Stephen Burden, Vice President Semiconductor Materials. We have obtained $1,000,000 of key man life insurance on the lives of Mr. Alexander and Mr. Rubizhevsky. Currently neither Mr. Alexander nor Mr. Rubizhevsky are covered by employment agreements and the compensation committee has not yet determined if they will issue new contracts. Mr. Hegener is covered by an employment agreement extending through December

2001. Mr. Grady and Mr. Burden are covered by employment agreements with an indefinite term that provides at-will employment, terminable at any time by either party.


     We believe that our future success will also depend upon our ability to attract and retain other qualified personnel for our operations. The failure to attract or retain such persons could materially adversely affect our business, financial condition and results of operations. SEE "MANAGEMENT."

WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY, WHICH WOULD REDUCE OUR COMPETITIVE ADVANTAGE

     We rely primarily on a combination of trade secrets, confidentiality procedures, and contractual provisions to protect our technology. Despite our efforts to protect our technology, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our technology and products is difficult. In addition, the laws of many countries do not protect our rights to information, materials and intellectual property that we regard as proprietary, and that are protected under the laws of the United States. We may not be able to protect our proprietary interests, or our competitors may independently develop similar technology or intellectual property. If either one of these situations occurs, we may lose existing customers and our business may suffer. SEE "BUSINESS."

     The validity of any of the patents licensed to us, or that may in the future be owned by us, may not be upheld if challenged by others in litigation. Further, our products or technologies, even if covered by our patents, may infringe upon patents owned by others. We could incur substantial costs in defending suits brought against us, or any of our licensors, for infringement, in suits by us against others for infringement, or in suits contesting the validity of a patent. Any such proceeding may be protracted. In any suit contesting the validity of a patent, the patent being contested would be entitled to a presumption of validity and the contesting party would be required to demonstrate invalidity of such patent by clear and convincing evidence. If the outcome of any such litigation were adverse to our interests, our business would be materially adversely affected.

     We may choose not to seek patent protection and may rely on trade secrets and other confidential information to protect our technology. We require all employees, directors, and consultants to sign confidentiality agreements, intellectual property assignment and non-disclosure agreements. We may enter into agreements with some employees pursuant to which the employee is entitled to a small royalty relative to products developed by Isonics based upon the employee's inventions. We cannot be certain that these persons will honor the terms of those agreements. If an employee, director or consultant breaches the confidentiality provisions, we may lose customers to our competitors.


WE FACE TECHNOLOGICAL CHANGE AND INTENSE COMPETITION BOTH DOMESTICALLY AND INTERNATIONALLY WHICH MAY ADVERSELY AFFECT OUR ABILITY TO SELL OUR PRODUCTS PROFITABLY



     Although we do not believe that any entity produces a complete range of stable enriched isotopes for commercial sale, many of our competitors have significantly greater funding than do we and may be able to develop products which are competitive with our products. SEE "BUSINESS."

     Further, it is possible that future technological developments may occur. The market for our isotope products is characterized by rapidly evolving technology and continuing process development. Our future success will depend upon our ability to develop and market isotope products that meet changing customer and technological needs on a cost effective and timely basis. Specifically, the failure by Eagle-Picher to provide us with silicon-28 has hindered, and may continue to hinder, our research and development activities, which then negatively affects our ability to remain competitive. If we fail to remain competitive by anticipating the needs of our customers and our customers contract with other suppliers, our operation could be materially and adversely affected.


WE COULD BE SUBJECT TO ENVIRONMENTAL REGULATION BY FEDERAL, STATE AND LOCAL AGENCIES, INCLUDING LAWS THAT IMPOSE LIABILITY WITHOUT FAULT, WHICH COULD ADVERSELY AFFECT OUR WORKING CAPITAL, SHAREHOLDERS' EQUITY AND PROFITABILITY

     We could become subject to a variety of federal, state, and local environmental regulations relating to the use, storage, discharge and disposal of hazardous chemicals used during the isotope product delivery and manufacturing process, although we do not believe that there is any such regulation directly applicable to our current operations. Regulations that become applicable to our operations in the future could restrict our ability to expand our facilities or could require us to acquire costly equipment or to incur other significant expenses to comply with governmental regulations. Historically, our costs of compliance with environmental regulations have not been material. In the quarter ended October 31, 2000, we recognized a $270,000 expense to remediate the Golden, Colorado facility. The lease and this liability were assumed by the buyers of International Process Research Corporation ("IPRC") effective February 1, 2001. SEE "BUSINESS."

WE ARE CONTROLLED BY ONLY A FEW OFFICERS AND DIRECTORS AND, CONSEQUENTLY, PURCHASERS OF OUR SHARES WILL HAVE VERY LITTLE ABILITY TO ELECT OR CONTROL OUR MANAGEMENT

     Even if all outstanding warrants and stock options are exercised and convertible securities are exchanged for common stock, our directors and officers will beneficially own 28.31% of the outstanding shares of common stock as of October 5, 2001, and, accordingly, may have the ability to elect a majority of the directors of Isonics and otherwise control the company. As a result, such persons, acting together, will have the ability to substantially influence all matters submitted to stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of substantially all of our assets, and to control our management and affairs. Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control, impeding a merger, consolidation or takeover or other business combination involving us or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our business, even if such a transaction would be beneficial to other stockholders. SEE "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

WE RISK EXPOSING OURSELVES TO AN ABOVE-POLICY LIMIT PRODUCT LIABILITY CLAIM, WHICH COULD ADVERSELY AFFECT OUR WORKING CAPITAL, SHAREHOLDERS' EQUITY AND PROFITABILITY

     The use of our radioisotopes in radiopharmaceuticals and in clinical trials may expose us to potential product liability risks that are inherent in the testing, manufacture, marketing, and sale of human diagnostic and therapeutic products. We currently have product liability insurance; however, there is a risk that our insurance would not cover completely or would fail to cover a claim, in which case we may not have the financial resources to satisfy such claims, and the payment of claims would require us to use funds that are otherwise needed to conduct our business and make our products. SEE "BUSINESS."

OUR COMMON STOCK IS VULNERABLE TO PRICING AND PURCHASING ACTIONS THAT ARE BEYOND OUR CONTROL AND, THEREFORE, PERSONS ACQUIRING OUR SHARES OR WARRANTS MAY BE UNABLE TO RESELL THEIR SHARES OR WARRANTS AT A PROFIT AS A RESULT OF THIS VOLATILITY

     The trading price of our securities has been subject to wide fluctuations in response to quarter-to-quarter variations in our operating results, our announcements of technological innovations or new products by us or our competitors, and other events and factors. The securities markets themselves have from time to time and recently experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. Announcements of delays in our testing and development schedules, technological innovations or new products by us or our competitors and developments or disputes concerning patents or proprietary rights could have a significant and adverse impact on such market prices. Regulatory developments in the United States and foreign countries, public concern as to the safety of products containing radioactive compounds, economic and other external factors, all affect the market price of our securities. IN ADDITION, THE REALIZATION OF ANY OF THE RISKS DESCRIBED IN THESE "RISK FACTORS" COULD HAVE A SIGNIFICANT AND ADVERSE IMPACT ON SUCH MARKET PRICES. SEE "MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS."

SEC PENNY STOCK REGULATIONS MAY LIMIT THE ABILITY TO TRADE OUR SECURITIES ON THE NASDAQ SMALL CAP MARKET

     Although our common stock is currently quoted on the Nasdaq SmallCap Market, our common stock has in the past been subject to additional disclosure requirements for penny stocks mandated by the Securities Enforcement Remedies and Penny Stock Reform Act of 1990. The SEC Regulations generally define a penny stock to be an equity security that has a market price of less than $5.00 per share. We have, at times in the past, been included within the SEC Rule 3a-51 definition of a penny stock. When our common stock is considered to be a "penny stock", trading is covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934, for non-Nasdaq and non-national securities exchange listed securities.

     Under this rule, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written disclosure to, and suitability determination for, the purchaser and receive the purchaser's written agreement to a transaction prior to sale. The regulations on penny stocks limit the ability of broker-dealers to sell our common stock and thus the ability of purchasers of our common stock to sell their securities in the secondary market. To the extent we are able to maintain our listing on the Nasdaq SmallCap Market, we will not be subject to these penny stock rules. Reasons for being unable to maintain our listing on the Nasdaq Small Cap Market include:

     o the inability to maintain a bid price for our common stock of $1.00 for the requisite period of time and

     o the inability to maintain either the minimum Stockholders' equity, market capitalization or net income along with the required number of market makers and shareholders necessary for listing.


     We currently satisfy all requirements for continued listing on the Nasdaq SmallCap Market with the exception of maintaining a minimum bid price of $1.00 (as of October 5, 2001 our common stock traded at $.98 per share). The time required for meeting these thresholds is contingent on any action (or inaction) by Nasdaq with respect to our listing. We have not received any notification from Nasdaq regarding our failure to meet any of these thresholds. SEE "MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS."


FUTURE SALES OF OUR COMMON STOCK MAY CAUSE OUR STOCK PRICE TO DECLINE


     Our stock price may decline by future sales of our shares or the perception that such sales may occur. As of October 5, 2001, approximately 4,807,533 shares of common stock held by existing stockholders constitute "restricted shares" as defined in Rule 144 under the Securities Act. The restricted shares may only be sold if they are registered under the Securities Act, or sold under Rule 144, or another exemption from registration under the Securities Act.


     Approximately 98% of the restricted shares of our common stock are either eligible for sale pursuant to Rule 144 or have been registered under the Securities Act for resale by the holders. We are unable to estimate the amount, timing, or nature of future sales of outstanding common stock. Sales of substantial amounts of our common stock in the public market may cause the stock's market price to decline. SEE "SHARES AVAILABLE FOR FUTURE SALE."


OUTSTANDING SERIES A AND B PREFERRED STOCK, OPTIONS AND WARRANTS MAY MAKE IT DIFFICULT FOR US TO OBTAIN ADDITIONAL CAPITAL ON REASONABLE TERMS



     As of October 5, 2001, we had outstanding preferred stock convertible into, and options and warrants to purchase, an aggregate of 7,367,833 shares of common stock. As long as these shares of convertible preferred stock ("Series A and B convertible preferred stock") remain outstanding and the options and warrants remain unexercised, the terms under which we could obtain additional capital may be adversely affected because any new investors will perceive that these lower priced securities offer a risk of substantial potential dilution. Depending on the market price for our common stock as reported by Nasdaq and other sources, new investors frequently prefer to negotiate prices that are at or below the conversion price or exercise price of existing securities. SEE "ISONICS' CAPITAL STOCK."

PROVISIONS IN OUR CHARTER DOCUMENTS COULD PREVENT OR DELAY A CHANGE IN CONTROL, WHICH COULD DELAY OR PREVENT A TAKEOVER

     Our Articles of Incorporation authorize the issuance of "blank check" preferred stock with such designations, rights, and preferences, as may be determined by our Board of Directors. Accordingly, the Board of Directors may, without shareholder approval, issue shares of preferred stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of our common stock. Preferred stock could also be issued to discourage, delay, or prevent a change in our control, although we do not currently intend to issue any additional series of our preferred stock. See "ISONICS' CAPITAL STOCK."

PROVISIONS IN OUR BYLAWS PROVIDE FOR INDEMNIFICATION OF OFFICERS AND DIRECTORS TO THE FULL EXTENT PERMITTED BY CALIFORNIA LAW, WHICH COULD REQUIRE US TO DIRECT FUNDS AWAY FROM OUR BUSINESS AND PRODUCTS

     Our Bylaws provide for indemnification of officers and directors to the full extent permitted by California law, our state of incorporation. We may be required to pay judgments, fines, and expenses incurred by an officer or director, including reasonable attorneys' fees, as a result of actions or proceedings in which such officers and directors are involved by reason of being or having been an officer or director. Funds paid in satisfaction of judgments, fines and expenses may be funds we need for the operation of our business and the development of our products, thereby affecting our ability to attain profitability. This could cause our stock price to drop. See "SECURITIES AND EXCHANGE COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES."

OUR SHAREHOLDERS SHOULD NOT RELY UPON DIVIDENDS TO GENERATE INCOME BECAUSE IT IS UNLIKELY WE WILL EVER PAY DIVIDENDS

     We have never paid any cash dividends on our common stock and we do not anticipate paying cash dividends on our common stock in the future. The future payment of dividends is directly dependent upon our future earnings, capital requirements, financial requirements, and other factors to be determined by our Board of Directors. It is anticipated that future earnings, if any, which may be generated from our operations, will be used to finance our growth, and that cash dividends will not be paid to our stockholders. Because our common stock does not generate a steady stream of income for our stockholders, the only profit or gain our shareholders can hope to realize by virtue of their investment is that our stock will appreciate in value, which it may not do. See "MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS."

THE TOTAL OF OUR AUTHORIZED, UNISSUED AND UNRESERVED COMMON STOCK IS INADEQUATE TO IMPLEMENT OUR LONG-TERM BUSINESS STRATEGIES


     As of October 5, 2001, the number of shares of common stock outstanding was 9,572,504. Including shares reserved for issuance under option plans and outstanding options, warrants (including the Class C warrants underlying the Class B warrants) and convertible securities, we have 19,911,289 shares of common stock issued or reserved for issuance. This leaves only 88,711 shares of our common stock remaining authorized, unissued, and unreserved. Our board of directors does not believe that this total of authorized, unissued, and unreserved shares is adequate to implement our long-term business strategies. Therefore, the board of directors has proposed a substantial increase in our authorized capital for consideration by our shareholders at our next shareholders' meeting scheduled for November 13, 2001.



     However, we may not be able to obtain approval of an increase in our authorized capitalization at the upcoming shareholders' meeting and (if we are unable to increase our authorized capitalization at the next shareholders' meeting) we may be unable to raise necessary working capital due to the inability to issue equity.


FORWARD-LOOKING STATEMENTS MADE IN THIS PROSPECTUS MAY PROVE TO BE INACCURATE

     In our effort to make the information in this prospectus more meaningful, this report contains both historical and forward-looking statements. All statements other than statements of historical fact are forward-looking statements within the meanings of Section 27A of the Securities Act of 1933, and
Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this report are not based on historical facts, but rather reflect the current expectations of our management concerning future results and events.

     The forward-looking statements generally can be identified by the use of terms such as "believe," "expect," "anticipate," "intend," "plan," "foresee," "likely," "will" or other similar words or phrases. Furthermore, statements that describe our objectives, plans, or goals are, or may be, forward-looking statements.

     Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Isonics to be different from any future results, performance and achievements expressed or implied by these statements. You should review carefully all information, including the financial statements and the notes to the financial statements, included in this prospectus. The factors discussed under these "Risk Factors" and elsewhere in this Prospectus could affect future results, causing the results to differ materially from those expressed in the forward-looking statements in this prospectus.

     These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in the forward-looking statements in this prospectus. Other unknown or unpredictable factors also could have material adverse effects on the future results of Isonics.

SELLING HOLDERS AND THEIR PLAN OF DISTRIBUTION


     THE SELLING HOLDERS. This Prospectus includes:



     o    450,004 shares of common stock which are already outstanding;

     o    1,350,000 Class B warrants which are already outstanding; and

     o 1,350,000 shares of common stock underlying the outstanding restricted Class B warrants.

     This Prospectus also includes 1,350,000 Class C warrants that are issuable upon exercise of the Class B warrants held by the Selling Holders, as well as 1,350,000 shares of common stock underlying the Class C warrants. These securities are being offered by Isonics Corporation, however, and are not included in the securities being offered by the Selling Holders.



     We issued 337,500 shares of common stock and 675,000 Class B warrants in a private placement to accredited investors in December 2000. The terms of that placement required certain pricing adjustments based on certain factors, among the more significant being a reduction in the exercise price of the Class B warrants issued to those accredited investors to $0.75 were this registration statement not effective by June 14, 2001. We were unable to achieve that effectiveness, but we were able to negotiate an accommodation with the accredited investors; that accommodation resulted in an amendment of their subscription agreement. These accredited investors also approved an amendment to the Class B/C warrant agreement which clarified certain terms. As consideration to the accredited investors for giving up these rights and accepting the amendment, we issued an additional 112,504 shares of common stock and an additional 675,000 Class B warrants.


     We have set forth in the following table information relative to the Selling Holders as of October 5, 2001. We calculated beneficial ownership based on SEC requirements, and the information we included regarding beneficial ownership is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicate below, each person identified in the table has sole voting and investment power with respect to all shares he, she, or it beneficially owns, subject to applicable community property laws. We have based the percentage calculated for each Selling Holder upon the sum of the "common stock" and "common stock Issuable Upon Exercise of warrants" columns.


     None of the Selling Holders had any material relationship with Isonics during the past three years. Furthermore, none of the Selling Holders owns any Series A convertible preferred stock or options or warrants to purchase our common stock except the Class B warrants purchased in the December 2000 private placement. Greenwood Partners, L.P. has acted as a market maker in Isonics common stock from time to time and, therefore, as described in the table below at October 5, 2001, owns additional Class B and Class C warrants. Exclusive of the securities registered in this offering, the market positions of Greenwood Partners, L.P. (which include both short and long positions) are net long.


     We do not know when or in what amounts the Selling Holders may offer the shares described in this prospectus for sale. The Selling Holders may decide not to sell all or any of the shares that this prospectus covers. Because the Selling Holders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that the Selling Holders will hold after completion of the offering, we cannot estimate the number of the shares that the Selling Holders will hold after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, the Selling Holders will hold none of the securities that this prospectus covers.

NAME OF SELLING                  (a) COMMON STOCK AND           OTHER         (a) COMMON STOCK AND          (a) COMMON STOCK TO BE
  HOLDER(S)                      (b) CLASS B WARRANTS           SHARES,       (b) CLASS B WARRANTS          BENEFICIALLY OWNED AFTER
                                  BENEFICIALLY OWNED            OPTIONS       (OR SHARES UNDERLYING            OFFERING AND (b)
                                    PRIOR TO THIS                AND          CLASS B WARRANTS, IN          PERCENTAGE, ASSUMING ALL
                                       OFFERING                WARRANTS       THE ALTERNATIVE) BEING        SHARES OFFERED ARE SOLD
                                                                              OFFERED BY THE SELLING
                                                                                    HOLDERS (1)
                                   (a)            (b)                           (a)            (b)            (a)              (b)
                                 -------        -------        -------        -------        -------        -------          -------
Penelope A. Collins               16,667         50,000              0         16,667         50,000              0              0%

Generation Capital                66,667        200,000              0         66,667        200,000              0              0%
Associates (5)

Greenwood Partners, L.P. (2)     180,000        540,000        255,790        180,000        540,000        255,790           2.69%

Edward S. Gutman (3)              33,334        100,000              0         33,334        100,000              0              0%

Gutman Family                     33,334        100,000              0         33,334        100,000              0              0%
Foundation (3)

The HRG Trust, Edward S .         33,334        100,000              0         33,334        100,000              0              0%
Gutman, Trustee (3)

Harvey Silverman                  33,334        100,000              0         33,334        100,000              0              0%
Wolcott Capital Corp. (4)         33,334        100,000              0         33,334        100,000              0              0%

Alan R. Silberman                 20,000         60,000              0         20,000         60,000              0              0%



(1) The Selling Holders are offering all of the common stock and Class B warrants (or the shares underlying the Class B warrants, in the alternative) they acquired in the December 2000 private placement, plus the additional shares and Class B warrants they received in the July 2001 readjustment. The total beneficial ownership does not include Class C warrants that will be issued upon the exercise of the Class B warrants.

(2) Greenwood Partners, L.P. is a privately-held company whose controlling person is GMG & Associates, Inc., its general partner, which is owned by Gregg M. Greenberg. Greenwood Partners, L.P. is a broker-dealer registered under the Securities Exchange Act of 1934, as amended, and from time-to-time makes a market in our common stock in the Nasdaq SmallCap Market. As of October 5, 2001, Greenwood Partners, L.P. had a short position of 96,096 shares of Isonics common stock and a long position of 53,290 Class B warrants and 202,500 Class C warrants.


(3) Mr. Gutman controls both the Gutman Family Foundation and the HRG Trust. Mr. Gutman is a minority limited partner of Greenwood Partners, L.P., but does not in any manner participate in the business of Greenwood Partners, L.P.

(4) Wolcott Capital Corp. is a privately-held company whose controlling person is Nicholas Ponzio, President.

(5) Generation Capital Associates is a privately-held company whose controlling person is David Rappaport, President.


     PLAN OF DISTRIBUTION. The Selling Holders may, from time to time, offer and sell the shares and Class B warrants included in this Prospectus. Alternatively, the Selling Holders may exercise the Class B warrants and offer and sell the underlying shares and Class C warrants. The term "Selling Holders" includes pledgees, donees, transferees or other successors in interest selling shares that they acquired after the date of this prospectus from the Selling Holders as a pledge, gift or other non-sale related transfer. To the extent required, we may amend and supplement this prospectus from time to time to describe a specific plan of distribution.

     Each Selling Holder will act independently in making decisions with respect to the timing, manner, and size of each sale. Each Selling Holder may make these sales at prices and under terms then prevailing or at prices related to the then current market price. The Selling Holders may also make sales in negotiated transactions, including pursuant to one or more of the following methods:

     o purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o an over-the-counter distribution in accordance with the rules of the Nasdaq SmallCap Market; and

     o    in privately negotiated transactions.

     In connection with distributions of the shares or otherwise, the Selling Holders may:

     o enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume;

     o sell the shares short and redeliver the shares to close out such short positions;

     o enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares that this prospectus offers, which they may in turn resell; and

     o pledge shares to a broker-dealer or other financial institution, which, upon a default, they may in turn resell.

     In addition, the Selling Holders may sell any shares that qualify for sale pursuant to Rule 144, rather than pursuant to this prospectus.

     In effecting sales, broker-dealers or agents that the Selling Holders engage may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Holders, in amounts that the parties may negotiate immediately prior to the sale.


     In offering shares that this prospectus covers, the Selling Holders, and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Holders, may qualify as "underwriters" within the meaning of the Securities Act in connection with these sales. Any profits that the Selling Holders realize, and the compensation that they pay to any broker-dealer, may qualify as underwriting discounts and commissions. One selling Holder, Greenwood Partners, L.P. is a broker-dealer that acquired the securities included in this registration statement for investment purposes, and not for the purpose of causing or facilitating a distribution. However, in the view of the staff of the SEC, a broker-dealer offering securities acquired from an issuer should be considered to be an underwriter, and therefore Greenwood Partners, L.P. may be liable as an underwriter for securities sold by it pursuant to this registration statement. Greenwood Partners, L.P. does not represent that it is an underwriter with respect to those securities since it purchased them with investment intent.


     In order to comply with the securities laws of some states, the Selling Holders must sell the shares in those states only through registered or licensed brokers or dealers. In addition, in some states the Selling Holders must sell the shares only if we have registered or qualified those shares for sale in the applicable state or an exemption from the registration or qualification requirement is available and the Selling Holder complies with the exemption.

     We have advised the Selling Holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Holders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against liabilities, including liabilities arising under the Securities Act.

     At the time a Selling Holder makes a particular offer of shares we will, if required, distribute a prospectus supplement that will set forth:

     o    the number of shares that the Selling Holder is offering;

     o the terms of the offering, including the name of any underwriter, dealer or agent;

     o    the purchase price paid by any underwriter;

     o    any discount, commission and other underwriter compensation;

     o any discount, commission or concession allowed or reallowed or paid to any dealer; and

     o    the proposed selling price to the public.

     We have agreed to indemnify the Selling Holders against claims and losses due to material misstatements or omissions made by the Company (and not by the Selling Holders) in this prospectus. Each of the Selling Holders has agreed to indemnify us against claims and losses due to material misstatements or omissions made by them.

             PROCEDURE FOR EXERCISE OF THE WARRANTS AND TAX ASPECTS


     PROCEDURE TO EXERCISE WARRANTS. We issued the Class B warrants to persons who exchanged Class A warrants that were originally distributed to the public in September 1997. The Class B warrants have been quoted on either the OTC Bulletin Board or the Nasdaq SmallCap Stock Market since April 2001. As of October 5, 2001



     430,110 publicly-traded Class B warrants are outstanding;
     202,500 publicly-traded Class C warrants are outstanding; and 1,350,000 restricted Class B warrants are outstanding.


Additional Class C warrants will be issued to any person who exercises a Class B warrant before December 31, 2005.


     Each registered holder of a Class B warrant or Class C warrant should have possession of a certificate that represents that warrant. Persons who hold their warrants in a brokerage account or otherwise in a "street name" account may ask their brokers to deliver a warrant certificate to them.


     REGISTERED HOLDERS. In order to exercise a warrant, you must:

     o be a registered holder and have possession of your warrant certificate;

     o complete the subscription form that is included as part of the warrant Certificate;

     o sign the subscription form and have your signature medallion guaranteed by a broker-dealer member of the STAMP program;

     o deliver the original warrant certificate with the completed, signed, and medallion guaranteed subscription form to Continental Stock Transfer & Trust Co., Inc., 2 Broadway, New York, NY 10004, Attn:
          Compliance Department; and


     o include your payment for the exercise price ($1.50 times the number of Class B warrants being exercised; and $2.50 times the number of Class C warrants being exercised). You must pay for the exercise by certified or bank cashiers' check payable in United States funds to the order of Isonics Corporation. If you prefer to wire transfer funds, you should contact Continental Stock Transfer & Trust Company by telephone and request wiring instructions. Continental Stock Transfer can be reached by telephone at (212)-509-4000.

     We recommend that you do not send your warrant certificate or funds through the regular U.S. Mail. We recommend that you use registered or certified U.S. Mail, or a courier service that will provide you a receipt indicating that Continental Stock Transfer received your warrant certificate and payment. Neither we, nor Continental Stock Transfer, are responsible for your warrant certificate or your payment until Continental Stock Transfer actually receives delivery. DO NOT SEND WARRANT CERTIFICATES OR PAYMENT DIRECTLY TO ISONICS CORPORATION.

     WARRANTS HELD IN A BROKERAGE ACCOUNT OR OTHERWISE IN STREET-NAME. If you hold your Class B warrants or Class C warrants in a brokerage account or otherwise in a "street name" account, you must follow the procedures required by your broker, dealer, or other street-name holder.

     LOST WARRANT CERTIFICATES. If you have lost your warrant certificate, you must contact Continental Stock Transfer & Trust Co., Inc., and follow the procedures established by Continental Stock Transfer for your lost warrant certificate. If you have lost your certificate, please ensure that you leave a sufficient amount of time before expiration of your warrants to follow the lost instrument procedures.

     TAX ASPECTS. No gain or loss will be recognized by a holder of either the Class B warrant or the Class C warrant held for investment on the holder's purchase of common stock for cash upon exercise of the warrant. The adjusted tax basis of the common stock so acquired will be equal to the tax basis of the warrant plus the exercise price. The holding period of the common stock acquired upon the exercise of the Class B warrant or the Class C warrant will begin on the date the warrant is exercised and the common stock is purchased.

                                 USE OF PROCEEDS


     We will receive from $0.00 to a maximum of $2,670,165 from the exercise of outstanding Class B warrants, and from $0.00 to a maximum of $4,956,525 from the exercise of Class C warrants. The maximum proceeds from the exercise of Class C warrants includes those that are currently outstanding and those issuable upon the exercise of Class B warrants.


     We expect that any proceeds from the exercise of warrants would be spent as follows:


                                                Assuming one-half       Assuming all          Assuming all         Assuming all
                                                Class B warrants      Class B warrants    Class B warrants and   Class B warrants
                                                 and no Class C        and no Class C       one-half Class C      and all Class C
                                                  warrants are          warrants are          warrants are          warrants are
                                                   exercised             exercised             exercised             exercised
                                                -----------------     ----------------    --------------------   ----------------
Research and Development                           $  335,083            $  670,165            $1,000,000            $1,000,000

Purchase of the raw materials necessary
for the production of silicon-28
Bulk-Wafers                                                 0             1,000,000             3,000,000             5,000,000

Working Capital                                     1,000,000             1,000,000             1,148,428             1,626,690

Total Amount Received
From Exercise of Warrants                          $1,335,083            $2,670,165            $5,148,428            $7,626,690
                                                   ==========            ==========            ==========            ==========



     The amounts actually expended for each use are at the discretion of our Board of Directors and may vary significantly depending upon a number of factors, including future revenue growth and the amount of cash generated by our operations. Further, if our Board of Directors believes that the proposed uses of the proceeds are not in our best interests, our Board of Directors will decide how the proceeds will be used.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                   OF FINANCIAL CONDITION OR PLAN OF OPERATION

     THE STATEMENTS CONTAINED IN THIS REPORT THAT ARE NOT PURELY HISTORICAL ARE FORWARD-LOOKING STATEMENTS. "FORWARD LOOKING STATEMENTS" INCLUDE STATEMENTS REGARDING OUR EXPECTATIONS, HOPES, INTENTIONS, OR STRATEGIES REGARDING THE FUTURE. FORWARD LOOKING STATEMENTS INCLUDE: STATEMENTS REGARDING FUTURE PRODUCTS OR PRODUCTS OR PRODUCT DEVELOPMENT; STATEMENTS REGARDING FUTURE SELLING, GENERAL AND ADMINISTRATIVE COSTS AND RESEARCH AND DEVELOPMENT SPENDING, AND OUR PRODUCT DEVELOPMENT STRATEGY; STATEMENTS REGARDING FUTURE CAPITAL EXPENDITURES AND FINANCING REQUIREMENTS; AND SIMILAR FORWARD LOOKING STATEMENTS. IT IS IMPORTANT TO NOTE THAT OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENTS.

RESULTS OF OPERATIONS

     The following table sets forth operations data expressed as a percentage of net revenues. The table and the discussion below should be read in conjunction with the condensed consolidated financial statements and notes thereto and the audited financial statements and the notes thereto appearing elsewhere in this report.


                                                       Three Months Ended
                                                           July 31,
                                                    -----------------------
                                                     2001            2000
                                                    -------         -------
Net revenues                                          100.0%          100.0%
Cost of revenues                                       74.3            74.8
                                                    -------         -------
        Gross margin                                   25.7            25.2

Operating expenses:
        Selling, general and administrative            56.9            59.1
        Research and development                        6.5            14.9
                                                    -------         -------
             Total operating expenses                  63.4            74.0
                                                    -------         -------
Operating loss                                        (37.7)          (48.8)
Other income (expense), net                            (4.3)            7.5
                                                    -------         -------
Loss before income tax expense                        (42.0)          (41.3)
Income tax expense                                     --              --
                                                    -------         -------
Net Loss                                              (42.0%)         (41.3%)
                                                    =======         =======


                                                          Year Ended
                                                           April 30,
                                                    -----------------------
                                                      2001            2000
                                                    -------         -------
Net revenues                                          100.0%          100.0%
Cost of revenues                                       77.3            79.8
                                                    -------         -------
        Gross margin                                   22.7            20.2

Operating expenses:
        Selling, general and administrative            59.6            29.5
        Research and development                       14.6             9.6
                                                    -------         -------
             Total operating expenses                  74.2            39.1
                                                    -------         -------
Operating (loss)                                      (51.5)          (18.9)
Other income (expense), net                            (6.3)           41.0
                                                    -------         -------
Income (loss) before income tax expense               (57.8)           22.1
Income tax expense                                     --               1.0
                                                    -------         -------
Net income (loss)                                     (57.8%)          21.1%
                                                    =======         =======



SALE OF DEPLETED ZINC BUSINESS IN DECEMBER 1999



     A primary factor that significantly affected our financial condition and results of operations in fiscal year 2000, and as fiscal 2000 compares to fiscal 2001 is the sale of our depleted zinc business to Eagle-Picher (which transaction has resulted in an arbitration proceeding as described in "LEGAL PROCEEDINGS"). Because of the one time gain associated with the Eagle Picher transaction, we believe that the financial results expressed in our fiscal 2000 financial statements are not comparable to our anticipated future operations.


NET REVENUES


     Net revenues for the three months ended July 31, 2001 were approximately $1,634,000, a decrease of approximately 19.7%, or approximately $402,000, from approximately $2,036,000 for the three months ended July 31, 2000. The decrease is principally due to the reduction in net revenues from international isotope product sales partially offset by an increase in domestic isotope product sales.



     Net revenues from international isotope product sales for the three months ended July 31, 2001 were approximately $730,000, a decrease of approximately 52%, or approximately $778,000, from approximately $1,508,000 for the three months ended July 31, 2000. The decrease was primarily the result of the acquisition of a major customer by one of our competitors during the second quarter of fiscal 2001.

     Net revenues from domestic isotope product sales for the three months ended July 31, 2001 were approximately $904,000, an increase of approximately 71%, or approximately $376,000, from approximately $528,000 for the three months ended July 31, 2000. The increase was primarily the result of additional product sales to our existing customers and an increase in our customer base for the three months ended July 31, 2001.



     Net revenues decreased from $12,733,000 in fiscal 2000 to $7,789,000 in fiscal 2001, a decrease of $4,944,000 or 38.8%. The decrease is primarily because our net revenues from isotope product sales decreased approximately $3,788,000. This reduction is primarily because of the lack of depleted zinc revenues after the sale of the depleted zinc business to Eagle-Picher in December 1999, and the acquisition of a major customer by one of our competitors. We expect that the loss of this customer will have a short-term effect until we are able to replace the revenues generated by that customer through sales to other customers.



     Net revenues from contract research and development services sales decreased approximately $1,156,000 to $0, because of our cessation of these activities in May 2000.



     Depleted zinc revenues for fiscal 2000, through December 1999, the date we sold our depleted zinc business, were approximately $2,645,000. Because we sold our depleted zinc business during fiscal 2000, our depleted zinc revenues for fiscal 2001 were $0.



     Our revenues for fiscal 2001 were also reduced as a result of our decision to cease shipping product to one of our customers who had failed to pay approximately $218,000 in invoices due. We did not accept any orders from this customer during the last six months of fiscal 2001. Revenues recognized from this customer during the first six months of fiscal 2001 were approximately $300,000. Additionally, we had ordered, based on purchase orders placed by this customer, approximately $131,000 in product specific to this customer that was charged to cost of sales during fiscal 2001.



     We do not anticipate significant revenues from sales of silicon-28 based products in fiscal 2002. We are collaborating with academia and industry to evaluate the benefits of isotopically pure silicon-28. We believe that if evaluations demonstrate the commercial feasibility of one or more products, demand could emerge in the high-performance micro-processor segment of the semiconductor market. We can offer no assurance, however, that these evaluations will demonstrate the commercial feasibility of any products, that we will be able to commercialize any such products, or that a market will emerge for any such products.



     The sale of our subsidiary, IPRC, effective February 1, 2001, will not adversely affect revenues as we had ceased all revenue producing activities at IPRC effective May 1, 2000.

     International sales decreased approximately $3,045,000, to approximately $5,187,000, in fiscal 2001, from approximately $8,232,000, in fiscal 2000. International sales represented approximately 67% of net revenues in fiscal 2001, and 65% of net revenues in fiscal 2000. The dollar decrease is due primarily to the acquisition of a major customer by one of our competitors and the lack of depleted zinc revenues after the sale of the depleted zinc business to Eagle-Picher in December 1999. The percentage increase is primarily attributable to significantly lower domestic revenues from IPRC substantially offset by a decrease in international revenues during fiscal 2001. Lower depleted zinc sales had a comparable effect on both international and domestic sales on a percentage basis.


GROSS MARGIN


     Gross margin for the three months ended July 31, 2001 was approximately $421,000, a decrease of approximately 18%, or approximately $93,000, from approximately $514,000 for the three months ended July 31, 2000. On a percentage of net revenues basis, gross margin increased .5 percentage points to approximately 25.7%, for the three months ended July 31, 2001, from approximately 25.2%, for the three months ended July 31, 2000. The dollar decrease is directly attributable to the decrease in net revenues.



     Gross margin decreased approximately $807,000, to approximately $1,770,000, in fiscal 2001, from approximately $2,577,000, in fiscal 2000. On a percentage of net revenues basis gross margin increased 2.5 percentage points to approximately 22.7% in fiscal 2001, from approximately 20.2%, in fiscal 2000. The dollar decrease is due to the sale of the depleted zinc business in December 1999, the cessation of contract research and development service activities in May 2000, and the recent acquisition of a major customer by one of our competitors. The percentage increase is due to increases in the margins on the sale of stable and radioisotopes and the cessation of contract research and development services which typically had lower margins. The percentage increase was partially offset by a decrease in sales of depleted zinc which was typically a higher margin product.


SELLING, GENERAL AND ADMINISTRATIVE EXPENSES


     Selling, general and administrative expenses decreased approximately $274,000, to approximately $929,000, for the three months ended July 31, 2001, from approximately $1,203,000, for the three months ended July 31, 2000. On a percentage of net revenues basis, selling, general and administrative expenses decreased approximately 2.2 percentage points to approximately 56.9%, for the three months ended July 31, 2001, from approximately 59.1%, for the three months ended July 31, 2000. The dollar decrease is primarily attributable to reduced salaries and headcount, and other related expenses due to the sale of IPRC, effective February 1, 2001. The percentage decrease is also attributable to the sale of our subsidiary IPRC, partially offset by a decrease in net revenues.



     Selling, general and administrative expenses increased approximately $891,000, to approximately $4,645,000, in fiscal 2001, from approximately $3,754,000, in fiscal 2000. On a percentage of net revenues basis selling, general and administrative expenses increased approximately 30.1 percentage points to approximately 59.6% in fiscal 2001, from approximately 29.5%, in fiscal 2000. The dollar increase is primarily attributable to increased usage of professional services including legal, business development and accounting services, increased bad debt expense resulting from the net write off of $96,000 attributable to a single customer, and remediation expenses related to the Golden,

Colorado facility that was leased by the Company. During fiscal 2001 we recognized a $270,000 expense to remediate the Golden, Colorado facility that was leased by the Company. The lease and related remediation liability were assumed by the buyers of IPRC effective February 1, 2001. The dollar increase in fiscal 2001 was partially offset by the sale of our subsidiary, IPRC, effective February 1, 2001. The percentage increase was caused by significantly lower revenues and higher levels of spending


RESEARCH AND DEVELOPMENT EXPENSES


     Consistent with our product development strategy, we are seeking to identify and evaluate new stable and radioactive isotope products and potential markets for economic and technical feasibility. We will, in addition, continue funding research and development to improve technologies for isotope separation and material processing technologies. Because of the uniqueness of our business, the unique chemicals and processes we deal with and the handling precautions required, these expenses are significant. We cannot offer any assurance that our current or future lines of business or products resulting from our research and development efforts will be profitable or generate significant revenues.



     Research and development expenses decreased approximately $199,000, to approximately $105,000, for the three months ended July 31, 2001, from approximately $304,000, for the three months ended July 31, 2000. On a percentage of net revenues basis research and development expenses decreased approximately 8.4 percentage points to approximately 6.5% for the three months ended July 31, 2001, from approximately 14.9%, for the three months ended July 31, 2000. The dollar decrease is primarily related to decreased research and development expenses associated with the zinc recovery and recycling project. These expenses were incurred by our subsidiary IPRC, which was sold effective February 1, 2001. The percentage decrease is also attributable to the sale of our subsidiary IPRC, partially offset by a decrease in net revenues.



     Research and development expenses decreased approximately $90,000, to approximately $1,134,000, in fiscal 2001, from approximately $1,224,000, in fiscal 2000. On a percentage of net revenues basis research and development expenses increased approximately 5.0 percentage points to approximately 14.6% in fiscal 2001, from approximately 9.6%, in fiscal 2000. The dollar decrease is primarily related to decreased research and development expenses associated with silicon-28 product development. This decrease is due primarily to the failure of Eagle-Picher to meet its obligation to deliver 200 kilograms of silicon-28 as described in "LEGAL PROCEEDINGS". The dollar decrease in fiscal 2001 was partially offset by an increase in research and development costs associated with the development of our zinc recovery and recycling project prior to the sale of our subsidiary, IPRC on February 1, 2001. The percentage increase is primarily attributable to lower revenues as described above.



     We believe that the development and introduction of new product applications is critical to our future success. We expect that research and development expenses may increase assuming sufficient cash remains available and we are able to procure necessary materials and outside services, but will likely continue to vary as a percentage of revenues because of the timing and amount of future revenues. We operate no facilities of our own for research and development. All research and development work is performed by outside entities, none of which we control. None of the companies that currently perform research and development work for us do so on an exclusive basis.

OTHER INCOME (EXPENSE), NET


     Other income (expense), net includes interest income and expense and foreign currency gains and losses. Other income (expense), net decreased approximately $222,000 , to approximately ($70,000), for the three months ended July 31, 2001, from approximately $152,000, for the three months ended July 31, 2000. The decrease is primarily attributable to a decrease in interest income of approximately $90,000 due to lower amounts of cash and cash equivalents and lower interest rates. In addition, for the three months ended July 31, 2001 we realized an approximate $59,000 loss related to the translation of the German financial statements of Chemotrade to US dollars as compared to an approximate $69,000 gain for the three months ended July 31, 2000.



     Other income (expense), net includes interest income and expense, gains or losses on the sale of lines of businesses or subsidiaries, impairment write-downs related to contract research and development assets held by IPRC and foreign currency gains and losses. Other income (expense), net decreased approximately $5,708,000, to approximately ($489,000), in fiscal 2001, from approximately $5,219,000, in fiscal 2000. Interest expense decreased by approximately $319,000 due to lower debt levels following the sale of our depleted zinc business. During Fiscal 2001, we also realized a gain of approximately $59,000 on the sale of IPRC. These increases in other income were offset by a decrease of approximately $5,296,000 related to the initial gain recognized on the sale of the depleted zinc business to Eagle-Picher in fiscal year 2000 and the reversal of $208,000 of additional gain from the depleted zinc sale recognized in fiscal 2000. In addition, in fiscal 2001 we recorded impairment losses of approximately $354,000 related to contract research and development assets held by IPRC. During fiscal 2001 we also realized a foreign currency loss of approximately $66,000 upon translation of the German Mark financial statements of Chemotrade to US dollars. During fiscal 2000, we recognized a gain of $110,000 resulting from the favorable settlement of a dispute with a vendor.


     Part of the consideration for the depleted zinc sale was a $1.5 million note payable in three installments of $500,000 on November 30, 2000, 2001 and 2002. Eagle-Picher failed to make the first additional payment due November 30, 2000. We had been recognizing the contingent gain of $1,500,000 on a straight-line basis over the thirty-six month period (approximately $41,667 per month), as an unaffiliated supplier performed under a contract that was assigned to Eagle-Picher. Through November 1, 2000, we had recognized $458,000 of the additional gain. As of November 1, 2000, we ceased recognizing any additional gain and reversed the previously recognized $458,000.

INCOME TAXES

     We currently operate at a loss and expect to operate at a loss until the products currently under development begin to generate sufficient revenue. While we recognized a taxable gain upon the sale of our depleted zinc product line, the tax expense incurred was offset by the realization of previously unrecognized deferred tax assets related to the net operating losses used to offset the taxes paid. As a result, for fiscal 2000, our reported tax expense was limited to the taxes payable in Germany on the income of our Chemotrade subsidiary.

     The losses incurred in fiscal 2001 and the three months ended July 31, 2001 are not expected to generate an income tax benefit because of the uncertainty of the realization of the deferred tax asset. As such we have provided a valuation allowance against the deferred tax assets for the amount in excess of the taxes paid in prior years that are subject to refund. We anticipate receiving a tax refund of approximately $419,000 resulting from a carry-back claim associated with the current year taxable loss. We received approximately $362,000 of this refund in October 2001. The remaining amount was not refunded due to alternative minimum tax restrictions.



     Income tax expense was $0 for fiscal 2001, and approximately $129,000 for fiscal 2000. Both of the United States entities and the Chemotrade subsidiary in Germany had net losses in fiscal 2001 and as a result did not have income tax expense.


NET INCOME (LOSS)


     We recognized a net loss of approximately $687,000 for the three months ended July 31, 2001, as compared to a net loss of approximately $842,000 for the three months ended July 31, 2000. Losses, as incurred during the three months ended July 31, 2001, of this magnitude will likely continue until revenues increase from our current operations or until we generate revenues from products introduced as a result of our research and development projects.



     We recognized a net loss of approximately $4,498,000 for fiscal 2001, as compared to net income of approximately $2,689,000 for fiscal 2000. The net income recorded for fiscal 2000, was the result of the $5,296,000 gain recognized on the sale of our depleted zinc business to Eagle-Picher on December 1, 1999. Without this one-time gain, we would have recognized a net loss in fiscal 2000.


     Net income in future years will be dependent on our ability to increase net revenues faster than we increase our selling, general and administrative expenses, research and development expense and other expenses. Because of our continuing research and development efforts on new products, we do not expect to generate any significant increase in net revenues in fiscal 2002. Consequently, we anticipate that the operations in fiscal 2002 will result in a significant loss unless we are able to increase our revenues from our existing products or generate additional sales from the new products we may develop.

LIQUIDITY AND CAPITAL RESOURCES


     Our working capital and liquidity have eroded significantly during the three months ended July 31, 2001 and the year ended April 30, 2001. Working capital decreased approximately $313,000, to approximately $1,296,000 at July 31, 2001, from approximately $1,609,000, at April 30, 2001. Working capital decreased approximately $2,145,000, to approximately $1,609,000, at the end of fiscal 2001, from approximately $3,754,000, at the end of fiscal 2000.

     Our principal sources of funding for the three months ended July 31, 2001 and 2000 have been from the exercise of stock warrants, the exercise of stock options and proceeds from the sale of shares under our employee stock purchase program. We used cash in operating activities of approximately $755,000 and $1,508,000, during the three months ended July 31, 2001 and 2000, respectively. Cash used in operating activities during the three months ended July 31, 2001 was principally the result of a net loss of approximately $687,000. Cash used in operating activities for the three months ended July 31, 2000 was principally the result of a net loss of approximately $842,000 and tax payments of $675,000.



     Our investing activities used cash of approximately $2,000 and approximately $11,000 for the three months ended July 31, 2001 and 2000, respectively. Cash used in investing activities for the three months ended July 31, 2001 and July 31, 2000, resulted primarily from purchases of property and equipment.



     Financing activities generated cash of approximately $327,000 and approximately $193,000 for the three months ended July 31, 2001 and 2000, respectively. Cash provided by financing activities for the three months ended July 31, 2001 resulted primarily from the exercise of stock warrants for approximately $322,000 and proceeds of approximately $5,000 from the sale of shares under our employee stock purchase program. Cash provided by financing activities for the three months ended July 31, 2000 resulted primarily from the exercise of stock options and proceeds from the sale of shares under our employee stock purchase program.



     At July 31, 2001, we had approximately $660,000 of cash and cash equivalents, a decrease of approximately $430,000, compared to $1,090,000, at April 30, 2001. The decrease is primarily the result of net losses incurred during the three months ended July 31, 2001.



     Our principal sources of funding for the years ended April 30, 2001 and 2000 have been cash from the sales of lines of business, sales of common and preferred stock and borrowed funds. We used cash in operations of approximately $3,147,000 and $4,327,000 during fiscal 2001 and 2000, respectively. Our investing activities used cash of approximately $43,000 and provided cash of approximately $6,715,000 during fiscal 2001 and 2000, respectively. The cash provided in fiscal 2000 was primarily due to proceeds from the sale of the depleted zinc business to Eagle-Picher on December 1, 1999.



     Financing activities generated cash of approximately $895,000 and $545,000 for fiscal 2001 and 2000, respectively. Cash provided by financing activities during fiscal 2001 resulted primarily from the December 13, 2000 issuance of units, comprised of one share of common stock bundled with two Class B warrants for cash of approximately $675,000 and the exercise of stock options for approximately $208,000. Cash provided by financing activities during fiscal 2000 resulted primarily from the issuance of convertible preferred stock for cash of approximately $2,250,000, the issuance of common stock for cash of approximately $94,000 and proceeds from the issuance of long-term debt of approximately $75,000. Net repayments on a line of credit and other borrowings of approximately $1,931,000 were the primary uses of cash in financing activities during fiscal 2000.

     The private placement agreement associated with the private placement completed on December 13, 2000 required that we register the common stock and the common stock underlying the Class B common stock warrants by June 14, 2001 or certain penalty provisions would apply. As we were unable to complete the effective registration of such shares by June 14, 2001, on July 26, 2001, we rectified the situation by issuing an additional 112,504 shares of common stock and an additional 675,000 Class B warrants to the accredited investors of the private placement.



     On April 30, 2001, we completed an exchange offer whereby the holders of Class A warrants could exchange each Class A warrant for a Class B warrant. In order to participate in the exchange offer, each holder of the Class A warrants was required to submit their election by April 30, 2001. As of April 30, 2001, 124,400 of the 810,000 Class A warrants had been processed and exchanged for Class B warrants, and an additional 508,210 Class A warrants which had been tendered by holders prior to the expiration date were subsequently processed for exchange. Consequently, as of the expiration of the exchange offer, 632,610 Class A warrants had been exchanged for Class B warrants.



     At April 30, 2001 we had approximately $1,090,000 of cash and cash equivalents, a decrease of approximately $2,295,000, compared to $3,385,000 as of April 30, 2000. The decrease is largely attributable to funding our net loss with our existing working capital.



     Two events adversely impacted our cash and working capital position at April 30, 2001. The first adverse event was that we were forced to settle in the amount of $122,000 related accounts receivable of $218,000 and $131,000 of specialized product we had purchased based on purchase orders placed by this customer that we wrote off. The second adverse event was Eagle-Picher's failure to make the annual installment payment of $500,000 due November 30, 2000, related to the sale of our depleted zinc business.


     On July 29, 1999, we completed a $2,745,000 private placement financing to a limited number of accredited investors (including some creditors who converted debt). We issued 1,830,000 units, each consisting of one share of Series A convertible preferred stock and one warrant. We received cash proceeds of $2,250,000 and converted $425,000 of long-term debt in connection with the private placement. Each share of the Series A convertible preferred stock is convertible into one share of our common stock at a conversion price of $1.50. The liquidation preference for the Series A convertible preferred stock is $1.50. Each warrant allowed the investor to purchase one share of Isonics common stock for $3.75 through July 29, 2002. We granted registration rights to the holders of the shares of common stock underlying the Class A convertible preferred stock and the warrants.


     Under the terms of the preferred stock private placement on July 29, 1999, the related shareholders have anti-dilution rights if we issue or sell common stock after July 29, 1999 for a per share consideration less than the current exercise price of the related warrants. As a result of potential dilution triggered by the December 13, 2000 private placement, we issued an additional 146,301 common stock warrants to the preferred shareholders and reduced the exercise price to $3.52 on all related warrants in order to satisfy the anti-dilution provisions.

     As a result of the exchange offer completed on April 30, 2001 and the issuing of the additional 112,504 shares of common stock and an additional 675,000 Class B warrants to the accredited investors of the December 13, 2000 private placement, on July 26, 2001 we issued approximately 255,000 additional common stock warrants and reduced the exercise price on all related warrants to $3.17 in order to satisfy the anti-dilution provisions related to the July 29, 1999 private placement.



     The purchase agreement relating to the acquisition of Chemotrade required that the former shareholders of Chemotrade receive additional consideration in the event that defined levels of pretax earnings are achieved for fiscal 2001. As a result of the performance of Chemotrade during fiscal 2001, we are required to pay the former shareholders of Chemotrade contingent consideration of approximately $114,000 during fiscal 2002. There are no other events of contingent consideration under the terms of the purchase agreement.



     As of the present time we have no material agreements with banks or other financial institutions to borrow funds. Chemotrade has one unsecured revolving line of credit for DM 400,000 (approximately $182,000) that we have not utilized to date.



     We expect that our working capital will continue to decrease over time as we continue to use our capital for operations, research and development, and investing activities. We do not expect working capital to increase until we are able to increase our revenues to exceed our cash out-flow (assuming we are able even to increase our revenues) or complete a financing arrangement. We cannot offer any assurance that we will be able to do so in the near term. We have sufficient cash available to fund our working capital requirements for approximately 3 months.



     We continue to pursue several items that will help us meet our future cash needs. We expect to receive an income tax refund of approximately $419,000 (of which $362,000 was received in October 2001) resulting from a carry-back claim associated with the current year taxable loss. In addition, we continue to aggressively pursue our claim of $75,500,000 against Eagle-Picher. We are currently in the arbitration process and hope to come to resolution in 2002 (see "LEGAL PROCEEDINGS"). Management is also currently working with several different sources, including both strategic and financial investors, in order to raise sufficient capital to finance both our continuing operations and our proposed implementation of our silicon-on-insulator (SOI) business plan based on the license we have acquired to Silicon Evolution, Inc.'s ("SEI") technology (see "BUSINESS"). Although there is no assurance that funding will be available or that the outcome in the Eagle-Picher case will be positive, we believe that our current business plan, if successfully funded, will significantly improve our operating results and cash flow in the future.


                                    BUSINESS


     We are an advanced materials and technology company. We are developing and we anticipate commercializing products created from materials whose natural isotopic ratios have been modified. An isotope is one of two or more species (or nuclides) of the same chemical element that differ from one another only in the number of neutrons in the atom's nucleus. The different number of neutrons can create significantly different nuclear properties. The most well-known of these properties is radioactivity. Radioactive isotopes (or radioisotopes) can be found in nature. Most of our radioisotopes, however, are man-made. Stable isotopes, as distinguished from radioisotopes, are not radioactive. Several manufacturers, located primarily in republics that once were part of the Soviet Union, produce these isotopes. We buy these isotopes from the manufacturers and resell them in the form of common chemical compounds. For example, oxygen-18 is sold as water, and carbon-13 is sold as carbon dioxide. Today our isotope business addresses the material needs of two primary markets:



     o    life sciences and

     o    semiconductor materials.



     While we currently are focusing on these two markets, we continually evaluate other applications for both stable and radioisotopes. We also sell isotopes for use in basic scientific research and certain specific industrial applications. We believe our core competency is our ability to identify, develop, source, and commercialize products and services based on isotopically engineered materials.



     We were formed in March 1992, as a partnership, and were subsequently incorporated in California in March 1993, as A&R Materials, Inc. In September 1996, we changed our name to Isonics Corporation. Our principal executive offices are located at 5906 McIntyre Street, Golden, Colorado 80403. Our telephone number is (303) 279-7900, and our facsimile number is (303) 279-7300. Our web site is www.isonics.com. We currently have two subsidiaries through which we conduct some of our operations. The following chart identifies those subsidiaries and our ownership interest in each:



Name and                 Place of       Ownership
Headquarters             Formation      Percentage     Business
------------             ---------      ----------     --------
Chemotrade GmbH          Germany           100%        Chemotrade and its subsidiary are value-added re-sellers of
Dusseldorf, Germany                                    stable and radioactive isotopes. They supply radioactive
                                                       isotopes for pharmaceutical and industrial research as well as for industrial and medical imaging, calibration sources and for brachytherapy applications.

Chemotrade Leipzig       Germany        75% (through   Additionally, they supply various stable isotope labeled
GmbH                                    Chemotrade)    compounds for pharmaceutical research and drug design, as
Leipzig, Germany                                       well as oxygen-18 for use in producing a radioisotope used in positron emission tomography. Their market is primarily
                                                       Europe, but sales are also made to North America and Asia.




     The foregoing does not include Isonics' minority ownership in two companies which are not considered to be subsidiaries:



     o Interpro Zinc, LLC, a Colorado entity which engages in the research and development for the recovery and recycling of zinc metal from various sources. Isonics has a 25% interest in this entity.

     o Institut of Umwelttechnologien GmbH ("IUT"), an entity based in Berlin, Germany which performs research and development, and manufacturing of radioisotopes. Isonics has a 6% interest in this entity through Chemotrade.


     OUR ISOTOPE BUSINESS. In order to develop our products, it is usually necessary to increase ("enrich") or decrease ("deplete") the concentration of a particular isotope or isotopes. There are over 280 naturally occurring stable isotopes of 83 different elements. The number of isotopes of any given element varies widely. Stable isotopes of a given element typically do not differ significantly in their chemical behavior. Stable isotopes of an element differ in mass and diameter, as well as several nuclear properties, such as cross-section, spin, and magnetic movement. Differences in these properties can result in substantially different effects, and some of these different effects have the potential for commercial application.

     Isotopes are typically referred to by their atomic mass number, which number is derived from the number of protons and neutrons in the atom's nucleus. For example, oxygen-18 has eight protons and ten neutrons in its nucleus, and silicon-28 has fourteen protons and fourteen neutrons in its nucleus. In ultra chemically pure crystals, grown for electronics or optical applications, isotopic impurities can be the greatest contributor to crystal disorder because of mass and diameter differences. Eliminating these variations by using a single enriched isotope (i.e. an isotopically pure substance) increases thermal conductivity and optical transparency, and thus improves product performance. Similarly, enriching or depleting isotopes based upon their nuclear cross-sections allows materials to be engineered for applications in the nuclear power industry, for controlled doping of semiconductors in the computer industry, and for use as targets to produce radioisotopes for the life sciences and other industries.


     STABLE ISOTOPES. Stable isotopes may be thought of as extremely pure materials. Not only are these isotopes chemically pure, but they frequently consist of only one isotope depending on the level of enrichment. This extra degree of purification, accomplished on the sub-atomic level, provides enhanced performance properties as distinguished from normal (i.e., chemical only) purity materials. Depleted isotopes are the elimination (or reduction in level) of an isotope, or isotopes, and can prevent the creation of undesirable byproducts in subsequent processing steps. In some instances the undesirable byproducts are produced during the intended use of the non-depleted isotope material. Stable isotopes have commercial uses in several areas, including, but not limited to:


     o    energy generation;

     o    medical research, diagnostics, and drug development;

     o    product tagging and stewardship;

     o    semiconductors; and

     o    optical materials.

     We have successfully developed and commercialized several isotope products (notably, even-numbered cadmium isotopes for use with helium-cadmium lasers and depleted zinc oxide for nuclear power plants). We intend to promote the emergence and growth of new stable isotope applications.

     RADIOISOTOPES. The radioisotopes we acquire and sell are typically used in medical diagnostic, treatment and therapy applications. In most cases we first acquire an enriched or depleted stable isotope "target," which is then exposed to an appropriate form of radiation to create a specific radioisotope. A key property of a radioisotope is its half-life. The half-life is a measure of how fast a radioisotope decays into either a stable isotope or another radioisotope. Since most radioisotopes used in life science applications have short half-lives, they are rarely found in nature. Therefore, radioisotopes have to be made from a target material, usually in a nuclear reactor or a cyclotron, and must generally be used immediately. A nuclear reactor or a cyclotron generates the appropriate form of radiation required to convert the target material into the desired radioisotope.


COMPANY STRATEGY

     We believe our strength lies in our ability to bring the necessary resources together to identify, evaluate, develop, engineer and successfully commercialize applications for stable and radioactive isotopes, and value-added products manufactured from these isotopes. This strength is reflected in management's experience in taking depleted zinc from a cost prohibitive concept to a successful commercial reality.

     We believe we have created a product development model that can serve as a basis for our current and future expansion. To capitalize on the commercial opportunities that have been identified for stable isotopes, we have adopted a business strategy designed to maximize the value of our technologies, business development, and management resources, while minimizing capital costs. This strategy involves:

     o focusing on development of high value-added products, which products should give us a competitive advantage in large or growing markets;

     o leveraging research and development expenditures through collaborations, government programs, and corporate and academic partnerships;

     o minimizing early capital needs by obtaining stable and radioactive isotopes through alliances and supply agreements with existing stable and radioactive isotope sources, followed by investment in Isonics-owned isotope production facilities when markets are better established and the optimum production technology has been determined;

     o obtaining value-added processing technology through sub-contract manufacturing agreements, joint ventures, and acquisitions of strategically important technologies and companies; and

     o developing a time-balanced product pipeline to provide a continual supply of new business opportunities.

RECENT LICENSE



     On September 14, 2001 we entered into an agreement with SEI which, if completed, will result in Isonics entering the business of manufacturing silicon-on-insulator wafers and other silicon wafers. SEI is based in Vancouver, Washington, and has had significant financial difficulties, including an inability to pay rent and salaries when due. SEI was founded in February 1999 as SOI-TRONIC, Inc. to develop and manufacture SOI silicon wafers to integrated circuit component (IC's or "Chips") and micro mechanical system (MEMS) manufacturers. SEI's products center around its core intellectual property (IP) technology of precision wafer polishing, cleaning, and bonding silicon wafers to produce thick film SOI in the 100 mm, 150 mm, 200 mm, and 300mm form factors.



     In an effort to alleviate SEI's financial difficulties, we considered purchasing its assets and hiring its employees. During July and August 2001, we loaned approximately $90,000 to SEI to use in its business operations; our loan to SEI is collateralized by substantially all of SEI's assets. Because of SEI's working capital needs we concluded that a purchase of its assets was not a favorable alternative for us. As a result, we negotiated other arrangements with SEI, including:



     o On September 14, 2001, we licensed SEI's technology for a total cost of 500,000 shares of a newly-created Series B Preferred Stock which will be automatically converted into the same number of shares of our restricted common stock when our shareholders authorize an increase in our capitalization (which we expect to present to our shareholders at our next annual meeting on November 13, 2001). The license is exclusive, perpetual, and does not bear any royalty obligation. The license includes an exclusive sublicense to us of technology that SEI had licensed from Wacker Siltronic Corporation and Wacker Siltronic AG (both referred to as "Wacker") - corporations that are not affiliated with SEI. SEI's obligations to Wacker are in default, and it is possible that Wacker may try to invalidate Isonics' right to use its technology.

     o On September 14, 2001, we also entered into an agreement with SEI which contemplates future employment agreements with SEI principals and a lease agreement with SEI by which we can lease its equipment for $30,000 per month.

     o In the September 14, 2001, agreement, we also agreed to work with SEI's landlords, equipment lessors, and vendors, to determine whether we can negotiate other arrangements with them which will permit us to continue SEI's business under Isonics' name.



     The employment agreements and the lease agreements are dependent on our ability to raise at least $2,000,000 in equity financing in the near term. Our obligations under those agreements do not commence until we raise the necessary financing, unless we decide to commence the agreements before that time. We understand that SEI is contemplating filing a petition for relief under Chapter 7 of the United States bankruptcy code. We are a creditor of SEI as well as a license holder. We believe that our position in both capacities is sufficiently protected, but there can be no assurance that a trustee in bankruptcy for SEI may not attempt to impact our status as a secured creditor or as a licensor. SEI's bankruptcy proceeding is in its early stages.

     In addition, we may cancel the license and receive a return of the 500,000 shares issued to SEI if by November 30, 2001, we are not able to negotiate new leases with landlords who own or lease the facilities we need to commence wafer manufacturing.



     Based on our market research, it appears to us that the use of SOI wafers is growing rapidly in three major markets:



          integrated circuits,
          MEMS manufacturing, and
          micro-optical chips for fiber-optic network devices.



     Chip designers are relentlessly driven by the marketplace to seek innovative ways to improve device performance in three key areas:



          speed,
          power consumption, and
          size.



     Based on our review, it appears that the SOI technology enables circuit designers to reduce parasitic capacitance between adjacent circuits, thereby improving device speed approximately 30%; and as the oxide provides a superior source of insulation, leakage current is reduced, providing an energy savings of better than 30%, as well as enabling circuits to be spaced on a finer pitch. SOI technology also provides a degree of radiation hardening to integrated circuits, thus improving circuit reliability and resistance to soft errors induced by background radiation sources. In MEMS and micro-optical device fabrication the use of SOI technology wafers significantly simplifies the manufacturing process.



     In general, however, our ability to pursue the SOI business plan will depend on a number of factors, including the following:



     o Our ability to obtain at least $2,000,000 of financing. Although we need much more than this amount to meet our SOI goals, the first $2,000,000 (when coupled with the employment agreements and the leases if we are able to negotiate acceptable arrangements with SEI's existing landlords) will provide us the ability to commence operations on a commercial scale.

     o Unless we are able to negotiate new lease arrangements with the landlords of SEI's existing space and equipment, we will not be able to immediately commence operations. We are aware that two of the more important SEI landlords have given SEI notice that they have terminated the lease arrangements by October 7, 2001, because of SEI's non-payment of rent.

     o Although we have agreed to enter into employment agreements with the principals necessary for continuing operations at SEI, our ability to enter into those agreements will depend on our ability to raise necessary financing. In the interim, each of these individuals may seek and obtain positions with other companies, in which event their services may not be available to us.

     o Our ability to maintain our sublicense to the Wacker technology should Wacker attempt to terminate its license to SEI.

     o We understand that SEI is contemplating filing a chapter 7 bankruptcy petition and, therefore, our ability to pursue our SOI business plan may also be subject to efforts that a trustee in bankruptcy may exert to affect our interest as a secured creditor in SEI's assets, or as a licensee of SEI's technology.



     Consequently, although we have obtained and paid-for a license to the technology necessary for us to commence the business of manufacturing SOI and other silicon wafers, there are many additional items that must be resolved before we will be able to commence the manufacturing process. Although we believe that the wafer manufacturing business, if we are able to commence it, will complement our silicon-28 research project, we cannot offer any assurance that we will be able to complete the steps necessary for us to be able to commence the manufacturing process.



RECENT BUSINESS DISPOSITIONS



SALE OF DEPLETED ZINC BUSINESS - DISPUTE WITH EAGLE-PICHER.



     On December 1, 1999, we sold our depleted zinc business to Eagle-Picher Technologies, LLC for $8.2 million, of which $6.7 million was paid on December 1, 1999. Eagle-Picher was obligated to make three additional payments of $500,000 each on November 30, 2000, 2001, and 2002, representing the balance of $1.5 million. These installments were contingent upon the performance of an unaffiliated supplier of depleted zinc whose contract with us was assigned to Eagle-Picher. Eagle-Picher failed to pay the first installment, failed to meet certain other contractual requirements, and has made certain allegations against us. As a result, we are engaged in binding arbitration with Eagle-Picher as described in "Legal Proceedings".



REORGANIZATION AND SUBSEQUENT SALE OF INTERNATIONAL PROCESS RESEARCH CORPORATION



     On April 30, 1998, we purchased all of the outstanding capital stock of International Process Research Corporation ("IPRC") from a previously unaffiliated corporation (Metallurgy International, Inc.). IPRC was a materials processing and contract research and development company. Through December 1, 1999, IPRC performed key steps in our depleted zinc manufacturing process. We acquired IPRC to assure future availability of this critical manufacturing technology, and to provide an infrastructure platform for performing value-added processing of other isotopes. IPRC had also jointly developed new, lower-cost technologies to enable its customers to better meet the various metallurgical and mineral processing needs. In connection with the acquisition, we issued 353,982 shares of our common stock (valued at $708,000) in exchange for all of the outstanding shares of IPRC. We accounted for the acquisition as a purchase.



     On May 1, 2000, we substantially reorganized IPRC to focus on the recovery and recycling of zinc metal from various sources, including galvanized steel scrap, electric arc furnace dust, and brass scrap. We chose this course of action for two reasons. First, we believed the market potential for this, and related processes, was significant. Second, the profound and lengthy slump in the mineral processing and mining industries significantly eroded IPRC's historical customer base. We continued to meet the demands of a few remaining customers through various sub-contractor relationships. We also kept the physical infrastructure in place at our Golden, Colorado location in case the market conditions warranted a reentry into IPRC's historical markets. We used a significant portion of this infrastructure in our zinc recovery and recycling project.



     In January 2001, we acquired the patent rights related to the recovery and recycling of zinc processes from three unaffiliated parties. We issued a total of 75,000 shares of our common stock valued at $131,000 for these rights. On February 1, 2001, we sold IPRC and transferred the patent rights for the zinc recovery process to Interpro Zinc, LLC, a newly-formed entity owned by Dr. Robert H. Cuttriss, formerly president of IPRC, James E. Alexander, president, chief executive officer, and chairman of the board of directors of Isonics Corporation, and Boris Rubizhevsky, senior vice president and director of Isonics Corporation. Each of the three aforementioned individuals owns 25% of Interpro Zinc, LLC. Isonics Corporation owns the remaining 25%. Each individual contributed $100,000 to Interpro Zinc LLC to continue the development of the zinc recovery technology. Interpro Zinc, LLC has informed us that they will be actively seeking further investment to continue their development and commercialization efforts.



     As a part of the February 1, 2001, transaction, Interpro Zinc, LLC assumed approximately $700,000 in liabilities associated with the operations of IPRC and agreed to indemnify us against any contingent liabilities related to the IPRC site in Golden.



     We have signed a cooperation agreement with Interpro Zinc, LLC to continue leasing office, laboratory, and storage space at our current location. This agreement expires December 31, 2001. We anticipate relocating to another facility, possibly in the Denver area, later this calendar year. At this time we cannot determine what effect, if any, this will have on our operations.



     The disinterested directors of Isonics approved the transaction after receiving advice from management not participating in the transaction, as well as independent consultants, and believe that the transaction was fair and reasonable to, and in the best interests of, Isonics and our shareholders.



     From May 1, 2000, through January 31, 2001, IPRC did not engage in any revenue producing activities. We have no intention of returning to the contract research and development activities that IPRC engaged in prior to May 1, 2000.


PRODUCTS


     Our revenues have historically derived from sales from a broad range of sources. The mix of our revenues has changed significantly during the past three years:


     In fiscal 1999, our revenues were generated from depleted zinc sales, other stable isotopes sales, radioisotopes sales and from contract research and development activities.

     In fiscal 2000, our revenues were again generated from depleted zinc sales, oxygen-18 and other stable isotopes sales, radioisotopes sales, and from contract research and development activities. We sold our depleted zinc business in December 1999 and did not recognize any revenues from depleted zinc sales after that time.


     During fiscal 2001, our revenues were solely generated from sales of stable and radioactive isotopes because of the prior sale of the depleted zinc operations and the cessation by IPRC of its contract research and development activities.



     We are attempting to develop new product lines which we expect to add to our revenue stream, but we do not expect any significant revenues from these new products during fiscal 2002. The following is a more specific discussion of our current products.



WE SUPPLY ISOTOPES FOR LIFE SCIENCES APPLICATIONS


     For the past several years, we have supplied stable isotopes in elemental and simple compound forms for use in life science applications. In 1998, we expanded our product offerings to include radioisotopes. We will continue selling our current stable and radioactive isotope products, develop new products along similar lines, and expand our product offerings by vertically integrating the products offered. From time to time we evaluate building additional isotope separation facilities in the United States or Western Europe. We currently do not have the capital to do so, but it is an integral aspect of our stated strategic plans. In addition, we intend to expand our value-added manufacturing capabilities.


     Our existing and emerging life sciences products include isotopes used for a large number of purposes and can be categorized as follows:



     o    stable isotope labeled compounds;

     o    isotopes used in diagnostic breath tests;

     o    isotopes used in biomedical research;

     o    isotopes used in medical imaging and therapy;

     o    isotopes used in positron emission tomography;

     o    isotopes used in brachytherapy; and

     o    isotopes used to calibrate medical diagnostic equipment.



     Although there is currently little FDA oversight affecting our supply of the raw material isotopes to our customers for their use in life science applications, FDA regulation may increase in the next few years. It is not immediately apparent what implications any additional regulation may have for us. The following paragraphs provide a brief summary of our existing and emerging life sciences products:


STABLE ISOTOPE LABELED COMPOUNDS ("SILCS"). SILCs are created by incorporating known quantities of stable isotopes including carbon, nitrogen, hydrogen (deuterium), oxygen, and other elements, into thousands of different chemical compounds. SILCs allow researchers to investigate living systems, determine the chemical structure of important biological compounds, design new drugs, and measure extremely low levels of environmental toxins. We believe that greater availability and lower cost of stable isotopes, and advances in instrumentation to detect stable isotopes will continue to increase the demand for SILCs.

     Our products are typically simple compound SILCs that are used by our customers to synthesize more complex and higher-value SILCs. We market primarily deuterium, carbon-13 and nitrogen-15 to our customers for this purpose. Examples of existing and emerging applications for these products include:

     METABOLIC STUDIES. Increasingly, studies of new drugs are performed with isotope-labeled drugs to facilitate research on metabolism, distribution, mode of action, and elimination. The FDA one day may require the isotope labeling of all new drugs for investigational use during some or all phases of pre-clinical and clinical evaluations of these drugs, although it does not so mandate today.

     RATIONAL DRUG DESIGN. Drugs historically were designed using a screening process in which prior experience was employed to determine what chemicals might work to treat a condition, and then tests on subjects were performed. Today specialized instrumentation is routinely available to determine the chemical structure of large molecules, including the human proteins and enzymes that a drug is designed to affect. This approach is known as rational drug design. We believe that this new instrumentation, combined with sophisticated SILCs, will prove beneficial in determining the chemical structure of human proteins and enzymes. We believe rational drug design will require an increasing supply of stable isotopes.

DIAGNOSTIC BREATH TESTS (DBTS). DBTs are a new class of non-invasive diagnostic testing that are gaining worldwide acceptance. DBTs use stable isotope labeled compounds to detect a wide range of human abnormalities, particularly digestive disorders such as ulcers. The FDA has approved one test and similar approvals exist in Europe. Demand for DBTs has increased as health care insurance providers have determined to include reimbursement in many health insurance plans. That demand, in turn, is expected to accelerate as regulatory approval is awarded in other countries. Many other tests based on the same principles as DBTs are in various stages of development worldwide. We supply stable isotope raw material to companies developing DBT chemicals. While these sales are not currently a large source of revenues, we continue our sales and marketing efforts in order to monitor the development and direction of this potentially very large market.


     We do not manufacture the DBTs. DBT manufacture is subject to extensive government regulation. The products and instruments in which our isotopes are used may be subject to the scrutiny of FDA review and approval, as well as ongoing FDA inspection of most aspects of the production, marketing, distribution, and usage. We believe that the production and marketing of DBTs are also subject to similar regulatory controls in foreign countries where we might seek to market our isotopes for use in DBTs. Consequently, new products cannot be introduced commercially until after approval which may or may not be granted after several years.


BIOMEDICAL RESEARCH. Traditionally, numerous aspects of the many phases of drug development have been carried out using radioisotope-labeled versions of promising compounds. We supply precursor compounds labeled with radioisotopes, such as carbon-14 and phosphorous-33, to manufacturers who incorporate them into more complex radioisotope labeled compounds. These complete radioisotopes are in turn used in basic research and pharmaceutical development. The carbon-14 precursors are produced under contract by IUT, a company in which we hold a minority interest.

     While rational drug design and stable isotope labeled compounds represent competition for this more traditional approach to research and drug development, we believe a combination of increasing drug development activity and a large body of data and experience will ensure a strong market for these products. Importantly, we also supply some of the basic stable isotope products used to make the compounds of these competing technologies.

MEDICAL IMAGING AND THERAPY. Radioisotopes have been used for years in the diagnosis and treatment of many medical conditions. The trend in these two areas has been towards increasingly more specific chemicals that, after labeling with the radioisotope and injection into the patient, quickly concentrate at the disease site(s). In theory, the appropriate choice of chemical and radioisotope labels facilitate disease detection and stage determination which improves therapy selection, administration and monitoring. The medical community is developing and testing several classes of chemical compounds ranging from monoclonal antibodies to peptides for use in the detection, and, eventually, the treatment of many diseases. The FDA has approved some of these for use.

     We currently supply stable isotopes of thallium, zinc, cadmium, xenon, strontium, and many others that are routinely used in a variety of medical imaging and therapy applications. These are used in their enriched stable form, such as Xenon-129, or converted to a specific radioactive isotope in a cyclotron or nuclear reactor. We believe that the increased supply of new isotopes combined with the ongoing development of highly specific biochemical therapies represents a major growth opportunity in this market segment.

POSITRON EMISSION TOMOGRAPHY ("PET"). Although this very powerful nuclear medicine imaging technology has been available for over 25 years, its complexity and cost until recently had relegated PET to a research role. Technology and infrastructure improvements have reduced the cost and complexity of performing PET studies. PET's unique ability to diagnose multiple metabolic abnormalities, particularly cancer, has resulted in recent approvals by the FDA and favorable reimbursement levels by Medicare, Medicaid, and third party insurers. Similar approvals are now common in Europe and parts of Asia though reimbursement levels vary. We believe PET studies are growing at rates of approximately 20 to 50% annually worldwide.


     Oxygen-18 is a rare stable isotope of oxygen. Oxygen-18 is used to produce fluorine-18, a radioisotope which is the source of the positrons tracked by the PET imaging equipment. Demand for oxygen-18 is currently greater than the supply. Although we do not produce oxygen-18 ourselves, we purchase oxygen-18 from two sources and resell oxygen-18 to end users worldwide. In fiscal 1999, we introduced a novel program to recycle "used" oxygen-18; we believe that this program provides an economic advantage to our customers and provides a competitive advantage for us over our competitors.


BRACHYTHERAPY. Cancer therapy continues to evolve to target specific types of cancer more effectively. Today, external beam radiotherapy and chemotherapy are the predominant technologies used in cancer treatment. However, another technology, brachytherapy, is emerging in the treatment of specific cancers such as prostate cancer.

     In brachytherapy, small sealed radioactive seeds are inserted directly into the tumor using a variety of minimally invasive surgical methods. The radioisotope, which is placed inside the seed, is selected and manufactured to ensure that only the cancerous tissue immediately adjacent to the implanted seed is irradiated. This minimizes the irradiation of nearby healthy tissue, a common adverse side effect that occurs with external beam radiotherapy. There are three primary criteria that govern the selection of the radioisotope to be implanted in the patient:

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     o    half-life,

     o    type of radiation emitted, and

     o    strength of the radiation emitted.

     The half-life and form of radiation emitted is dictated by the radioisotope selected. Strength of the radiation is determined during the manufacturing process.

     Several companies (Nycomed-Amersham, Theragenics, North American Scientific, and others) already offer, or have plans to offer, brachytherapy products for the treatment of prostate cancer. Studies continue in the applicability of this technique for other tumor types, including some breast and eye cancers. We currently supply several companies with radioisotopes (or stable isotope targets to be made into radioisotopes) for this application. We believe this market represents one of the largest growth opportunities for radioisotopes. It also represents a significant opportunity to provide value-added products/services in the form of manufactured subcomponents such as the seeds.

CALIBRATION STANDARDS. There are many medical devices that measure levels of radiation in patients. These devices need to be calibrated using standards of known radiation strength and type in order to ensure their accuracy. These standards derive from radioisotopes such as cobalt-57 and gadolinium-153. We supply many of the stable isotope target materials, as well as radioisotopes, to many of the manufactures of the equipment needing calibration.

     Medical equipment calibration standards is one of the largest markets for radioactive source standards. These medical devices are found in the nuclear medicine departments at thousands of hospitals around the world. The continued growth in the numbers and complexity of nuclear medicine imaging equipment, especially PET, ensure growth in the demand for these radioisotopes.

PRODUCT TAGGING AND STEWARDSHIP APPLICATIONS


     Thousands of chemicals used everyday in our society are fungible. That is, chemicals meeting a certain chemical formula cannot be differentiated, even when produced by different manufacturers or on different days. Industry can identify and distinguish identical chemicals and the products made from them by adding stable isotopes of carbon, nitrogen, oxygen, hydrogen and other elements to the chemicals or products. Because the stable isotopes used as the tag are chemically identical to the chemicals used in the product, the tag should be free of undesirable side effects. We can add stable isotopes to identify different production lots of the same products without changing the chemical properties of the products themselves. To date, we have not had significant demand for stable isotopes for these applications. We believe that the demand for suitable isotopes will increase. We believe that there are many products suited for isotope tagging:



     o Products such as perfumes may be ideally suited for product tagging. Imitation perfumes, made by other manufacturers but sold as the original to unsuspecting consumers, are not uncommon. If the original perfume has been tagged using stable isotopes, then imitations can be easily identified.

     o Similarly, product tagging may be utilized where information regarding the manufacture and distribution of a chemical is important. Ammonium nitrate, for example, is a common fertilizer. When combined with fuel oil, however, it becomes a powerful explosive. Knowing by whom, when and where the ammonium nitrate was made, and to which distributor it was sold, can be very

                                       46
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          useful information if authorities need to investigate the unlawful use of such a product. Tagging the ammonium nitrate with stable isotopes would provide that information, even after the explosion, as the isotopic ratios are unaffected by an explosive reaction.



     These and other product tagging and stewardship applications may develop over time.



     There are several alternative tagging methodologies in use today. These methods typically involve the addition of extraneous materials such as dyes, exotic chemical compounds, or radioactive compounds. We believe that adding these extraneous materials can sometimes detract from the performance of the product, and/or cause deleterious side effects.


ISOTOPICALLY PURE SEMICONDUCTOR MATERIALS

     The majority of semiconductor devices built today use natural silicon as the starting material. Silicon has many desirable characteristics as compared to other semiconductor materials, and the semiconductor industry has invested billions of dollars to improve and optimize their manufacturing technologies for silicon-based devices. Devices fabricated on single crystal silicon have performance characteristics that are governed by the electrical and physical characteristics of silicon including:

     o    carrier mobilities,

     o    effective mass of the carriers,

     o    energy band-gap,

     o    electrical conductivity, and

     o    thermal conductivity.

     Carrier mobilities, for example, govern signal transit times and thus place a limit on device speed. Thermal conductivity governs power dissipation, which, in turn, places an upper limit on the packing densities achievable for devices on a chip, or on the amount of power that can safely be generated in the circuit without significantly degrading circuit performance.

     The semiconductor industry trend of adding more transistors to a single chip to increase performance, and shrinking the size of transistors to both increase performance and decrease costs, has resulted in increased power requirements and significantly higher operating temperatures. Nowhere is this trend more evident than in microprocessors. Historically, the 80286, 80386, and 80486 generations of microprocessors typically did not need external heat sinks to remove heat and function properly. High operating temperatures and thermal management were not issues outside of mainframe or workstation computers.

     Beginning with the Pentium(R), Sparc(R), and Alpha(R) microprocessors, heat sinks and fans became necessary to control the higher operating temperatures. According to the Semiconductor Industry Association, when the microprocessor's power requirements exceed approximately 110 watts, heat sinks and fans will no longer be adequate and active cooling (refrigeration) will be required. Most of the major computer companies have already demonstrated cryogenically cooled computers that operate up to one-third faster than their conventionally cooled counterparts. These cryogenic cooling devices can cost upwards of $400 per microprocessor.

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     A significant body of research, generated over the last twenty years, supports the thesis that isotopically pure semiconductor materials have superior thermal conductivity properties compared to natural, multi-isotopic materials. We believe this solution (i.e., using isotopically pure semiconductor materials to manage operating temperatures) is compatible with virtually every other heat management solution currently implemented or envisioned to date. Critically, it does not require changing a single device design or manufacturing process because isotopically pure semiconductor materials are essentially chemically and physically identical to naturally-occurring semiconductor materials. For example, silicon has three naturally occurring stable isotopes:


     o    silicon-28 (92% natural abundance),

     o    silicon-29 (5% natural abundance), and

     o    silicon-30 (3% natural abundance).

     By purifying silicon to 99.9% silicon-28, the thermal conductivity is improved 60% at room temperature and over 600% at -423 degrees Fahrenheit.

     In 1997, we began a program to introduce 99.9% isotopically pure silicon-28 as a superior substitute to natural silicon for the manufacture of semiconductor devices. SEE "RESEARCH AND DEVELOPMENT." Our first efforts toward developing isotopically pure semiconductors involved securing the intellectual property rights to commercialize silicon-28 and similar materials. These efforts culminated in our acquiring exclusive rights to two Yale University patents. SEE "PATENTS AND PROPERTY RIGHTS."

     We then began acquiring sufficient quantities of pure silicon-28 to make epitaxial wafers. These wafers have been sold or given to numerous manufacturers and academic institutions to perform additional tests to validate previous findings and to confirm the substitutability of pure silicon-28 for natural silicon in their manufacturing processes. These tests support our belief that pure silicon-28 is not only a viable substitute material for natural abundance silicon, but that the anticipated thermal conductivity property improvements are significant.


     The next step in our development program is to make bulk wafers of pure silicon-28. The manufacture of bulk wafers requires substantially more material than we could economically acquire from our existing suppliers, however. Our efforts to secure an unlimited, U.S.-based, economical supply of silicon-28 culminated with the December 1999 signing of an agreement with Eagle-Picher to provide silicon-28 to us on an exclusive basis. Under our agreement with Eagle-Picher, we expected to receive the initial 200-kilogram delivery by December 31, 2000. Eagle-Picher failed to make timely delivery of this amount. We had identified several benefits to our contractual arrangement with Eagle-Picher:



     o Eagle-Picher had promised to deliver 200 kilograms of isotopically-pure silicon-28 by December 31, 2000;

     o Eagle-Picher accepted full payment for the 200 kilograms in our equity, thus allowing us to conserve our cash for our other business activities; and

     o Eagle-Picher intended to produce the silicon-28 at a reasonable contract price, at facilities located in the United States.


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     Unfortunately, Eagle-Picher did not meet its commitments and failed to deliver the silicon-28 when promised. As a result, we are in arbitration with Eagle-Picher to resolve the disputes which resulted from Eagle-Picher's failures. SEE "SALE OF DEPLETED ZINC BUSINESS - DISPUTE WITH EAGLE PICHER," "LEGAL PROCEEDINGS," and "MANAGEMENT'S DISCUSSION AND ANALYSIS." We do not know whether Eagle-Picher will ever develop its technology to the point where it can supply the necessary quantities of silicon-28. Because we are in arbitration with Eagle-Picher, even if they can produce silicon-28 we do not know whether they will permit us to purchase the silicon-28 from them on favorable terms.



     We have identified other sources available for supplying silicon-28, but those sources are not domestic. We have not placed large orders with these suppliers because of the cost involved. At an expected cost of approximately $25.00 per gram, 200 kilograms would cost approximately $5.0 million. In addition, certain other possible sources for bulk quantities of silicon-28 are in the process of developing their technology and are not in commercial production. In June 2001 we placed an order for sample quantities of silicon-28 in the form of trichlorosilane with a Russian supplier. An initial sample was received in August 2001 for the evaluation of chemical purity, and a larger sample (anticipated to be delivered in the fourth quarter of calendar 2001), will be evaluated to determine whether trichlorosilane from this supplier will provide acceptable silicon-28 epitaxial wafers. If we can use trichlorosilane from this supplier for our purposes and if we can obtain it at a reasonable price and on reasonable terms, and subject to financing, we expect to place an order for sufficient trichlorosilane to produce 200 kilograms of silicon-28.



     We anticipate very little revenue from silicon-28 based products in fiscal 2002, as we are still developing this business. Nonetheless, if we are able to complete our development efforts successfully and market silicon-28 based products, we project significant revenues in subsequent fiscal years.



     We are also examining other semiconductor materials including gallium and zinc. As with silicon, gallium and zinc have multiple, naturally occurring stable isotopes. Our development program for gallium, which we began in October 2000, is similar to the one outlined above for silicon-28. At this time we have begun funding development of separation technology and procuring small amounts of isotopically pure gallium-69 and gallium-71 as trimethylgallium for use in chemical vapor deposition reactors. In October 2001, we also delivered a small amount of zinc-64 oxide to Cermet, Inc., for the manufacture of single crystal zinc oxide wafers and intend to procure isotopically pure zinc-64 as diethylzinc for use in chemical vapor deposition reactors.


DISTRIBUTION METHOD

     We operate sales offices in Columbia, Maryland; Dusseldorf, Germany; and Leipzig, Germany. We also identify customers through industry sales journals, website identification and trade shows. In addition, many customers come to us by referral from existing customers. There are a limited number of suppliers in the isotope industry and, therefore, most customers are aware of the products and services we offer. Customers directly place the orders and we either ship directly to the customer through our sales offices or the product is shipped directly from the supplier. We use commercial courier services such as Federal Express and DHL to ship all products.

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SIGNIFICANT CUSTOMERS


     At July 31, 2001, three customers accounted for approximately 47% of total net accounts receivable. These three customers accounted for approximately 43% of net revenues for the three months ended July 31, 2001. At April 30, 2001, five customers accounted for approximately 50.2% of total net accounts receivable. At July 31, 2001, two customers accounted for approximately 50% of the German segment's net accounts receivable. These two customers accounted for approximately 44% of the German segment's net revenues for the three months ended July 31, 2001. One customer accounted for approximately 23.3% of the German segment's accounts receivable at April 30, 2001.


RESEARCH AND DEVELOPMENT


     Consistent with our product development strategy, we are seeking to identify and evaluate new stable and radioactive isotope products and potential markets for economic and technical feasibility. We will, in addition, continue funding research and development to improve technologies for isotope separation and materials processing technologies. During fiscal 2001 and 2000, research and development expenses were $1.134 million and $1.224 million, respectively.



     In fiscal 2001, we focused our research and development efforts on the production of high chemical-purity silicon-28 silane gas, silicon-28 trichlorosilane and silicon-28 epitaxial wafers. Through IPRC (which we owned 100% through January 31, 2001), we also performed research and development for the recovery and recycling of zinc from various sources such as scrap metals, including galvanized steel and brass, and electric arc furnace dust.



     In fiscal 2000, we focused our efforts on the production of high chemical-purity silicon-28 silane gas and silicon-28 epitaxial wafers as described above; and the zinc recovery and recycling, also as described above.



     We transferred the zinc recovery program in conjunction with the sale of our former subsidiary to Interpro Zinc, LLC and we are no longer directly engaged in research and development efforts for zinc recovery and recycling. (We continue to be engaged in these efforts indirectly through our 25% ownership of Interpro Zinc, LLC.)


SILICON-28.

     To expand our capacity and to ensure product quality, we were proceeding to build our own silane gas facility in Golden, Colorado. We have postponed building this plant due to Eagle-Picher's inability to supply silicon-28. We will continue to use outside sources to perform processing as required for our needs until circumstances and financing warrant proceeding with our contemplated facility.


     In August 2001, we entered into a marketing agreement with a major wafer manufacturer. We will supply silicon-28 as trichlorosilane to the wafer producer for the manufacture of silicon-28 epitaxial wafers. These wafers will be supplied to interested customers worldwide for evaluation in a number of semiconductor devices. This agreement is critical in assuring that silicon-28 epitaxial wafers will be available to meet the increasingly stringent quality demands of the semiconductor industry. Any revenues generated under this agreement will be split 50-50 with the wafer manufacturer.


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     In May 2001, we entered into a one-year silicon-28 joint development program with Advanced Micro Devices (AMD), a major microprocessor manufacturer. We will supply AMD with silicon-28 wafers. AMD will use our products to make and rigorously test state-of-the-art microprocessors to accurately quantify the benefits of high thermal conductivity silicon-28 in this application. We expect to use the results of the testing program to find the proper balance between performance and cost. In addition to AMD, another major microprocessor manufacturer is currently evaluating silicon-28 epitaxial wafers that were delivered in September 2000.



     In fiscal 2001, we delivered a second batch of epitaxial wafers to Cypress Semiconductor, and we also sold a small quantity of silicon-28 epitaxial wafers to two Japanese semiconductor manufacturers for their evaluation.



     In fiscal 2001, we entered into two new research programs at universities;



     o The University of Texas (Austin) will evaluate the use of silicon-28 epitaxial wafers as substrates for SiGe:C based transistors, and

     o The University of California (Santa Cruz) will use silicon-28 epitaxial wafers to build novel thermoelectric coolers


     In fiscal 2000, we funded two new university research programs and participated in two others.

     o The first funded program is at Southern Methodist University, Dallas, Texas. The Southern Methodist University Program will measure the thermal conductivity of silicon-28 thin films with various electrical dopants, and model the effect of epitaxial layer thickness on the temperature of silicon and gallium arsenide transistors. This program is still underway.

     o The second funded program was at North Carolina State University, Raleigh, North Carolina. The North Carolina State University Program modeled and built power semiconductor devices and determined the effect of silicon-28 epitaxial layers on the device's temperature distribution. This program has been completed, and the unpublished results indicate that significantly smaller leakage currents were found in diodes built on silicon-28 wafers, as compared to natural silicon wafers, indicating that lower temperatures were achieved.


     o Innovations for High Performance Microelectronics (IHP), a German research organization, is evaluating silicon-28 epitaxial wafers in their SiGe:C technology being developed for wireless telecommunications applications. This program is still underway.

     o DIMES, a research organization associated with Delft University in the Netherlands is evaluating silicon-28 SOI wafers to determine if improved cooling can be accomplished. This program is still underway.



     Additionally, in fiscal 2000, we entered into a Cooperative Research & Development Agreement with Lawrence Berkeley Laboratory in Berkeley, California, to study the properties of various silicon isotopes. This agreement is part of a U.S. Department of Energy program to re-deploy Russian nuclear weapons technology to commercial applications. Delays within the Department of Energy have pushed the start of this program to our fiscal year 2002.


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


     We also supplied silicon-28 silane gas to ATMI, Inc. in Danbury, Connecticut, and will participate in their Office of Naval Research funded program to investigate isotopically pure silicon carbide. Initial data from this program have shown an improvement in the thermal conductivity of isotopically pure silicon carbide epitaxial layers. This is the first data that we are aware of that has shown improvement in an isotopically modified compound semiconductor. This program is still underway.



     During fiscal 1999, we signed a joint research and development agreement with Silex Systems, Ltd. The agreement calls for Silex to partially fund some of our development activities and for Silex to assess the feasibility of building a silicon isotope separation plant using Silex's patented laser isotope separation process. This agreement reflects our effort to ensure a large supply of silicon isotopes at a reasonable cost to support the large-scale manufacture of isotopically pure silicon wafers. According to Silex, in 2001 they started a stable isotope separation program that includes silicon.



     The adoption of silicon-28 by semiconductor manufacturers will depend on the outcome of the evaluations underway. Even though silicon-28 is a one-for-one substitution for normal silicon, semiconductor companies are very conservative about changing anything in their manufacturing process, for fear that their yields will suffer. Typically the testing sequence at these companies is:



     1) A detailed analysis of the silicon-28 wafers to make sure that they are equivalent to standard wafers and that their is no risk of contamination to the semiconductor fabrication facility or other wafers in process,

     2) Manufacture and testing of test transistors to ensure that the electrical parameters are unchanged,

     3) Gate oxide integrity testing as a function of oxide thickness to determine any changes from standard wafers,

     4) Manufacture and testing of a device using a well documented (generally older) technology to determine any yield or performance improvements,

     5) Manufacture and testing of a device using state-of-the-art technology to determine any yield or performance improvements. Depending on the specific company, this could be technology already in production or technology scheduled for future production such as 0.18 or 0.13 micron design rules,

     6) Repeat step 5 with a sufficient quantity of wafers from a qualified wafer supplier to generate a statistically valid conclusion, and finally

     7) Production planning for the introduction of a new product based on silicon-28.



     This a very time consuming process. While several companies are well into in the evaluation process, we do not expect the introduction of products based on silicon-28 wafers in our fiscal year 2002, and therefore do not expect significant revenues from silicon-28 product sales in fiscal 2002.


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OTHER SILICON ISOTOPES.



     We have an oral agreement with Voltaix, Inc. of North Branch, New Jersey to act as a distributor of our products for the ion implantation industry. The first product sold in accordance with the Voltaix agreement is silicon tetrafluoride enriched in the silicon-29 isotope. This isotopically enriched material allows higher beam currents and higher productivity than the natural silicon tetrafluoride currently used in the gallium arsenide industry today.


ZINC RECOVERY AND RECYCLING.


     Until February 1, 2001, we owned 100% of IPRC. It had been engaged in contract research and development activities. During the course of its contract research and development activities, IPRC was introduced to a patented technology using chlorine gas to recover and recycle zinc from galvanized steel scrap. Because we sold IPRC effective February 1, 2001, we do not expect to incur additional research or development expenses relating to zinc recovery and recycling, and we are no longer involved in this or any related activities. We received a 25% interest in the purchaser and, therefore, still retain an interest should the purchaser's research and development of zinc recovery prove to be successful.



PATENTS AND PROPRIETARY RIGHTS



     We rely primarily on a combination of trade secrets, confidentiality procedures and contractual provisions to protect our technology. Despite our efforts to protect our rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our technology and products is difficult. In addition, the laws of many countries do not protect our rights in information, materials and intellectual property that we regard as proprietary to as great an extent as do the laws of the United States. There can be no assurance that our means of protecting our rights in proprietary information, materials and technology will be adequate or that our competitors will not independently develop similar information, technology, or intellectual property. SEE "RISK FACTORS."



     We currently have no patents in our own name, although we have filed several patent applications. We have rights to several isotopically engineered innovations regarding electronic and optical materials, which we believe may be patentable. Ongoing work in the area of isotope separation by chemical means (which is currently being performed by outside entities) may also lead to patentable inventions.



     In April 1999, we announced that we had entered into an exclusive licensing agreement with Yale University that entitles us to exclusive intellectual property rights to patents covering semiconductor devices derived from isotopically engineered materials. The license requires payment by us of a royalty based on a percentage of our, or our sublicensees', net sales of products derived from technology covered by the Yale patents (#5,144,409, dated September 1, 1992, and #5,442,191, dated August 15, 1995). Each of these patents expire seventeen years after issuance.


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COMPETITION

     Many of our potential competitors, are larger and have significantly greater financial, technical, marketing and other resources than us. Some of our competitors may form partnerships or alliances with large pharmaceutical or electronics companies, with the resulting entity possessing greater market strength than we have. We face competition relative to many of our products, including:

STABLE ISOTOPE LABELED COMPOUNDS AND DIAGNOSTIC BREATH TEST PRODUCTS.

     Several companies compete with us for a piece of the stable isotope labeled compounds market. We will have additional competitors if we offer diagnostic breath test products and additional stable isotope label compounds in the future. Two of these companies, Cambridge Isotope Laboratories Inc. and Isotec, Inc., have their own isotope separation facilities, while all of our competitors produce some combination of stable isotope labeled compounds and diagnostic breath test substrates. We are aware of at least one company in the United States who has received FDA approval for a carbon-13 Urea Breath Test, a specific type of diagnostic breath test. Several companies in Europe have also received regulatory approval for diagnostic breath tests. Our principal current competitors and potential competitors also include:

     o    Euriso-top,

     o    Aldrich Chemicals,

     o    Icon Services,

     o    Omicron,

     o    C/D/N Isotopes and

     o    Martek Biosciences.

SEMICONDUCTOR MATERIALS.

     Although we have not yet identified significant competitors in the semiconductor markets, numerous companies in the United States and throughout the world are currently manufacturing semiconductor materials and are working to improve the thermal conductivity and other beneficial characteristics of semiconductor materials. Many of these companies are larger than Isonics and have significantly greater financial resources at their disposal. Given the size and importance of these potential markets, we anticipate that substantial competition will emerge as the markets develop.

SUMMARY.

     Many of the areas in which we either compete or intend to compete are rapidly evolving. Competition may develop a patentable product or process that may prevent us from competing in our intended markets. While we expect to compete primarily on the basis of product performance, proprietary position and price, in many cases the first company to introduce a product to the market will obtain at least a temporary competitive advantage over subsequent market entrants.

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MANUFACTURING AND SUPPLY

     We obtain stable isotopes from a variety of isotope sources, primarily located in Russia or other former Soviet republics. We may invest in our own isotope production facilities in the future upon our determining the optimum production technology for a given isotope or family of isotopes. Other facilities elsewhere in the world, including the Oak Ridge National Laboratory in Oak Ridge, Tennessee, and private and pseudo-governmental facilities in Great Britain, Germany, the Netherlands and the Republic of South Africa, have the potential to produce stable isotopes.


     To date, we have only been able to obtain limited quantities of silicon-28 for use in manufacturing epitaxial wafers. We are testing supplies of silicon-28 to determine their suitability for the manufacture of a bulk wafer needed to continue our silicon-28 research and development program discussed above. We believe that we will be able to obtain adequate supplies of silicon-28, but we are unable to commit to the suppliers because of our lack of working capital. We do not anticipate that Eagle-Picher will be a source of supply of silicon-28 to us during the continuation of the arbitration process even if they resolve their technical problems and are able to produce the product.



     We have historically depended on a limited number of suppliers and processors for most of our manufacturing processes. Except for our agreement with Eagle-Picher (which Eagle-Picher has defaulted on), we do not have any written agreements with our suppliers and processors. Although we attempt to reduce our dependence on our suppliers, disruption or termination of any of the sources could occur, and such disruptions or terminations could have at least a temporary, materially adverse, affect on our business, financial condition, and results of operations. Moreover, a prolonged inability to obtain alternative sources for processing could have a materially adverse affect on our relations with our customers.


GOVERNMENT REGULATION

     Regulation by government authorities in the United States and other countries is a significant consideration in the research, development, production, distribution and marketing of our products. In order to clinically test, manufacture, distribute, market and sell products, we must follow safety and other standards established by applicable regulatory authorities. We may be subject to various laws, regulations and requirements relating to such matters as the import and export of our products, ensuring safe working conditions, laboratory and manufacturing practices, and the use, storage and disposal of hazardous or potentially hazardous substances used in connection with our research, development and manufacturing activities. The regulations potentially material to our business are summarized below.

FDA REGULATION

     We are not currently subject to any FDA regulation because we do not currently manufacture any Diagnostic Breath Tests, drug products or other medical devices. Our customers may in many cases be subject to FDA regulation. However, if we test, manufacture, market, distribute, export or sell diagnostic products or medical devices in the future, we will also likely be subject to extensive regulation nationally and internationally. We have not yet determined from what specific countries, other than the United States, we might seek regulatory approvals to market such products, though we anticipate seeking approval in Europe and Japan. We intend to develop products that are subject to rigorous pre-clinical and clinical testing both domestically and internationally.

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     Because of these regulatory hurdles, products developed by us may not meet the requisite standards to receive marketing approval. Nor is there any guarantee that such approval will be granted on a timely basis, if at all, or that such products if approved will be commercially successful. Delays and costs in obtaining these regulatory approvals could adversely affect our ability to commercialize our products and our ability to generate revenues. Even if regulatory approvals for a product are obtained, such approvals may involve restrictions and limitations on the labeling and clinical use of the product. Following market approval, the product will continue to be subject to compliance with applicable federal and state laws and regulations.

DIAGNOSTIC MEDICAL DEVICE PRODUCTS

     Our carbon-13 based proposed diagnostic products may be regulated as medical devices. Diagnostic products may be subject to one of two marketing approval procedures. One procedure, known as a "510(k) review," is available when the manufacturer can demonstrate that the proposed product is "substantially equivalent" to another product that either was in commercial distribution in the United States before May 28, 1976, or that has been subsequently classified as a Class I or Class II medical device. When a 510(k) review is used, a sponsor is required to submit a Pre-Market Notification to the FDA at least 90 days before it plans to initiate commercial distribution of the product.

     Where there is no existing legally marketed product "substantially equivalent" to a contemplated product, the sponsor is required to seek marketing approval of the product by a different process. This process, a Pre-Market Approval application, implicates a lengthy, more burdensome procedure that would likely require clinical studies. Together with the FDA review of the Pre-Market Approval, this application process may take three-to-five years before commercial marketing can occur. Of course, we do not know whether the FDA will determine that any future product we develop will have an intended use and characteristics that qualifies the product for commercial distribution for clinical use under 510(k) Pre-Market Notification. Thus, Pre-Market Approvals may be required for some or all of our future contemplated and proposed products.

     We have not developed any product that requires any clearance procedure with the FDA, and no such product is under active development. We believe that any Diagnostic Breath Test instruments we develop in the future will be eligible for marketing under a 510(k) Pre-Market Notification, but that the substrate would require approval of a New Drug Application. We believe that clinical studies would be required to obtain FDA approval of the 510(k)/New Drug Application for the DBT instrument/substrate and would be conducted under an investigational device exemption approved by the FDA. An investigational device exemption normally restricts the transfer of an investigational device to a limited number of institutions for a limited number of investigators. The FDA may not allow us to conduct such clinical studies. Furthermore, such studies may not provide the data necessary to obtain the approval of the 510(k)/New Drug Application for any DBT or other product that we may develop. Moreover, the FDA may not provide the necessary approval of the 510(k)/New Drug Application in a timely manner, if at all.

     In addition, use of DBTs and other diagnostic products that we develop may be subject to regulation under the Comprehensive Laboratory Improvement Act of 1986. Under this Act, clinical laboratories must be certified to perform diagnostic tests. Such certification specifies the highest "complexity level" of tests that the laboratory can perform. The specific complexity level of a given diagnostic product is determined by the U.S. Centers for Disease Control. Our ability to successfully market diagnostic products within the U.S. may depend on our obtaining a complexity level determination that allows the broadest use. We may not obtain such complexity level determination in a timely manner, if at all. Failure to obtain the requisite complexity level may have a material adverse effect on us and our operations.

DRUG PRODUCTS

     We have not yet developed any drug products, as defined by the FDA, and our research and development efforts for such products are only in the very preliminary stages. The development and marketing of drugs is highly regulated by the FDA. Development of a drug product for use in humans is a multi-step process. First, laboratory and animal testing establish reasonable safety and potential efficiency of the experimental product for testing in humans. After the general investigative plan and protocols for specific human studies are developed, an investigational new drug application is submitted to the FDA for approval. Once approved, clinical investigations may commence.

     Following the successful completion of clinical trials, the accumulated clinical evidence is submitted to the FDA as part of a new drug application. Approval of the New Drug Application is necessary before a company may market the product. The approval process can be lengthy, frequently taking one, two or more years after submission. Timely approval depends in part upon the speed of the FDA's application review and the time required for the company to provide satisfactory answers or additional data when specified by the FDA. A New Drug Application may not be approved in a timely manner, if at all. Failure to obtain such approvals would prevent us from commercializing our products and would have a material adverse effect on our business. Furthermore, the process of seeking and obtaining FDA approval for a new product generally requires substantial funding. We cannot now say that we will have the funds to pursue such approval.

CURRENT GOOD MANUFACTURING PRACTICES  AND OTHER CONTROLS

     The FDA also has extensive regulations concerning manufacturing of regulated products in accordance with current good manufacturing practices. If we commence the manufacture of any products subject to FDA regulation (and we are not currently manufacturing any such products), we will have to comply with current good manufacturing practices and we will have to ensure, compliance by our third-party manufacturers. Continued compliance with such practices is required to market both drugs and medical devices once they are approved. Failure to comply with the current good manufacturing practices regulations or other applicable legal requirements can lead to the seizure of non-complying products, injunctive relief actions brought by the federal government and potential criminal investigation and prosecution of violators and its officers and employees who are responsible for the activities that lead to the violations.

OTHER GOVERNMENT REGULATION

     The import, export, handling, transportation, sale, storage and other activities undertaken in connection with our non-medical products are subject to, or potentially subject to, significant federal, state, local and foreign government controls pertaining to hazardous chemicals, import export controls and other matters. These regulations are complex, pervasive, and constantly evolving. Our ability to effect and maintain compliance with these controls is important to our commercial success. We are not currently engaged in any activities that may require us to incur significant expenses related to environmental compliance.

     We rely predominantly on Russian and U.S. freight carriers to handle and deliver all our shipments, and utilize domestic overnight courier services for shipments to our customers. These carriers must comply with Department of Transportation regulations in the shipping and packaging of the stable isotope chemicals. We must also comply with Department of Transportation regulations when packaging material kept in inventory for domestic shipment. As required under federal and state law, we have prepared Material Safety Data Sheets, which are enclosed with each product shipment. We must periodically update these Data Sheets based on new literature reports.

     The shipments received at our Columbia, Maryland facility are subject to Federal and State regulations pertaining to hazardous chemicals and hazardous waste disposal. These shipments are stored in an area of the facility designated for such materials. We believe we are in compliance, in all material respects, with applicable federal and state environmental regulatory requirements.

     The shipments from Russian manufacturing sources now enter the U.S. duty free (without tariff). If the shipments become subject to tariff, we may not be able to sell the imported products. Further, the products may cease to be commercially viable because of these increased tariff costs.

     The Nuclear Regulatory Commission has authority to regulate importation and exports of deuterium containing chemicals whose ratio of deuterium atoms to hydrogen atoms exceed 1:5,000. At present, the deuterium containing compounds that we import do not require any special licenses or importation authorization. The Nuclear Regulatory Commission regulates exports of deuterium containing chemicals under general license. We will not be able to ship these chemicals to countries that require a special license for such shipments. None of these countries represents significant current or expected future markets for our products.

     Our facilities and employees must also comply with environmental and other regulations concerning our operations. Failure to ensure compliance with such federal, state, or local laws and regulations could have a material adverse effect on us.

     In addition, the manufacture, distribution and export of some of our current or potential products and technology may be subject to governmental controls pertaining to materials and technology that have potential military, nuclear power or nuclear weapons purposes. These controls include export license requirements or other restrictions. We may be unable to obtain or maintain such licenses. Further, the failure to obtain or maintain such licenses, or comply with other restrictions that might be placed on such manufacturing and exports, may have a material adverse effect on us and our operations.

PRODUCT LIABILITY AND INSURANCE

     Our business exposes us to substantial product, environmental, occupational and other liability risks. These risks are inherent in product research and development, manufacturing, marketing, distribution, and in the use of our products and operations. We have product liability insurance (which currently expires April 30, 2002) in order to protect ourselves from such potential exposures, however there can be no guarantee that upon expiration of our current coverage that adequate insurance coverage will be available, and at an acceptable cost. Furthermore, a product liability or other claim could materially and adversely affect our business or financial condition. The terms of our customer agreements provide that liability is limited to our standard warranty to replace non-conforming product, and liability for consequential damages caused by the improper use of our products is limited by contractual terms. Nevertheless, one or more third parties could file suit against us based on product liability, breach of warranty or other claims. The foregoing contract clauses might effectively limit our liability in any such actions.

EMPLOYEES


     As of October 5, 2001, we had 15 full and part-time employees. Five of our employees have Ph.D.s in scientific or engineering disciplines. Approximately five employees are involved in research and product development, two in sourcing, and eight in business development and administration. An employee's responsibilities may also encompass areas other than his or her primary area of responsibility. We consider our relations with our employees to be good. None of our employees is covered by a collective bargaining agreement.


PROPERTIES

     We relocated our headquarters to Golden, Colorado in December 1998, into facilities leased by IPRC. This lease expires in June 2002. Following the sale of IPRC in February 2001, we entered into a cooperation agreement with Interpro Zinc, LLC that allows us to continue to use the facility for a total cost to us of approximately $2,500 per month through December 31, 2001.

     We lease 1,750 square feet of office space in Columbia, Maryland that expires December 1, 2003. Chemotrade leases office space in Dusseldorf and Leipzig, Germany that expires July 31, 2003. IUT leases production and administration facilities in Berlin, Germany.

LEGAL PROCEEDINGS


     We are involved in an arbitration matter pending before the American Arbitration Association in Dallas, Texas (the "AAA") involving our dispute with Eagle-Picher. We filed this arbitration demand on March 26, 2001, and Eagle-Picher filed a competing claim. These competing claims have been consolidated into a single proceeding (No. 71Y1980017501) before the AAA in which Eagle-Picher is the claimant, and we are the respondent and counter-claimant. The arbitration hearing has been scheduled for April 2002. We have been informed by our legal counsel that it will likely take a minimum of six-to-nine months or longer to complete the arbitration phase.

     The matter derives from the Asset Purchase Agreement between Eagle-Picher and the Company dated November 30, 1999 and completed on December 1, 1999, which contemplated the completion of a number of different transactions:



     We sold our depleted zinc business to Eagle-Picher for total consideration of $8.2 million, of which we have received $6.7 million and Eagle-Picher has defaulted on at least the first installment of the remaining amount due and we anticipate that Eagle-Picher will default on the remaining payments as well.

     Eagle-Picher promised to deliver to us by no later than December 31, 2000, 200 kilograms of silicon-28 to be used in our research and development activities. Eagle-Picher has defaulted on this obligation.

     We signed a long-term isotope supply agreement with Eagle-Picher and placed an order to purchase 300 kilograms of silicon-28 pursuant to that agreement. Eagle-Picher has defaulted on this obligation.

     We gave Eagle-Picher a warrant to obtain 4,000,000 shares of our common stock, however, these warrants and the underlying shares, were contingent upon the delivery of 200 kilograms of silicon-28 by Eagle-Picher by December 31, 2000. Eagle-Picher exercised its warrant, under a net exercise provision in the warrant agreement, and we issued 3,130,435 shares of our common stock to Eagle-Picher in March 2000. Because Eagle-Picher exercised its warrant pursuant to the terms of the net exercise provision, Eagle-Picher did not pay us cash. Eagle-Picher disputed our calculation and believed we should have issued it an additional 155,279 shares of common stock. We believe Eagle-Picher improperly exercised the warrant because of its failure to execute the required subscription agreement and because of its failure to deliver silicon-28 as agreed. We had retained the certificate pending Eagle-Picher's performance under its agreements, and surrendered the certificate and cancelled the shares on February 20, 2001.


     Eagle-Picher has claimed that the Company failed to disclose that a principal purchaser of depleted zinc had advised the Company that it did not intend to purchase further depleted zinc from the Company after the expiration of the then-existing purchase order. While we do not believe Eagle-Picher's claims are accurate, subsequently, Eagle-Picher negotiated a termination of this then-existing purchase order with this purchaser. The Company has denied any liability to Eagle-Picher, and has affirmatively stated that, in any event, it had fully disclosed the status of the arrangement with the purchaser to Eagle-Picher, and that no action taken or omitted by the Company has resulted in any damages to Eagle-Picher. Eagle-Picher has claimed damages of up to $10,000,000.

     Our claim for damages against Eagle-Picher includes a number of separate components, resulting under the Asset Purchase Agreement and the Isotope Supply Agreement. These components are generally as follows:

     o Eagle-Picher has failed to pay us $500,000 that was due November 30, 2000, under the Asset Purchase Agreement for the sale of our depleted zinc business. We have also claimed anticipatory breach of two additional $500,000 payment obligations due November 30, 2001 and 2002, respectively.

     o Eagle-Picher has failed to deliver to us 200 kilograms of silicon-28 on or before December 31, 2000, as required by the Asset Purchase Agreement. We gave Eagle-Picher the 30 days notice of this failure, and, after Eagle-Picher failed to cure its default during that period, we cancelled the warrant to purchase 4,000,000 shares issued to Eagle-Picher and also cancelled the underlying shares.

     o Eagle-Picher has wrongfully refused to honor a purchase order for 300 kilograms of silicon-28 which we submitted under Eagle-Picher's agreement to supply silicon-28 to us "commencing upon Eagle-Picher's completion of the delivery requirements" for the 200 kilograms of silicon-28. In addition, we are claiming anticipatory breach of the ten-year supply agreement for future years.


     Eagle-Picher's principal defense to the breach of its various obligations appears to be its claims that it is technically difficult to produce silicon-28 at Eagle-Picher's production facility in Oklahoma. Eagle-Picher refers to its inability to produce silicon-28 at its plant as a FORCE MAJEURE which Eagle-Picher believes entitles Eagle-Picher to delay its obligations to deliver silicon-28. We believe that Eagle-Picher's technical difficulties do not meet the legal definition of FORCE MAJEURE per our agreements.


     We are claiming damages against Eagle-Picher of $75,500,000. We have cancelled the warrant and the shares of common stock underlying the warrant. Eagle-Picher has denied our claims.


     This arbitration proceeding is currently in the initial stages of discovery. Consequently, it is premature for us to predict any likely outcome. We intend to vigorously defend against Eagle-Picher's claim and to prosecute our own claims against Eagle-Picher until successfully resolved or a settlement is reached.


CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     None.

                                   MANAGEMENT

     The following table sets forth the names and ages of all the Directors and Executive Officers of Isonics, and the positions held by each such person as of October 5, 2001. The directors each serve until their successors are duly elected and qualified; officers are appointed by, and serve at the pleasure of, the Board of Directors.


NAME                                  AGE        POSITION
----                                  ---        --------
James E. Alexander                    52         President, Chief Executive Officer, Treasurer, and
                                                 Chairman of the Board

Boris Rubizhevsky                     50         Senior Vice President, Vice Chairman and Director

Daniel J. Grady                       47         Vice President, Life Sciences

Stephen J. Burden                     52         Vice President, Semiconductor Materials

John V. Sakys                         33         Vice President, Chief Financial Officer and Secretary

Herbert Hegener                       55         Managing Director of Chemotrade

Lindsay A. Gardner (1)(2)             50         Director

Richard Parker (1)(2)                 58         Director

Larry J. Wells (1)(2)                 58         Director


(1)  Member of the Compensation Committee.

(2)  Member of the Audit Committee.

     Each of the directors holds office until the next annual meeting of shareholders and until his or her successor is elected and qualified or until his or her earlier death, resignation, or removal. Each officer serves at the discretion of the Board.

     JAMES E. ALEXANDER is our co-founder. He has served as our President, Chief Executive Officer and as a director since our inception. Mr. Alexander has worked full-time for Isonics since January 1994. From June 1972 to December 1993, he worked in a variety of technology positions at General Electric Corporation in the aircraft engine and nuclear power divisions, most recently as Manager of Technology Programs. Mr. Alexander received his Bachelors degree in Metallurgical Engineering from the University of Cincinnati and performed graduate work in materials science there. He earned a Masters degree in Business Administration from Santa Clara University.

     BORIS RUBIZHEVSKY is a co-founder of Isonics and has been Senior Vice President and a director since our inception. Mr. Rubizhevsky became Vice Chairman in March 1997 and has worked exclusively for Isonics during this time. From November 1986 through December 1994, he owned and operated SAR Marketing, a consulting firm providing business advice and services to large multinational corporations. From June 1977 to May 1986, Mr. Rubizhevsky worked at General Electric Corporation as Business Development Manager in various international locations. He received his Bachelors degree in Engineering from Stevens Institute of Technology.

     DR. DANIEL J. GRADY joined us as Vice President, Life Sciences in 1995. From March 1994 through September 1995, Dr. Grady was Vice President of Research and Development at Sopha Medical Systems, a medical diagnostic imaging equipment manufacturer. From April 1991 until March 1994, he served as Marketing Manager, Nuclear Energy for General Electric Corporation. From May 1988 through March 1991, Dr. Grady served as Software Engineer Manager, Nuclear Medicine for General Electric in England. From October 1984 through May 1988, he served as Clinical Applications Manager for General Electric Nuclear Medicine. Between June 1981 and October 1984, he served as Engineering Analysis Section Head for TRW. Dr. Grady received his Bachelors and Masters degrees and Ph.D. in Nuclear Engineering from the University of Michigan.

     DR. STEPHEN J. BURDEN joined us in January 1997 as Director of Research & Development. He was promoted to Vice President, Semiconductor Materials effective January 1, 1999. From 1993 to 1997, Dr. Burden was Director of Product Development at sp3, Inc., a manufacturer of diamond-coated tools. From 1984 to 1993, he was Manager of Advanced Materials R&D at GTE Valenite, a subsidiary of GTE Corporation, a manufacturer of cutting tools. From 1974 to 1984, Dr. Burden was employed by General Electric Corporation in various capacities. Dr. Burden received his Ph.D. and Masters of Science degrees in Materials Science and Engineering from Drexel University, and his Bachelors degree in Science Engineering from Northwestern University. Dr. Burden also has an MBA from the University of Michigan.


     JOHN SAKYS joined us in May 2001 as Controller. He was promoted to Vice President, Chief Financial Officer effective September 3, 2001. From September 2000 to April 2001 Mr. Sakys was controller of AuraServ Communications. From July 1998 to September 2000 Mr. Sakys was Director of Financial Reporting for Media One, Inc. From December 1994 to July 1998 Mr. Sakys was an audit manager at Ernst and Young LLP. From September 1990 to December 1994 Mr. Sakys was employed at Arthur Andersen LLP in various capacities. Mr. Sakys received his Bachelors degree in Business Economics with an emphasis in accounting from the University of California at Santa Barbara and is a Certified Public Accountant.


     HERBERT HEGENER is a co-founder of Chemotrade and has served as its President since its formation in 1991. From 1988 to 1991, Mr. Hegener was with Medgenix Deutschland GmbH-Dusseldorf, Germany. He was Medgenix Deutschland's Managing Director when he left Medgenix Deutschland to found Chemotrade. From 1973 to 1988, Mr. Hegener worked at the Hempel Group, Dusseldorf, Germany, in various management positions. Mr. Hegener is a specialist in stable and radioactive isotopes. He has degrees in chemistry and economics.

     LINDSAY A. GARDNER was elected a director in September 1993. Ms. Gardner is currently Director, Corporate Development and Strategic Planning for Menasha Corporation. From 1991 to 2001, Ms. Gardner was President of LG Associates, a U.S.-based management consulting firm providing strategic planning and materials management expertise to foreign company affiliates of U.S. companies in developing countries. During her tenure at LG Associates, Ms. Gardner resided in Moscow, Russia from September 1991 to January 1994, and Beijing, China from January 1994 to April 2000. She currently resides in Appleton, Wisconsin. From 1977 to 1991, Ms. Gardner worked for General Electric Corporation in a variety of management and functional positions including international marketing, quality assurance and supply chain management. Ms. Gardner received a Bachelors degree in International Economics from The George Washington University Elliott School of International Affairs and earned a Masters of Business Administration from the University of Louisville.

     RICHARD PARKER has served as a director since August 1998. Mr. Parker is presently Vice-President of Distribution Sales for Cypress Semiconductor and has held that position since December 1997. Previously, Mr. Parker was Director of Sales for Cypress from April 1984 to December 1997. Prior to joining Cypress, he held various sales and marketing management positions at Fairchild Semiconductor from 1973 to 1984. He received a Bachelors degree in Education from the University of North Dakota.

     LARRY J. WELLS was elected a director of Isonics in January 2000. Since 1989, Mr. Wells has been a general partner of SVP Management Company, the management company for Sundance Venture Partners, L.P., a venture capital fund. From 1983 to 1989, Mr. Wells served as Vice President of Citicorp Venture Capital. He left Citicorp to become Senior Vice President of Inco Venture Capital. Mr. Wells is also a director of Cellegy Pharmaceuticals, Identix, Inc., as well as several privately held companies. Mr. Wells received his Bachelors degree in Economics and earned a masters degree in Business Administration from Stanford University. Mr. Wells was previously a director of Isonics from September 1996 through December 1998.

     There are no significant employees who are not also directors or executive officers as described above. As of April 30, 2001, and subsequently, there were and are no family relationships among the officers, directors or any person chosen by the Company to become a director or officer. No arrangement exists between any of the above officers and directors pursuant to which any one of those persons was elected to such office or position. There are no material legal proceedings pending against Isonics, although Isonics is involved in an arbitration proceeding that is material. SEE "LEGAL PROCEEDINGS."

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             HOLDERS AND MANAGEMENT


     The following table sets forth information regarding the ownership of the our common stock as of October 5, 2001 by: (i) each director or nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and
(iv) all those known by us to be beneficial owners of more than five percent of our common stock.



                                                     BENEFICIAL OWNERSHIP
BENEFICIAL OWNER                                       NUMBER OF SHARES      PERCENT OF TOTAL
----------------                                     --------------------    ----------------
James E. Alexander (1)                                     1,950,167              20.3%
Boris Rubizhevsky (2)                                      1,695,865              17.6%
Stephen J. Burden (3)                                        290,370               3.0%
Daniel J. Grady (4)                                          244,438               2.5%
Herbert Hegener (5)                                           48,600               0.5%
Lindsay Gardner (6)                                          299,761               3.1%
Richard Parker (7)                                            50,000               0.5%
Larry Wells (8)                                              117,241               1.2%
John Sakys (9)                                               100,000               1.0%
All executive officers and directors
as a group (9 persons). The address for all of             4,796,442              46.3%
the above directors and executives officers is:
5906 McIntyre Street, Golden, CO 80403
Richard Grossman (10)                                      2,080,809              17.9%
Anfel Trading (11)                                           724,947               7.3%
Silicon Evolution, Inc. (12)                                 500,000               5.0%


(1) Includes: (i) 25,000 shares of common stock underlying options that are currently exercisable; (ii) 45,455 shares of common stock held in the name of The James & Carol Alexander Family Foundation; (iii) 500,000 shares held by wife Carol; (iv) 4,000 shares held by son Jonathan Alexander.

(2) Includes: (i) 1,568,872 shares of common stock held jointly with wife Nancy Eiden Rubizhevsky; (ii) 22,500 shares of common stock underlying options that are currently exercisable; (iii) 39,160 shares of common stock underlying 39,160 warrants to purchase common stock of Isonics; (iv) 33,333 shares of common stock held by wife Nancy Eiden Rubizhevsky; (v) 16,000 shares of common stock held by son Zachary Rubizhevsky; and (vi) 16,000 shares of common stock held by son Ryan Rubizhevsky

(3) Includes 192,887 shares of common stock underlying options of which 155,738 are vested as of October 5, 2001 and which are currently exercisable

(4) Includes 222,965 shares of common stock underlying stock options that are currently exercisable.

(5) Includes 35,000 shares of common stock underlying warrants that are currently exercisable.

(6) Includes 50,000 shares of common stock underlying stock options that are currently exercisable.

(7) Includes 50,000 shares of common stock underlying stock options that are currently exercisable.

(8) Includes 40,000 shares of common stock underlying stock options that are currently exercisable. Also includes 77,241 shares owned by Daystar Partners, L.P. of which an affiliate owned by Mr. Wells, and in which Mr. Wells owns a 9.9% equity interest.

(9) Includes 100,000 shares of common stock underlying stock options of which 25,000 are vested as of October 5, 2001 and which are currently exercisable.


(10) Includes beneficial ownership of the following shares: (i) 43,496 shares of common stock underlying 20,000 shares of Series A Stock and 23,496 warrants owned of record and beneficially by Richard Grossman; (ii) 43,496 shares of common stock underlying 20,000 shares of Series A Stock and 23,496 warrants owned of record and beneficially by Orin Hirschman (of which shares Mr. Grossman disclaims beneficial ownership); (iii) 1,203,411 shares of common stock underlying 553,334 shares of Series A Stock and 650,077 warrants owned of record and beneficially by Adam Smith Investment Partners, L.P.;
     (iv) 246,482 shares of common stock underlying 113,334 shares of Series A Stock and 133,148 warrants owned of record and beneficially by Adam Smith Investments, Ltd.; and (v) 587,420 shares of common stock underlying 587,420 warrants owned of record and beneficially by Adam Smith & Company, Inc., all as set forth on the Schedule 13D filed by such persons on August 12, 1999. The business addresses of Richard Grossman and Orin Hirschman, and the principal executive offices of Adam Smith Investment Partners, L.P. and Adam Smith & Company, Inc., are located at 101 East 52nd Street, New York, New York 10022. The principal executive offices of Adam Smith Investments, Ltd. are c/o Insinger Fund Administration (BVI) Limited, Tropic Isle Building, P.O. Box 438, Road Town, Tortola, British Virgin Islands.


(11) Includes 391,613 shares of common stock underlying 391,613 warrants. The principal executive offices of Anfel Trading Ltd. are c/o M. Andre Zolty, 24 Route De Malagnou, 1208 Geneva, Switzerland. Andre Zolty is the principal and controlling shareholder of Anfel Trading Ltd. and may be deemed to beneficially own these shares.



(12) Includes 500,000 shares of common stock underlying 500,000 shares of Series B preferred stock. The principal executive offices of Silicon Evolution, Inc., are located at 12013 NE 99th Street, Suite 1600, Vancouver, Washington 98682.


     The Series A Stock consists of 1,830,000 shares issued with a liquidation preference of $1.50 per share and a right to convert the shares based on a value of approximately $1.20 per share (but which we are still attempting to determine based on our most recent stock issuance to SEI). As of October 5, 2001, 866,334 shares of Series A Stock have elected to convert into common stock. The conversion right of the preferred stock is on a one-for-one basis. The Series A Stock is entitled to dividends or distributions equal to the amount of the dividend or distribution per share of common stock payable at such time multiplied by the number of shares of common stock then obtainable upon conversion of such Series A Stock. The Redemption Trigger Date for the Series A Stock shall be the business day immediately following the thirtieth consecutive trading day that the average closing price during such trading days (or, if no closing price is reported, the average of the bid and ask prices) of the shares of common stock was above $8.00 per share (which minimum price shall be proportionally adjusted for stock splits, stock dividends, reverse stock splits and any other subdivision or combination of the common stock). After the Redemption Date, Isonics may redeem all or any part of the Series A Stock at its election at any time and from time to time. The Series A Stock is convertible into common stock at the option of the holder until and unless Isonics chooses to redeem such shares on the basis of one share of common stock per share of Series A Stock and, until converted, each share of Series A Stock is entitled to one vote at any meeting of Isonics' shareholders.

     We have also issued 500,000 shares of our Series B Convertible Preferred Stock. We issued the Series B Stock to Silicon Evolution, Inc. in consideration of a license agreement. We may terminate the license agreement if certain future events do not occur and, in that case, we will cancel the Series B Stock issued to Silicon Evolution. The Series B Stock will automatically convert into common stock on a share-for-share basis if the shareholders approve our recapitalization proposed for their consideration at the Annual Shareholders Meeting, scheduled to be held on November 13, 2001.


     We know of no plans or arrangement that will result in a change of control at Isonics.

             SECTION 16(b) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

SECTION 16(a) DISCLOSURE

     Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires Isonics' directors, executive officers and persons who own more than ten percent of a registered class of Isonics' equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Isonics. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish Isonics with copies of all Section 16(a) forms they file.

     To our knowledge, based upon a review of the copies of such reports furnished to us and based upon written representations that no other reports were required, all Section 16(a) filing requirements applicable to Isonics' officers, directors and greater than ten percent beneficial owners were complied with exception (or in addition) to the following during the fiscal year ended April 30, 2001 and subsequently:

1. Dr. Cuttriss and his affiliate, Metallurgy International, Inc., jointly filed a Form 3 in February 2000. Dr. Cuttriss became subject to the Section 16(a) reporting requirements when he became an executive officer of Isonics in May 1998. A joint filing of two Form 4s was also made in February 2000 reporting transactions that occurred in July 1999 and September 1999, which Dr. Cuttriss amended in May 2000. Dr. Cuttriss and Metallurgy International are no longer affiliates of Isonics effective February 1, 2001.

2. Mr. Herbert Hegener filed Forms 4 in August 2000 reporting sales that took place in May, June and July of 2000.

3. Eagle-Picher Technologies, LLC became subject to the Section 16(a) reporting requirements when it became a greater than 10% beneficial owner in December 1999. Eagle-Picher filed a Form 3 in March 2000. Eagle-Picher attempted to exercise warrants in March 2000 but, to our knowledge has not yet filed a Form 4 reporting the attempted exercise. Eagle-Picher has also not yet filed an amendment to its Schedule 13D reporting this attempted exercise. In February 2001 we cancelled the shares (subsequent to canceling the warrant) and we have notified Eagle-Picher of the cancellation. To the knowledge of Isonics, Eagle-Picher has not filed any report with the Securities and Exchange Commission regarding the cancellation of the shares.

4. Mr. Alexander filed a Form 4 after July 10, 2000, reporting a transfer of 536,000 shares in June 2000. Mr. Alexander transferred 500,000 of these shares to his wife who continues to own these shares.


                             EXECUTIVE COMPENSATION

Summary Compensation Table


     The following table sets forth information regarding compensation awarded, paid to, or earned by the chief executive officer and the other principal officers of Isonics for the three years ended April 30, 1999, 2000, and 2001. No other executive officer earned salary and bonus compensation exceeding $100,000 during any of those years. This includes all compensation paid to each by Isonics and any subsidiary.



                                                                                        LONG-TERM
                                            ANNUAL COMPENSATION                     COMPENSATION AWARDS
                                     --------------------------------------       -----------------------
                                                                                    AWARDS                    PAYOUT
                                                                                  ----------                  ------
                                                                                               SECURITIES
                                                                                     ($)       UNDERLYING
NAME AND                  FISCAL       ($)          ($)              ($)          RESTRICTED    OPTIONS &     LTIP        ALL OTHER
PRINCIPAL POSITION         YEAR      SALARY        BONUS           OTHER(a)         AWARDS       SARS (#)     PAYOUT    COMPENSATION
------------------        ------     -------      -------          --------       ---------    ----------     ------    ------------
James E. Alexander         1999      200,000       50,000          35,016(f)            0       25,000(o)        0            0
President & CEO            2000      212,000      172,549(d)       39,280(g)            0            0           0            0
                           2001      240,000            0           6,704(h)            0            0           0            0

Boris Rubizhevsky          1999      184,100       45,000          25,404(f)            0       22,500(p)        0            0
Senior Vice President      2000      191,000      147,670(e)       28,185(i)            0            0           0            0
                           2001      216,000            0          14,280(j)            0            0           0            0

Stephen J. Burden,         1999            0            0               0               0      121,458(r)        0            0
Vice President (b)         2000      125,000            0          23,452               0            0           0            0
                           2001      125,000            0           9,750(m)            0            0           0            0

Daniel J. Grady            1999      127,188       16,000               0               0       15,625(q)        0            0
Vice President             2000      125,000       10,271          23,833(k)            0            0           0            0
                           2001      143,208            0          13,320(l)            0            0           0            0

Brantley J. Halstead,      1999       22,182            0               0               0      116,000(s)        0            0
Vice President (c)         2000      102,000       16,000           3,870               0       25,000(t)        0            0
                           2001      122,000       24,000          12,330(n)            0            0           0            0


(a) Excludes other compensation, the aggregate amount of which does not exceed the lesser of $50,000 or 10% of such named Executive Officers' annual compensation.

(b)  Dr. Burden became an officer of Isonics effective January 1999.

(c) Mr. Halstead became an officer of Isonics in February 1999, upon his joining Isonics as Chief Financial Officer. Mr. Halstead was promoted to Vice President, Finance in January 2000. Mr. Halstead resigned effective May 1, 2001.

(d) Mr. Alexander's amount includes $133,451 for forgiveness of a loan owed to Isonics, and $39,098 to pay applicable payroll taxes on a stock bonus granted in January 1999. Please see "CORPORATE LOANS TO OFFICERS."

(e) Mr. Rubizhevsky's amount includes $113,598 for forgiveness of a loan owed to Isonics, and $29,072 to pay applicable taxes on stock bonus granted in January 1999, and a $5,000 additional cash bonus. Please see "CORPORATE LOANS TO OFFICERS."

(f) Mr. Alexander's amounts represent $35,016 for interest and taxes payable as a result of a loan in fiscal year 1999. Mr. Rubizhevsky's amounts represent $25,404 for interest and taxes payable as a result of a loan in fiscal year 1999.

(g) Mr. Alexander's amount includes $26,543 for accrued vacation that was paid in December 1999, $9,487 car allowance, and $3,250 employer matching contribution to Isonics' 401k plan.


(h) Mr. Alexander's amount includes $1,704 car allowance and $5,000 employer matching contribution to Isonic's 401k plan.


(i) Mr. Rubizhevsky's amount includes $15,005 for accrued vacation that was paid in December 1999, $9,000 car allowance, and $4,180 employer matching contribution to Isonics' 401k plan.


(j) Mr. Rubizhevsky's amount includes $9,000 car allowance and $5,280 employer matching contribution to Isonic's 401k plan.


(k) Dr. Grady's amount includes $12,020 for accrued vacation that was paid in December 1999, $9,000 car allowance, and $2,813 employer matching contribution to the Isonics' 401k plan.


(l) Dr. Grady's amount includes $9,000 car allowance and $4,320 employer matching contribution to Isonics 401k plan.



(m) Dr. Burden's amount includes $6,000 car allowance and $3,750 employer matching contribution to Isonics 401k plan.



(n) Mr. Halstead's amount includes $9,000 car allowance and $3,330 employer matching contribution to Isonics 401k plan.


(o) Options to purchase 25,000 shares of common stock were granted in April 1999, as consideration for delaying salary in March and April 1999, and are currently exercisable at $1.4375 per share and expire April 26, 2004.

(p) Options to purchase 22,500 shares of common stock were granted in April 1999, as consideration for delaying salary in March and April 1999, and are currently exercisable at $1.4375 per share and expire April 26, 2004.

(q) Options to purchase 15,625 shares of common stock were granted in April 1999, as consideration for delaying salary in March and April 1999, and are currently exercisable at $1.4375 per share and expire April 26, 2004.

(r) Options to purchase 100,000 shares of common stock were granted in January 1999 as consideration for Dr. Burden's promotion to vice president in January 1999, with an exercise price of $1.10 per share (of which 70,000 have vested as of October 5, 2001, and continue to vest at a rate of 5%, or 5,000, per quarter). Options to purchase 21,458 shares of common stock were granted in April 1999 as consideration for delaying salary in March and April 1999, and are currently exercisable at $1.4375 per share and expire April 26, 2004.

(s) Options to purchase 100,000 shares of common stock were granted in February 1999, as consideration for Mr. Halstead joining the Company as Chief Financial Officer, with an exercise price of $2.5625 per share. As a result of Mr. Halstead's resignation, his unexercised options expired July 31, 2001.

(t) Options to purchase 25,000 shares of common stock were granted in January 2000, as consideration for Mr. Halstead's promotion to Vice President in January 2000. As a result of Mr. Halstead's resignation, his unexercised options expired July 31, 2001.

Employment Agreements, Termination of Employment and Change In Control
Agreements


     In September 1997, we entered into employment agreements with James E. Alexander and Boris Rubizhevsky. The agreements had a term of four years and provide for annual salaries of $200,000 and $180,000, respectively, although either Isonics or the individuals may terminate these agreements prematurely in their discretion. By resolution of the Board of the Directors made on January 30, 2000, both Mr. Alexander and Mr. Rubizhevsky received salary increases commencing February 1, 2000, equal to 20% of their current salary, $240,000, and $216,000, respectively. The salary increases were granted in recognition of their performance for Isonics and the fact that neither Mr. Alexander nor Mr. Rubizhevsky had received salary increases in approximately two and one-half years. Under the agreements, each officer is entitled to receive incentive compensation up to 50% of the officer's annual salary, as we approve, pursuant to such executive compensation plan as we may approve. The agreements provide that upon a termination of employment other than for cause (as defined in the agreements), the officer is entitled to severance compensation of eighteen (18) months of his salary, paid at the same time as salary payments, 25% of the officer's annual prevailing salary, paid upon termination, and in addition all outstanding stock options held by the officer will be accelerated and will become exercisable in full and our right of repurchase will terminate with respect to such shares. The agreements provide for similar accelerated vesting of outstanding stock options upon a change in control of Isonics. These contracts expired in September 2001, and the compensation committee has not yet determined whether to offer new contracts to these officers.



     We have also entered into employment agreements with Dr. Daniel J. Grady, Dr. Stephen J. Burden and Mr. John Sakys. The agreements have an indefinite term and provide for at-will employment, terminable at any time by either party. The agreements provide for a rate of annual compensation, which we will review annually. Under each agreement, Dr. Grady, Dr. Burden and Mr. Sakys are entitled to participate in our standard plans and policies. The agreements also include confidentiality and invention assignment provisions. Additionally, Mr. Herbert Hegener is covered by an employment agreement extending through December 2001. Dr. Cuttriss and Isonics agreed to a cancellation of his previous employment agreement (which extended through September 2003) in connection with our sale of IPRC to a management group that included him.



STOCK OPTIONS AND OPTION PLANS


     We grant options to executive officers, employees, and consultants under the following plans (collectively the "Plans"):

     (A) 1996 STOCK OPTION PLAN. Although this plan has been terminated, there are options outstanding.

     (B) 1996 EXECUTIVES' EQUITY INCENTIVE PLAN. The Executives' Plan authorized the grant of options to purchase 1,000,000 stock options. The options granted may be either incentive stock options, if they meet the requirements of Section 422 of the Internal Revenue Code, or non-qualified stock options. The directors approved this plan in September 1996 and the shareholders in October 1996. The directors approved an amendment to this plan in August 2000; the shareholders approved the amendment in October 2000. We are presenting a further amendment to this plan to increase the number of shares reserved for issuance under this plan to 2,000,000. The amendment will be presented for approval to our shareholders at the Annual Meeting of Shareholders on November 13, 2001.

     (C) 1996 EQUITY INCENTIVE PLAN. The Employees' Plan authorized the grant of options to purchase 500,000 stock options. The options granted may be either incentive stock options, if they meet the requirements of
          Section 422 of the Internal Revenue Code, or non-qualified stock options. The directors approved this plan in September 1996 and the shareholders in October 1996. The directors approved an amendment to this plan in August 2000; the shareholders approved the amendment in October 2000. We are presenting a further amendment to this plan to increase the number of shares reserved for issuance under this plan to 1,000,000. The amendment will be presented for approval to our shareholders at the Annual Meeting of Shareholders on November 13, 2001.

     (d) 1998 EMPLOYEE STOCK PURCHASE PLAN. The Stock Purchase Plan authorized employee purchase of up to 200,000 shares of Isonics common stock. The directors approved this plan in August 1998. Shareholders approved it in October 1998.


     As of October 5, 2001, options to purchase a total of 263,125 shares, 101,458 shares, and 358,769 shares respectively, were outstanding under the Executives' Plan, Employees' Plan, and 1996 Stock Option Plan, and options to purchase 664,417, 354,362, and 0 shares, respectively, remained available for grant.


     Except for the Director's Plan, we have not adopted any other stock option or stock appreciation rights plan. SEE "COMPENSATION OF DIRECTORS."

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR


     There were no options granted to executive officers named in the compensation table during the fiscal year ended April 30, 2001. We did not grant any stock appreciation rights to any person during fiscal year 2001 or subsequently. We have not granted any stock options to executives named in the compensation table in fiscal 2002.



AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES



     Mr. Halstead exercised 16,000 stock options for cash in October 2000. These stock options were granted in April 1999, and approved by the board of directors in October 1999. No other officer exercised employee stock options during the fiscal year ended April 30, 2001, or subsequently.

     The following table sets forth information regarding the year-end value of options being held by the Chief Executive Officer and the other such named officers and persons on April 30, 2001.



                                                                      NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                     UNDERLYING UNEXERCISED            IN-THE-MONEY
                                      SHARES                       OPTIONS/STOCK APPRECIATION    OPTIONS/STOCK APPRECIATION
NAME AND                            ACQUIRED ON         VALUE       RIGHTS AT APRIL 30, 2001      RIGHTS AT APRIL 30, 2001
PRINCIPAL POSITION                  EXERCISE (#)       REALIZED    EXERCISABLE/UNEXERCISABLE     EXERCISABLE/ UNEXERCISABLE
------------------                  -------------      --------    --------------------------    --------------------------
James E. Alexander                         0                  0            25,000/0                      $0/$0
President & CEO

Boris Rubizhevsky                          0                  0            22,500/0                      $0/$0
Senior Vice President (a)

Daniel J. Grady                            0                  0            222,965/0                     $174,423/$0
Vice President

Stephen J. Burden                          0                  0            167,167/25,720                $27,200/$4,800
Vice President

Brantley J. Halstead                  16,000            $16,000            90,000/35,000                 $0/$0
Vice President (b)


(a) Does not include 33,333 warrants obtained in a private transaction completed in July 1999 or the additional 2,123 warrants obtained under anti-dilution provisions in January 2001.


(b) Mr. Halstead resigned effective May 1, 2001. As a result, the 90,000 outstanding stock options held by Mr. Halstead expired July 31, 2001.


LONG TERM INCENTIVE COMPENSATION PLANS, AND DEFINED BENEFIT AND ACTUARIAL PLANS

     Isonics has no long term incentive compensation plans, defined benefit plans, or actuarial plans.

COMPENSATION OF DIRECTORS

     In January 2000, we agreed to compensate non-employee directors $2,000 for attending Board of Directors' meetings in person, and $500 for attending Board of Directors' meetings telephonically beginning January 1, 2000. Previously we had not compensated our directors for their service as such.

     The 1998 Directors' Plan authorized each person serving as a member of the Board who is not an employee of Isonics to receive options to purchase 20,000 shares of Isonics common stock when such person accepts his position as a Director and to receive an additional option to purchase 10,000 shares when such person is re-elected as a Director provided such person is not an Isonics employee. The exercise price for the options is the Fair Market Value (as defined in the Executives' Plan) on the date such person becomes a director and the options are exercisable for five years from such date. The options granted under the Directors' plan vest immediately upon the date of the grant. In the event a Director resigns or is not re-elected to the Board, failure to exercise the options in three months results in the options' termination prior to the expiration of their term. Although the Directors adopted the plan in 1998, the Board formalized the plan by resolution in January 2000.


     Under the Directors' Plan the following individuals have been granted options through October 5, 2001:



NAME                         SHARES UNDER OPTION        EXERCISE PRICE          EXPIRATION
----                         -------------------        --------------          ----------
Lindsay Gardner                   20,000                     $2.375             May 21, 2003
                                  10,000                    $1.1875           October 5, 2003
                                  10,000                     $6.250            April 26, 2005
                                  10,000                    $2.1875           October 10, 2005

Richard Parker                    20,000                     $1.656           August 17, 2003
                                  10,000                    $1.1875           October 5, 2003
                                  10,000                     $6.250            April 26, 2005
                                  10,000                    $2.1875           October 10, 2005

Larry Wells                       20,000                    $7.3125           January 29, 2005
                                  10,000                     $6.250            April 26, 2005
                                  10,000                    $2.1875           October 10, 2005



     We do not have any other arrangements pursuant to which we compensate the Directors for acting in their capacities as such.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We provide the following information regarding transactions among officers, directors and significant shareholders of Isonics during the most recent two fiscal years and during the subsequent fiscal year.

SALE OF INTERNATIONAL PROCESS RESEARCH CORPORATION

     Effective February 1, 2001, we sold IPRC to a limited liability company, Interpro Zinc LLC, in a management buy-out. Robert H. Cuttriss, Ph.D. (formerly an executive officer of Isonics) is the manager of Interpro Zinc LLC and a 25% owner. James E. Alexander (president, chief executive officer, and a director of Isonics) and Boris I. Rubizhevsky (senior vice president and a director of Isonics) are also 25% owners of Interpro Zinc LLC and participated in the purchase of IPRC. Mr. Alexander and Mr. Rubizhevsky advised our board that they do not intend to participate actively in Interpro Zinc's activities.

CORPORATE LOANS TO OFFICERS


     In the past, Isonics has from time-to-time made loans to Messrs. Alexander and Rubizhevsky. In each case, the loans have been interest-bearing and have been repaid. The following table sets forth some information regarding these loans through April 30, 2001. Isonics has not made any loans to any officers subsequently.



                                      JAMES E. ALEXANDER        BORIS RUBIZHEVSKY
                                       PRESIDENT & CEO        SENIOR VICE PRESIDENT
                                      ------------------      ---------------------
Balance as of April 30, 1999            $ 236,360.38            $ 223,325.22
FY 2000 Borrowings (a)                      7,690.49                7,221.34
FY 2000 Repayments (a)                    244,050.87(b)           230,546.56(c)
                                        ------------            ------------
Balance as of April 30, 2000            $       0.00            $       0.00
FY 2001 Borrowings (a)                    100,000.00              100,000.00
FY 2001 Repayments (a)                       100,000(d)              100,000(d)
Balance as of April 30, 2001            $       0.00            $       0.00

(a)  Includes interest accrued and paid. Amounts are aggregated.

(b) In October 1999 Mr. Alexander applied $74,038.54 of a bonus awarded to him to the repayment of this indebtedness. In February 2000, Mr. Alexander surrendered 30,437 shares of Isonics common stock in satisfaction of the remaining $165,000 principal and $10,012.33 interest.

(c) In October 1999 Mr. Rubizhevsky applied $60,534.23 of a bonus awarded to him to the repayment of this indebtedness. In February 2000, Mr. Rubizhevsky surrendered 30,437 shares of Isonics common stock in satisfaction of the remaining $165,000 principal and $10,012.33 interest.

(d) The loans were made to the officers in March ($50,000 each) and April ($50,000 each), 2001, and were repaid, with interest at 6.6% per annum, on April 30, 2001.

CORPORATE LOANS FROM OFFICERS AND EMPLOYEES

     During the fiscal year ended April 30, 2000, Isonics' officers, directors and employees loaned Isonics funds. No loans were made to Isonics during the year ended April 30, 2001. The following schedule summarizes these borrowing and repayments for the year ended April 30, 2001.

NAME AND                                        BALANCE AS OF             FY 2000                 FY 2000           BALANCE AS OF
PRINCIPAL POSITION                               MAY 1, 1999            BORROWINGS (a)         REPAYMENTS (a)       APRIL 30 2000
------------------                              -------------           --------------         --------------       -------------
Boris Rubizhevsky
Senior Vice President (b)................       $44,290.20               $ 8,858.04              $53,148.24             $0.00
Stephen J. Burden
Vice President (c).......................       $     0.00               $57,500.00              $57,500.00             $0.00

(a) Includes interest accrued and paid through April 30, 2000. Amounts are aggregated.

(b) Mr. Rubizhevsky's note to Isonics was converted into 66,666 shares of common stock underlying 33,333 shares of Series A convertible preferred Stock and 33,333 warrants issued in connection with a second private placement of Series A convertible preferred stock and warrants to purchase Isonics common stock on July 30, 1999.

(c) Dr. Burden's note to Isonics was converted into 66,666 shares of common stock underlying 33,333 shares of Series A convertible preferred Stock and 33,333 warrants issued in connection with the second private placement on July 30, 1999.


As of April 30, 2001 we owe approximately $114,000 to the former owners of Chemotrade resulting from contingent consideration payable to the sellers based on the 2001 earnings of Chemotrade. Included in the $114,000 is approximately $57,000 payable to Mr. Hegener.


                             ISONICS' CAPITAL STOCK


     Our authorized capital stock consists of 20,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of October 5, 2001, there were outstanding:



     o    9,572,504 shares of common stock,

     o 963,666 shares of Series A convertible preferred stock which are immediately convertible into the same number of shares of common stock,

     o 500,000 shares of Series B convertible preferred stock which will automatically convert into the same number of shares of common stock if the shareholders approve our recapitalization proposed for their consideration at the Annual Shareholders Meeting scheduled to be held on November 13, 2001. These shares are subject to a cancellation provision by Isonics if we decide to not proceed with the SEI license agreement,

     o options issued pursuant to our employee benefit plans to purchase a total of 863,352 shares,

     o 1,190,842 shares reserved for issuance under our employee benefit plans and Employee Stock Purchase Plan in excess of the options and shares that have been issued,

     o warrants to purchase a total of approximately 5,040,815 shares of common stock, and Class C warrants issuable upon exercise of related Class B warrants to purchase 1,780,110 shares of common stock.



     All of the outstanding warrants, and a substantial amount of the outstanding options are immediately exercisable. As a result of those securities and other securities issuable or reserved for issuance, Isonics only has approximately 88,711 unreserved shares available for issuance. SEE "RISK FACTORS."



     Our board of directors does not believe that this total of authorized, unissued, and unreserved shares is adequate to implement our long-term business strategies. Therefore, the board of directors intends to propose a substantial increase in our authorized capital for consideration by our shareholders at our next shareholders' meeting scheduled for November 13, 2001.

     We may not be able to obtain approval of an increase in our authorized capitalization from our shareholders at the meeting when held. If the shareholders do not approve the increase we are potentially liable for our inability to issue all shares as committed. We do not believe that the lack of authorized capital will impact the ability of any person to exercise the Class B warrants or the Class C warrants.

COMMON STOCK

     Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends from assets legally available at such times and in such amounts as the Board of Directors may from time to time determine.

     Each shareholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of shareholders.

     Cumulative voting for the election of directors is specifically authorized by the Bylaws. Under cumulative voting for the election of directors, upon a proper and timely request by a shareholder, each shareholder is entitled to cast a number of votes equal to the number of shares held multiplied by the number of directors to be elected. The votes may be cast for one or more candidates. Thus, under cumulative voting, a majority of the outstanding shares will not necessarily be able to elect all of the directors, and minority shareholders may be entitled to greater voting power with respect to election of directors than if cumulative voting did not apply.

     The Bylaws provide that so long as we are a "listed company" as defined by applicable California law, there will not be cumulative voting in connection with the election of directors. Generally, a "listed company" is a company that is traded on the NYSE, AMEX or NASDAQ-NMS. At the present time, we are not a "listed company" as defined in California law, and therefore cumulative voting will continue to apply in connection with the election of directors.

     The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon Isonics' liquidation, dissolution or winding up, the remaining assets legally available for distribution to shareholders, after payment of claims or creditors and payment of liquidation preferences, if any, on outstanding preferred stock, are distributable ratably among the holders of the common stock and any participating preferred stock outstanding at that time. Each outstanding share of common stock is fully paid and nonassessable.

PREFERRED STOCK

     The Board of Directors is authorized, subject to any limitations prescribed by California law, to provide for the issuance of shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding), without any further vote or action by the shareholders. The Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. Thus, the issuance of preferred stock may have the effect of delaying, deferring, or preventing a change in control of Isonics.

     We have issued 1,830,000 shares of our Series A convertible preferred stock of which 963,666 shares have not yet been converted to common stock as of October 5, 2001. This preferred stock may be converted at any time prior to redemption to common shares of Isonics stock at a fixed conversion price which is based on the lowest price at which we have issued shares. We are in the process of calculating the current conversion price which has adjusted as a result of the issuances of shares to SEI, but we expect it to be approximately $1.20 per share. This conversion price is subject to standard dilution adjustments such as stock splits or stock dividends. The conversion price is also subject to adjustment if we sell shares of our common stock at an amount that is less than the then current conversion price per share or if we sell any securities convertible into or exercisable for common stock if the price per share of conversion or exercise is less than the then current conversion price per share. The Series A convertible preferred stock is entitled to receive dividends on a share-for-share basis with the shares of common stock.


     We have also issued 500,000 shares of our Series B convertible preferred stock to Silicon Evolution, Inc., as consideration for a license agreement purchased from Silicon Evolution. This preferred stock is not currently convertible, but will be automatically converted into common stock on a share-for-share basis if the shareholders approve our recapitalization proposed for their consideration at a meeting scheduled to be held on November 13, 2001. The Series B stock is entitled to vote on a share-for-share basis with the common stock, and is entitled to dividends with the common stock. It is entitled to a liquidation preference of $1.50 per share. We may terminate the license agreement if certain future events do not occur and, in that case, we will cancel the Series B Stock issued to Silicon Evolution.


UNDERWRITERS' WARRANTS


     Upon the completion of our initial public offering in September 1997, we issued warrants to purchase 80,000 units to our underwriter. The Underwriters' warrants are exercisable at $9.57 per Unit and expire on September 1, 2002. If any of the Underwriters' warrants are exercised, the holder will receive one share of our common stock and one Class A warrant for each Underwriters' warrant properly exercised. Upon exercise of the underwriter warrants, the warrant holder will only receive one share of common stock, since the Class A warrants have expired. This prospectus assumes that no Underwriters' warrants will be exercised.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS


     On September 22, 1997, our Units (consisting of one share of common stock and one Class A warrant) started trading on the Over The Counter (OTC) Bulletin Board under the symbol ISONU. In October 1997, we unbundled the Units and the common stock and Class A warrants commenced trading on the OTC Bulletin Board. Our Class A warrants expired by their terms on September 21, 2001. Currently the trading symbols for our outstanding securities are as follows:


     Common Stock ............      "ISON"
     Class B Warrants ........      "ISONL"
     Class C Warrants ........      "ISONZ"

     The common stock is quoted on the Nasdaq SmallCap Market. As of October 5, 2001, we have outstanding 202,500 Class C warrants, 430,110 registered Class B warrants, as well as 1,350,000 restricted Class B warrants. The Class B warrants and the Class C warrants are quoted on the Nasdaq SmallCap Market.



     The following table sets forth the high and low bid prices for the common stock (quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions) from May 1, 1999 through July 31, 2001, as reported by OTC Bulletin Board, and beginning July 13, 2000, by the Nasdaq SmallCap Market.



                                            OCT. 31, 2001
                            QUARTER ENDED     (THROUGH
                            JULY 31, 2001   OCT. 5, 2001)
                            -------------   -------------
Common Stock (ISON)
    High                    $     1.85      $     1.49
    Low                     $     1.14      $      .77


                              QUARTER ENDED
                              JULY 31, 2000   OCT. 31, 2000   JAN. 31, 2001   APR. 30, 2001
                              -------------   -------------   -------------   -------------
Common Stock (ISON)
    High                          7.0625          4.0000          2.6250          1.6250
    Low                           3.3750          1.4375          1.0625          0.8125

                              QUARTER ENDED
                              JULY 31, 1999   OCT. 31, 1999   JAN. 31, 2000   APR. 30, 2000
                              -------------   -------------   -------------   -------------
Common Stock (ISON)
    High                          3.6250          2.1250         10.5000         17.9375
    Low                           1.8750          0.8750          1.2500          5.5625


     As of October 5, 2001, there were approximately 72 holders of record of our common stock. This does not include an indeterminate number of persons who hold our common stock in brokerage accounts and otherwise in "street name."


     We have never declared or paid a cash dividend on our common stock. We presently intend to retain our earnings to fund development and growth of our business and, therefore, we do not anticipate paying cash dividends in the foreseeable future. Additionally, the certificate of designation for the Series A convertible preferred stock contains restrictions on our ability to pay dividends to holders of our common stock.

                        SHARES AVAILABLE FOR FUTURE SALE

     The market price of our common stock could decline if substantial amounts of shares are sold in the public market or if the market perceives that such sales could occur. A decline in the market price could adversely affect holders of the stock and could also harm our ability to raise capital through equity securities sales. The securities that may be sold from time to time under this prospectus represent a market overhang.


     As of October 5, 2001, we had outstanding options and warrants for the purchase of up to 5,904,167 shares of common stock at an average price of approximately $2.61 per share, representing approximately 34.9% of our outstanding shares of common stock on a fully-diluted basis. Additionally, we have 963,666 shares of Series A convertible preferred stock outstanding convertible to 963,666 shares of our common stock and Series B convertible preferred stock outstanding which is convertible to 500,000 shares of common stock when and if additional shares of common stock are authorized. The sum of these convertible securities represents approximately 8.6% of our outstanding shares of common stock on a fully-diluted basis.


     The perception that these instruments may be exercised for, or converted into, common stock that could then be sold into the public market could adversely affect the market price of our common stock. In addition, we have entered into registration rights agreements with the accredited investors who purchased in December 2000 the private placement entitling them to include their shares of common stock in registration statements for securities filed by Isonics under the Securities Act of 1933, as amended.

     Virtually all of the common stock underlying the convertible securities outstanding at that time were registered effective October 10, 2000. The remaining unregistered securities are being registered in the registration statement of which this prospectus is a part. Awareness of the existence of these registration rights could lead to a perception that sales of the shares subject to the registration rights could occur, which could materially and adversely affect our stock price or could impair our ability to obtain capital through sales of equity securities. In addition, shares we have issued in private transactions over the past two years will become eligible for sale in the public market under SEC Rule 144.

     Some of the shares underlying options and warrants are restricted securities as defined in Rule 144. Under that rule, a stockholder who owns restricted shares that have been outstanding for at least one year is entitled to sell, within any three-month period, restricted shares that do not exceed the greater of: (i) 1% of the then outstanding shares of common stock; and (ii) an amount equal to the average weekly trading volume in the common stock during the four calendar weeks preceding the sale.

         SECURITIES AND EXCHANGE COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     Isonics' Articles of Incorporation require it to indemnify its officers, directors, employees and agents against liabilities incurred by them in those capacities if they acted in good faith and reasonably believed their conduct was consistent with Isonics' best interests. Isonics is also required to indemnify a person who is or was a director, officer, employee or agent of Isonics and who was successful, on the merits or otherwise, in defense of any proceeding to which he was a party, against reasonable expenses, which include attorneys' fees, incurred by him or her in connection with the proceeding.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Isonics under the provisions discussed in the previous paragraph, or otherwise, Isonics has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

                                     EXPERTS


     The consolidated balance sheets as of April 30, 2001 and 2000, and the consolidated statements of operations, stockholders' equity, and cash flows for the years then ended have been audited by Grant Thornton LLP, independent certified public accountants, as set forth in their report appearing elsewhere herein and in the Registration Statement and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                                  LEGAL MATTERS

     Certain legal matters, have been passed upon for Isonics by Norton-Lidstone, P.C., Greenwood Village, Colorado. Arter & Hadden, LLP, Los Angeles, California, has passed on the validity of the shares of common stock offered hereby under California law.

                      HOW TO OBTAIN ADDITIONAL INFORMATION

     We file annual and quarterly reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy any document we have filed with the SEC in its public reference room at 450 Fifth Street N.W. Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-432-0330. The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding companies, including those that Isonics files electronically with the SEC.

     We also furnish Annual Reports to our shareholders that contain audited financial information.

     This prospectus is part of a registration statement we have filed with the SEC relating to this exchange offer and our common stock described in this prospectus. As permitted by the SEC rules, this prospectus does not contain all of the information contained in the registration statement, accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and schedules for more information about our Company and our common stock. The registration statement, exhibits, and schedules are also available at the SEC's public reference rooms or through its EDGAR database on the Internet.

     You should rely only on the information contained or incorporated by reference in this prospectus. Isonics has not authorized anyone to provide you with information that is different from what is contained in this prospectus. You should not assume that the information contained in this prospectus is accurate as of any date other than the date set forth on the front cover of this prospectus.

                      ISONICS CORPORATION AND SUBSIDIARIES

Index to Consolidated Financial Statements

                                                                                PAGE
                                                                                ----
Report of Independent Certified Public Accountants                              F-2
Consolidated Financial Statements for the Years Ended April 30, 2001 and 2000
    Consolidated Balance Sheets                                                 F-3
    Consolidated Statements of Operations                                       F-4
    Consolidated Statement of Stockholders' Equity                              F-5
    Consolidated Statements of Cash Flows                                       F-6
    Notes to Consolidated Financial Statements                                  F-7
Condensed Consolidated Financial Statements for the Three Months
  Ended July 31, 2001 and 2000
    Condensed Consolidated Balance Sheets                                       F-24
    Condensed Consolidated Statements of Operations                             F-25
    Condensed Consolidated Statements of Cash Flows                             F-26
    Notes to Condensed Consolidated Financial Statements                        F-27

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Isonics Corporation and Subsidiaries

    We have audited the accompanying consolidated balance sheets of Isonics Corporation and Subsidiaries as of April 30, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Isonics Corporation and Subsidiaries as of April 30, 2001 and 2000, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

    The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company incurred a net loss of $4,498,000 during the year ended April 30, 2001, and has an accumulated deficit of $7,256,000 as of April 30, 2001. In addition, net cash used in operating activities was $3,147,000 for the year ended April 30, 2001. These factors, among others, as discussed in Note 2 to the consolidated financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

    As discussed in Note 8, the net income (loss) attributable to common shareholders for the year ended April 30, 2000, in the accompanying financial statements has been restated to reflect the value of a deemed dividend on preferred stock.

                                          /s/ Grant Thornton LLP

San Jose, California
July 26, 2001

                      ISONICS CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                   APRIL 30,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                                   $ 1,090    $  3,385
  Accounts receivable (net of allowances of $39 and $119,
    respectively)                                                 778       1,055
  Income taxes receivable                                         419          --
  Note receivable                                                  --         208
  Inventories                                                     492         266
  Prepaid expenses and other current assets                       190         209
  Deferred income taxes, current                                   --         148
                                                              -------    --------
      Total current assets                                      2,969       5,271

PROPERTY AND EQUIPMENT, net                                        95         660
GOODWILL (net of accumulated amortization of $493 and $323,
  respectively)                                                 3,006       3,062
NOTES RECEIVABLE FROM SHAREHOLDERS                                 --          17
DEFERRED INCOME TAXES                                              --         492
OTHER ASSETS                                                       32          31
                                                              -------    --------
                                                              $ 6,102    $  9,533
                                                              =======    ========
            LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current portion of long-term debt and line of credit        $    16    $     20
  Accounts payable                                                754         533
  Accrued liabilities                                             590         591
  Income taxes payable                                              -         373
                                                              -------    --------
      Total current liabilities                                 1,360       1,517

STOCKHOLDERS' EQUITY (Information for 2000 is restated. See
  Note 8)
  Class A Preferred Stock - no par value; 10,000,000 shares
    authorized; shares issued and outstanding: 2001 -
    963,666; 2000 - 1,830,000                                     745       1,415
  Common stock - no par value; 20,000,000 shares authorized;
    shares issued and outstanding: 2001 - 8,961,288; 2000 -
    10,492,931                                                  8,508       6,764
  Additional paid in capital                                    2,745       2,016
  Deferred compensation                                            --        (150)
  Accumulated deficit                                          (7,256)     (2,029)
                                                              -------    --------
      Total stockholders' equity                                4,742       8,016
                                                              -------    --------
                                                              $ 6,102    $  9,533
                                                              =======    ========

                 See Notes to Consolidated Financial Statements

                      ISONICS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  YEAR ENDED
                                                                   APRIL 30,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Net revenues                                                  $  7,789   $12,733
Cost of revenues                                                 6,019    10,156
                                                              --------   -------
      Gross margin                                               1,770     2,577

Operating expenses:
  Selling, general and administrative                            4,645     3,754
  Research and development                                       1,134     1,224
                                                              --------   -------
        Total operating expenses                                 5,779     4,978
                                                              --------   -------
Operating loss                                                  (4,009)   (2,401)

Other income (expense)
  Interest income                                                   82       105
  Loss on disposal of property and equipment                      (354)       --
  Gain (loss) on sale of depleted zinc business                   (208)    5,296
  Gain on sale of International Process Research Corporation        59        --
  Interest expense                                                  (2)     (321)
  Foreign exchange                                                 (66)       29
  Other                                                             --       110
                                                              --------   -------
      Total other income (expense), net                           (489)    5,219
                                                              --------   -------

Income (loss) before income tax expense                         (4,498)    2,818
Income tax expense                                                  --       129
                                                              --------   -------

NET INCOME (LOSS)                                             $ (4,498)  $ 2,689
                                                              ========   =======

DEEMED DIVIDEND ON PREFERRED STOCK
  (Information for 2000 is restated - See Note 8)             $   (729)  $  (686)
                                                              --------   -------

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS
  (Information for 2000 is restated - See Note 8)             $ (5,227)  $ 2,003
                                                              ========   =======

NET INCOME (loss) per share - basic
  Net income (loss) per share attributable to common
    shareholders
    (Information for 2000 is restated - See Note 8)           $   (.63)  $  0.30
  Shares used in computing per share information                 8,329     6,781

NET INCOME (loss) per share - diluted
  Net income (loss) per share attributable to common
    shareholders
    (Information for 2000 is restated - See Note 8)           $   (.63)  $  0.19
  Shares used in computing per share information                 8,329    10,409

                 See Notes to Consolidated Financial Statements

                      ISONICS CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                         ADDITIONAL
                                                                                         SHAREHOLDER
                                      PREFERRED STOCK           COMMON STOCK        ---------------------
                                    --------------------   ----------------------   PAID IN      NOTES        DEFERRED
                                     SHARES      AMOUNT      SHARES       AMOUNT    CAPITAL    RECEIVABLE   COMPENSATION
                                    ---------   --------   -----------   --------   --------   ----------   ------------
BALANCES, April 30, 1999                   --   $    --      6,607,760    $6,795         --      $ (469)       $   --
  Issuance of preferred stock
    (Restated--See Note 8)          1,830,000     1,415             --        --      1,330          --            --
  Deemed dividend of preferred
    stock (Restated--See Note 8)           --        --             --        --        686          --            --
  Exercise of stock options and
    warrants                               --        --      3,918,986        81         --          --            --
  Fair value of warrants issued
    for debt restructuring                 --        --             --       157         --          --            --
  Fair value of stock issued for
    services as deferred
    compensation                           --        --         25,000       153         --          --          (153)
  Amortization of deferred
    compensation                           --        --             --        --         --          --             3
  Shares issued under Employee
    Stock Purchase Program                 --        --         13,723        13         --          --            --
  Repayment of notes receivable
    from stockholders, net of
    interest                               --        --             --        --         --          34            --
  Repayment of notes receivable
    and accrued interest with
    common stock                           --        --        (72,538)     (435)        --         435            --
  Net income                               --        --             --        --         --          --            --
                                    ---------   -------    -----------    ------     ------      ------        ------

BALANCES, April 30, 2000
  (Restated-See Note 8)             1,830,000     1,415     10,492,931     6,764      2,016          --          (150)
  Conversion of preferred stock to
    common stock                     (866,334)     (670)       866,334       670         --          --            --
  Deemed dividend on preferred
    stock                                  --        --             --        --        729          --            --
  Exercise of stock options and
    warrants                               --        --        301,244       208         --          --            --
  Fair value of common stock and
    warrants issued for services           --        --          4,500        44         --          --            --
  Amortization of deferred
    compensation                           --        --             --        --         --          --           150
  Issuance of common stock                 --        --        337,500       675         --          --            --
  Shares issued under Employee
    Stock Purchase Program                 --        --         14,214        16         --          --            --
  Fair value of common stock
    issued for patent rights               --        --         75,000       131         --          --            --
  Cancellation of common stock
    issued to Eagle Picher related
    to exercise of common stock
    warrants                               --        --     (3,130,435)       --         --          --            --
  Net loss                                 --        --             --        --         --          --            --
                                    ---------   -------    -----------    ------     ------      ------        ------

BALANCES, April 30, 2001              963,666   $   745      8,961,288    $8,508     $2,745      $   --        $   --
                                    =========   =======    ===========    ======     ======      ======        ======


                                    (ACCUMULATED
                                      DEFICIT)      TOTAL
                                    ------------   --------
BALANCES, April 30, 1999              $ (4,032)    $  2,294
  Issuance of preferred stock
    (Restated--See Note 8)                  --        2,745
  Deemed dividend of preferred
    stock (Restated--See Note 8)          (686)          --
  Exercise of stock options and
    warrants                                --           81
  Fair value of warrants issued
    for debt restructuring                  --          157
  Fair value of stock issued for
    services as deferred
    compensation                            --           --
  Amortization of deferred
    compensation                            --            3
  Shares issued under Employee
    Stock Purchase Program                  --           13
  Repayment of notes receivable
    from stockholders, net of
    interest                                --           34
  Repayment of notes receivable
    and accrued interest with
    common stock                            --           --
  Net income                             2,689        2,689
                                      --------     --------
BALANCES, April 30, 2000
  (Restated-See Note 8)                 (2,029)       8,016
  Conversion of preferred stock to
    common stock                            --           --
  Deemed dividend on preferred
    stock                                 (729)          --
  Exercise of stock options and
    warrants                                --          208
  Fair value of common stock and
    warrants issued for services            --           44
  Amortization of deferred
    compensation                            --          150
  Issuance of common stock                  --          675
  Shares issued under Employee
    Stock Purchase Program                  --           16
  Fair value of common stock
    issued for patent rights                --          131
  Cancellation of common stock
    issued to Eagle Picher related
    to exercise of common stock
    warrants                                --           --
  Net loss                              (4,498)      (4,498)
                                      --------     --------
BALANCES, April 30, 2001              $ (7,256)    $  4,742
                                      ========     ========

                 See Notes to Consolidated Financial Statements

                      ISONICS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                  YEAR ENDED
                                                                   APRIL 30,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                           $ (4,498)  $  2,689
  Adjustments to reconcile net income (loss) to net cash
    used in operating activities:
    (Gain) loss on sale of depleted zinc business                  208     (5,296)
    Gain on sale of International Process Research
      Corporation                                                  (59)        --
    Depreciation and amortization                                  311        567
    Interest on notes receivable from shareholders                  --        (23)
    Fair value of common stock and warrants issued for
      services and amortization of deferred compensation           194        160
    Deferred income taxes                                          419       (640)
    Loss on disposal of property and equipment                     354         75
    Forgiveness of notes receivable due from stockholders           --         27
    Changes in operating assets and liabilities:
      Accounts and notes receivable                                294       (146)
      Income taxes receivable                                     (419)        --
      Inventories                                                 (226)    (1,066)
      Prepaid expenses and other assets                             18       (139)
      Accounts payable                                             221       (522)
      Accrued liabilities                                          188       (336)
      Income taxes payable                                        (152)       323
                                                              --------   --------
          Net cash used in operating activities                 (3,147)    (4,327)

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment                              (43)       (15)
  Proceeds from sale of depleted zinc business                      --      6,730
                                                              --------   --------
          Net cash provided by (used in) investing
            activities                                             (43)     6,715

CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on line of credit and other borrowings                   (4)    (1,931)
  Proceeds from borrowings                                          --         75
  Repayment of notes receivable from shareholders                   --         57
  Proceeds from issuance of preferred stock                         --      2,250
  Proceeds from issuance of common stock                           899         94
                                                              --------   --------
          Net cash provided by financing activities                895        545
                                                              --------   --------

          NET INCREASE (DECREASE) IN CASH AND CASH
            EQUIVALENTS                                         (2,295)     2,933

Cash and cash equivalents at beginning of period                 3,385        452
                                                              --------   --------

Cash and cash equivalents at end of period                    $  1,090   $  3,385
                                                              ========   ========

                 See Notes to Consolidated Financial Statements

                      ISONICS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND PRINCIPLES OF CONSOLIDATION

    Isonics Corporation develops and markets products worldwide based on isotopes for applications in the energy, medical research, diagnostic, pharmaceutical and semiconductor industries. The consolidated financial statements include our accounts and those of our wholly-owned subsidiary, Chemotrade GmbH. The consolidated financial statements also include the accounts of International Process Research Corporation ("IPRC") through January 31, 2001. On February 1, 2001, we sold IPRC to a management group (see Note 5). All significant intercompany accounts have been eliminated in consolidation.

CASH EQUIVALENTS

    Cash equivalents include investments purchased with a maturity of less than ninety days. Cash balances held in foreign bank accounts were $616,000 and $557,000 at April 30, 2001 and 2000, respectively.

CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject us to concentrations of credit risk consist primarily of cash equivalents and trade accounts receivable. Cash equivalents are maintained with high quality institutions and are regularly monitored by management. We extend credit to our customers, most of whom are large, established companies. Performing ongoing credit evaluations of our customers' financial condition mitigates credit risk and we generally do not require collateral.

INVENTORIES

    Inventories are stated at the lower of cost (first-in, first-out) or market. We perform periodic assessments to determine the existence of obsolete, slow moving and non-salable inventories, and record provisions to reduce such inventories to net realizable value when necessary.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is computed using the straight-line method over three to seven years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the lease term.

GOODWILL

    Goodwill resulted from the acquisitions of Isoserve, Inc. and Chemotrade. We evaluate goodwill for impairment by comparing the unamortized balance of goodwill to the undiscounted future cash flows of the related assets. We modify or adjust goodwill if impairment is indicated. Based upon our most recent evaluation, we believe that no impairment of goodwill exists as of April 30, 2001. Due to the sale of the depleted zinc business to Eagle-Picher on December 1, 1999, unamortized goodwill of $112,000 related to the Isoserve, Inc. acquisition was charged against the gain on the sale of the product line for the year ended April 30, 2000. The goodwill resulting from the Chemotrade acquisition is being amortized on a straight-line basis over twenty years. In 2001, we increased the amount of recorded goodwill by $114,000 resulting from contingent consideration payable to the sellers based on the 2001 earnings of Chemotrade.

                      ISONICS CORPORATION AND SUBSIDIARIES

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INCOME TAXES

    We account for income taxes using an asset and liability approach for financial accounting and reporting purposes. A valuation allowance is provided when deferred tax assets are not expected to be realized.

REVENUE RECOGNITION

    Revenue from product sales is recognized upon shipment. Product returns and warranty costs have not been material in any period. Prior to the sale of IPRC, revenue from contract research and development services was recognized ratably as services were performed and costs were incurred. Following the sale of IPRC, we no longer conduct contract research and development activities.

USE OF ESTIMATES IN THE FINANCIAL STATEMENTS

    In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, we are required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as revenues and expenses during the reporting period. These estimates are based upon mangagement's best findings, after considering past and current events and assumptions about future events. Actual results could differ from those estimates.

FAIR VALUES OF FINANCIAL INSTRUMENTS

    The fair value of cash and cash equivalents, trade receivables, trade payables and debt approximates carrying value due to the short maturity of such instruments.

TRANSLATION OF FOREIGN CURRENCIES

    We conduct substantially all of our transactions in U.S. dollars, except for certain transactions of Chemotrade that are conducted in Duetsche Marks. The financial statements of Chemotrade are prepared in Duetsche Marks and remeasured into U.S. dollars for purposes of consolidation, with the U.S. dollar as the functional currency. Gains and losses from remeasurement and transaction gains and losses are included in the statement of operations.

ACCOUNTING FOR STOCK-BASED COMPENSATION

    We account for stock-based awards to employees and directors using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. We provide additional pro forma disclosures as required under Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation."

NET INCOME (LOSS) PER SHARE

    Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Contingently issuable shares are included in the computation of basic earnings per share when the related conditions are satisfied. Diluted earnings per share is computed using the weighted average number of common shares and potentially dilutive securities outstanding

                      ISONICS CORPORATION AND SUBSIDIARIES

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) during the period. Potentially dilutive securities consist of contingently issuable shares, the incremental common shares issuable upon conversion of preferred stock (using the "if converted" method) and shares issuable upon the exercise of stock options and warrants (using the "treasury stock" method). Potentially dilutive securities are excluded from the computation if their effect is anti-dilutive.

    In 2001, a total of 5,742,947 outstanding stock options and warrants, and 963,666 outstanding Class A Convertible Preferred Stock shares have been excluded from the diluted computation, as the inclusion would be anti-dilutive. During 2000 and 2001, 3,130,435 shares of common stock were excluded from the basic computation, as the issuance of this common stock was contingent upon the delivery of silicon-28 per the terms of the Eagle-Picher transaction (see Note
4).

    The following table reconciles the shares used in the per share computation (in thousands):

                                                                  YEAR ENDED
                                                                   APRIL 30,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Weighted average shares of common stock outstanding            10,807      7,174
Less: Weighted average shares contingently issued              (2,478)      (393)
                                                               ------     ------
  Shares used for net income (loss) per share - basic           8,329      6,781
Dilutive effect of stock options and warrants                      --      1,850
Dilutive effect of convertible preferred stock                     --      1,385
Add back: weighted average shares contingently issued              --        393
                                                               ------     ------
  Shares used for net income (loss) per share - diluted         8,329     10,409
                                                               ======     ======

RECLASSIFICATIONS

    Certain reclassifications have been made to the 2000 financial statements in order to conform to the 2001 presentation.

NEW ACCOUNTING STANDARDS

    In June 2001, the Financial Accounting Standards Board (the "FASB") adopted SFAS No. 141 "Business Combinations and SFAS No. 142, "Goodwill and Intangible Assets." SFAS No. 141 addresses the methods used to account for business combinations and requires the use of the purchase method of accounting for all combinations after June 30, 2001. SFAS No. 142 addresses the methods used to amortize intangible assets and to assess impairment of those assets, including goodwill resulting from business combinations accounted for under the purchase method. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001; however, we may elect to early adopt the statement beginning May 1, 2001. Included in our assets at April 30, 2001, is goodwill related to the acquisition of Chemotrade in 1998 with a net carrying value of $3,006,000. Upon adoption of SFAS No. 142, we will no longer amortize this goodwill, decreasing our amortization expense by approximately $175,000 per year. We are required to assess this goodwill for impairment in the year of adoption. We will not be able to determine the full effect of these new pronouncements on our financial position or our results of operations, or decide if we will early adopt the new standard until we are able to complete our analysis of the impairment provisions of the new standards. Under existing accounting standards, our assessment of the Chemotrade goodwill indicated that no impairment existed as of April 30, 2001. In

                      ISONICS CORPORATION AND SUBSIDIARIES

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) the event our analysis under the new guidance indicates this goodwill is impaired, we will be required to record a charge to our earnings in the year of adoption.

NOTE 2 - REALIZATION OF ASSETS

    The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, we have sustained substantial losses from operations in recent years, and such losses have continued through the unaudited quarter ended July 31, 2001. In addition, we have used, rather than provided, cash in our operations, and have been unable to secure adequate financing to meet our future cash needs.

    In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon our ability to meet our financing requirements on a continuing basis, to maintain present financing, and to succeed in our future operations. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should we be unable to continue in existence.

    We continue to pursue several items that will help us meet our future cash needs. We expect to receive an income tax refund of approximately $419,000 resulting from a carry-back claim associated with the current year taxable loss. In addition, we continue to aggressively pursue our claim of $75,500,000 against Eagle-Picher. We are currently in the arbitration process and hope to come to resolution in fiscal 2002 (see Note 4). We are also currently working with several different sources, including both strategic and financial investors, in order to raise sufficient capital to finance both our continuing operations and our proposed acquisition of Silicon Evolution, Inc. (see Note 13). Although there is no assurance that funding will be available or that the outcome in the Eagle-Picher case will be positive, we believe that our current business plan, if successfully funded, will significantly improve our operating results and cash flow in the future.

NOTE 3 - FINANCIAL STATEMENT COMPONENTS

    Inventories consist of the following (in thousands):

                                                                   APRIL 30,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Finished goods                                                 $ 186      $ 139
Work in process                                                  306        127
                                                               -----      -----
                                                               $ 492      $ 266
                                                               =====      =====

                      ISONICS CORPORATION AND SUBSIDIARIES

NOTE 3 - FINANCIAL STATEMENT COMPONENTS (CONTINUED)
    Property and equipment consists of the following (in thousands):

                                                                   APRIL 30,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Office furniture and equipment                                 $  272     $  174
Production equipment                                               34        898
Leasehold improvements                                              7         19
                                                               ------     ------
                                                                  313      1,091
Accumulated depreciation and amortization                        (218)      (431)
                                                               ------     ------
                                                               $   95     $  660
                                                               ======     ======

    Accrued liabilities consist of the following (in thousands):

                                                                   APRIL 30,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Compensation                                                   $  52      $  68
Customer advances and deposits                                   152        194
Restructuring costs                                               33         47
Contingent consideration payable on Chemotrade acquisition       114         --
Other                                                            239        282
                                                               -----      -----
                                                               $ 590      $ 591
                                                               =====      =====

    Supplemental disclosure of non-cash investing and financing activities (in thousands):

                                                                   APRIL 30,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Conversion of trade payables into debt                         $  --      $ 243
Conversion of liabilities and debt into preferred stock        $  --      $ 495
Retirement of common stock to pay shareholder notes
  receivable                                                   $  --      $ 435
Class A Preferred Stock converted into Common Stock            $ 670      $  --
Common Stock issued for patent rights                          $ 131      $  --
Contingent consideration accrued on Chemotrade acquisition     $ 114      $  --

    Supplemental disclosures of cash flow information (in thousands):

                                                                   APRIL 30,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Cash paid during the period for:
  Interest                                                     $   3      $ 388
  Income taxes                                                   195        433

NOTE 4 - SALE OF DEPLETED ZINC BUSINESS

    On December 1, 1999, we sold our depleted zinc business to Eagle-Picher Technologies, LLC for $8,230,000, including $1,500,000 due in equal installments on November 30, 2000, 2001 and 2002. We

                      ISONICS CORPORATION AND SUBSIDIARIES

NOTE 4 - SALE OF DEPLETED ZINC BUSINESS (CONTINUED) received cash of approximately $6,730,000 from Eagle-Picher at the closing, of which approximately $1,150,000 was used to pay certain accrued liabilities and debt. Upon completion of the sale, we recognized a net gain on the sale amounting to $5,088,000. Eagle-Picher's obligation to pay the final $1,500,000 is subject to the performance of our former depleted zinc supplier under the terms of a supply agreement that was transferred to Eagle-Picher in the sale.

    For the year ended April 30, 2000, we were recognizing the $1,500,000 on a straight-line basis as our former supplier performed. As of April 30, 2000, we had recognized additional gain of $208,000. Eagle-Picher failed to make the first additional payment due November 30, 2000. We believe that the unaffiliated supplier performed as required, and that Eagle-Picher has no cause for its non-payment. We have demanded payment from Eagle-Picher, but Eagle-Picher made an unacceptable counteroffer. A total of $458,000 of the contingent gain had been recognized at the time of Eagle-Picher's default, of which $250,000 had been recognized in the year ended April 30, 2001. We ceased recognizing any additional contingent gain as a result of Eagle Picher's failure to make the first payment when due. We established a reserve for the notes receivable and gain recognized to date resulting in a net loss of $208,000 in 2001.

    Additionally, as of December 1, 1999, Eagle-Picher was to supply us with 200 kilograms of silicon-28 by December 31, 2000, to be used in research and development activities. We gave Eagle-Picher a warrant to obtain 4,000,000 shares of our common stock, however, these warrants and the underlying shares, were contingent upon the delivery of silicon-28 by Eagle-Picher by December 31, 2000. Eagle-Picher exercised its warrant, under a net exercise provision in the warrant agreement, and received 3,130,435 shares of our Common Stock, in March 2000. Because Eagle-Picher exercised its warrant pursuant to the terms of the net exercise provision, Eagle-Picher did not pay cash to exercise the warrant. Eagle-Picher disputed our calculation and believed we should have issued to it an additional 155,279 shares of common stock.

    In addition to its refusal to pay the aforementioned $500,000 due
November 30, 2000, Eagle-Picher did not deliver 200 kilograms of silicon-28, meeting the specifications as set forth in our agreement, by December 31, 2000. We know that Eagle-Picher's silicon-28 production facility in Oklahoma has encountered certain technical difficulties, which Eagle-Picher refers to as a FORCE MAJEURE. We believe that Eagle-Picher's technical difficulties do not meet the definition of FORCE MAJEURE per our agreements, which would entitle Eagle-Picher to a delay in the delivery requirement.

    As Eagle-Picher is claiming FORCE MAJEURE, it believes it is entitled to retain its ownership to the 3,130,435 shares obtained through the net exercise of the warrant and believes it also should receive the disputed 155,279 shares of our common stock. We continue to dispute Eagle-Picher's claims and on January 26, 2001, our Board of Directors authorized us to cancel Eagle-Picher's common stock shares and return those shares to the "authorized, unissued" category. We cancelled the shares on February 20, 2001.

    We notified Eagle-Picher of our intention to pursue the dispute resolution process, as set forth in the agreement with Eagle-Picher, in December 2000. The dispute resolution process consists of three phases. The first phase was negotiations between designated members of senior management of the two companies. Several meetings were held in December 2000 and January 2001. No resolution was reached.

                      ISONICS CORPORATION AND SUBSIDIARIES

NOTE 4 - SALE OF DEPLETED ZINC BUSINESS (CONTINUED)
    The second phase was mediation. Eagle-Picher notified us of its desire to mediate this dispute on January 18, 2001. A mediation session was held on January 26, 2001. Again, no resolution was reached. The third phase is binding arbitration. On March 26, 2001, we filed for binding arbitration. We are claiming damages against Eagle-Picher of $75,500,000. An arbitration hearing will be scheduled for late 2001. We have been informed by our legal counsel that it will likely take a minimum of six-to-nine months or longer to complete the arbitration phase.

    On February 8, 2001, Eagle-Picher informed us that they would be seeking damages, in excess of $10,000,000, for alleged misrepresentations regarding the status of the depleted zinc business at the time of the sale. We believe these allegations to be groundless, and we believe we made full and complete disclosure to Eagle-Picher at the time of the sale.

    Discovery has not yet commenced in the arbitration proceeding. Consequently, it is premature for us to predict any likely outcome. We intend to vigorously defend against Eagle-Picher's claim and to prosecute our own claims against Eagle-Picher until successfully resolved or a settlement is reached.

NOTE 5 - REORGANIZATION AND SUBSEQUENT SALE OF IPRC

    On May 1, 2000, we substantially reorganized IPRC to focus on the recovery and recycling of zinc metal from various sources, including galvanized steel scrap, electric arc furnace dust and brass scrap. From May 1, 2000, through January 31, 2001 IPRC did not engage in any revenue producing activities.

    In January 2001, we acquired the patent rights related to the recovery and recycling of zinc processes from three unaffiliated parties. A total of 75,000 shares of our Common Stock valued at $131,000 were issued for these rights. On February 1, 2001 we sold IPRC and the acquired patent rights to Interpro Zinc, LLC, a limited liability company formed by a management group. As part of the transaction, Interpro Zinc, LLC assumed approximately $700,000 in liabilities associated with the operations of IPRC and agreed to indemnify us against any contingent liabilities related to the IPRC site in Golden, Colorado. The management group consists of Dr. Robert H. Cuttris, formerly president of IPRC, James E. Alexander, president, chief executive officer and chairman of the board of directors of Isonics Corporation, and Boris Rubizhevsky, senior vice president and director of Isonics Corporation. Each of the three aforementioned individuals owns 25% of Interpro Zinc, LLC. Each of the three aforementioned individuals contributed $100,000 to Interpro Zinc, LLC to continue the development of the zinc recovery technology. Isonics received a 25% interest in Interpro Zinc LLC as consideration for the sale. We realized a gain from the sale of IPRC of $59,000, representing the net liabilities at the date of disposition. In addition, Interpro Zinc, LLC has assumed Dr. Cuttriss' employment agreement that extended through September 2003. We have signed a cooperation agreement with Interpro Zinc, LLC to continue leasing office, laboratory and storage space at our current location. This agreement expires December 31, 2001.

                      ISONICS CORPORATION AND SUBSIDIARIES

NOTE 6 - INCOME TAXES

    Deferred tax assets (liabilities) are comprised of the following (in thousands):

                                                                   APRIL 30,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Deferred tax assets
  Accruals and expenses deductible in future periods          $  1,464   $ 1,609
  Net operating loss and credit carryforwards                      683        --
                                                              --------   -------
Total deferred tax assets                                        2,147     1,609
  Valuation allowance                                           (2,083)     (376)
                                                              --------   -------
                                                                    64     1,233

Deferred tax liabilities
  Amortization and depreciation                                    (64)     (593)
                                                              --------   -------
                                                              $     --   $   640
                                                              ========   =======

    Income tax expense (benefit) consists of the following (in thousands):

                                                                   APRIL 30,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Current
  Federal                                                      $ (419)    $  640
  State                                                            --         98
  Foreign                                                          --         31
                                                               ------     ------
                                                                 (419)       769

Deferred
  Federal                                                         419       (640)
  State                                                            --         --
                                                               ------     ------
                                                                  419       (640)
                                                               ------     ------
                                                               $   --     $  129
                                                               ======     ======

                      ISONICS CORPORATION AND SUBSIDIARIES

NOTE 6 - INCOME TAXES (CONTINUED)
    A reconciliation of our effective tax rate to the federal statutory tax rate of 34% follows (in thousands):

                                                                   APRIL 30,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Expected tax (benefit) at federal statutory rate              $ (1,529)  $    958
State taxes net of federal benefit                                (178)        98
Foreign income taxed at different rates                             --        (77)
Non-deductible expenses                                             --         67
Utilization of previously unrecognized net operating loss
  and tax credit carryforwards                                      --       (115)
Change in valuation allowance                                    1,707       (802)
                                                              --------   --------
                                                              $     --   $    129
                                                              ========   ========

    The federal net operating loss carryforward of approximately $1,720,000 as of April 30, 2001 expires in 2016. In addition, Chemotrade has a net operating loss carryforward of approximately $281,000 which under current German tax law will not expire until utilized. There were no operating loss carryforwards as of April 30, 2000.

    We have established a full valuation allowance against the deferred tax assets because it is uncertain whether we will utilize these benefits due to continuing operating losses.

NOTE 7 - DEBT AND LINE OF CREDIT

    We have term debt outstanding of $16,000 and $20,000 as of April 30, 2001 and 2000, respectively relating to a vehicle loan. We currently have no lending facilities with any financial institutions, except for an unsecured line of credit available to Chemotrade in the amount of DM 400,000 ($182,000) and a letter of credit guarantee relating to imports and exports for $50,000. As of April 30, 2001 there are no borrowings outstanding under the line of credit.

NOTE 8 - STOCKHOLDERS' EQUITY

COMMON STOCK

    On December 13, 2000, we completed a private placement to accredited investors whereby we sold 337,500 units for $675,000. Each unit consisted of one share of common stock and two redeemable Class B common stock purchase warrants. Class B warrants are exercisable at $1.50 per share until December 31, 2005. Each Class B warrant entitles the holder to receive one share of common stock and one redeemable Class C common stock purchase warrant. We are required to issue an additional 112,500 shares and 225,000 Class B warrants to the purchasers of the units if the average bid price of our common stock does not equal or exceed $2.00 per share during the 30 days following the date of an effective registration statement covering these shares. Each Class C warrant entitles the holder to purchase one share of common stock at $2.50 until December 31, 2005. We may redeem the Class B and C warrants at a price of $.10 if the closing price of our common stock trades at or above $3.75 per share for any 20 of 30 consecutive trading days provided a registration statement permitting the exercise of those warrants is then current and effective.

                      ISONICS CORPORATION AND SUBSIDIARIES

NOTE 8 - STOCKHOLDERS' EQUITY (CONTINUED)
    On September 22, 1997, we completed an initial public offering of 810,000 units, each unit consisting of one share of common stock and one redeemable Class A common stock purchase warrant. Each Class A warrant entitles the holder to purchase one share of common stock at $5.80 per share, exercisable until September 21, 2001. We may redeem the Class A warrants at a price of $0.10 per warrant if the closing price of our common stock is at least $14.50 per share for at least 20 consecutive trading days. In connection with the offering, we granted the underwriter warrants to purchase 80,000 units at $9.57 per unit. The underwriter warrants expire on September 21, 2002; however, the Class A warrant included in the unit expires on September 21, 2001.

    On April 30, 2001, we completed an exchange offer whereby the holders of Class A warrants could exchange each Class A warrant for a Class B warrant. In order to participate in the exchange offer, each holder of the Class A warrants was required to submit their election by April 30, 2001. As of April 30, 2001, 124,400 of the 810,000 Class A warrants had been processed and exchanged for Class B warrants. As of June 20, 2001, 632,610 of the Class A warrants have been exchanged for Class B warrants.

PREFERRED STOCK

    On July 29, 1999, we completed a private placement financing to accredited investors and creditors valued in total at approximately $2,745,000. We issued 1,830,000 units, each consisting of one share of Series A Convertible Preferred Stock and one common stock purchase warrant. We received $2,250,000 in cash proceeds and converted $425,000 of long-term debt in connection with the private placement. Each share of the Series A Convertible Preferred Stock is convertible into one share of our common stock. The liquidation preference for the Series A Convertible Preferred Stock is $1.50 per share amounting to a total liquidation preference of $1,445,499 at April 30, 2001. Each warrant allows the investor to purchase one share of common stock for $3.75 through July 29, 2002.

    In addition to converting $425,000 of existing debt as part of the private placement we:

       - Issued 500,000 warrants to purchase shares of our common stock to an investment banker as a commission on this placement. The warrants are exercisable at $3.75 per share through July 29, 2002.

       - Issued 46,667 units in satisfaction of all current and future obligations under a royalty agreement.

       - Extended the payment due date for the remaining balance on the Chemotrade acquisition note to July 2000, which note has been paid in full.

       - Extended the payment due date for unsecured promissory notes to January 2000, which notes have been paid in full.

    During 1998, the Emerging Issues Task Force issued EITF 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios," which was applicable for equity instruments issued after May 20, 1999. EITF 98-5 requires issuers of convertible preferred stock containing a nondetachable conversion feature that is in-the-money at the commitment date to allocate part of the proceeds of the issuance to the conversion feature based on its intrinsic value. The conversion feature on the 1,830,000 shares of preferred stock had an intrinsic value of $686,000 at the commitment date. This amount is considered a deemed dividend and was not

                      ISONICS CORPORATION AND SUBSIDIARIES

NOTE 8 - STOCKHOLDERS' EQUITY (CONTINUED) previously reported as such in our financial statements for the year ended April 30, 2000. The net income (loss) attributable to common shareholders and net income (loss) per share for the year ended April 30, 2000 have been restated to reflect this deemed dividend as follows:

                                                              PREVIOUSLY
                                                               REPORTED     RESTATED
                                                              ----------   ----------
Net income (loss) attributable to common shareholders         $2,689,000   $2,003,000
Net income (loss) per share attributable to common
  shareholders - basic                                        $      .40   $      .30
Net income (loss) per share attributable to common
  shareholders - diluted                                      $      .26   $      .19

    On November 16, 2000, the Emerging Issues Task Force issued EITF 00-27, "Application of EITF Issue 98-5, 'Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios,' to Certain Convertible Instruments." EITF 00-27 requires the use of an effective conversion price in determining the value of a conversion feature contained in a convertible equity instrument. The consensus opinion for this issue is retroactive for instruments issued after May 20, 1999 and is to be applied in the quarter that includes November 16, 2000. In applying the requirements of EITF 00-27, we determined the value of the conversion feature contained in our preferred stock to be $1,415,000. Of this amount, $686,000 has been reported as a deemed dividend in 2000 as discussed above. The remaining $729,000 has been reported as a deemed dividend in 2001.

STOCK OPTION AND PURCHASE PLANS

1996 STOCK OPTION PLAN

    Our 1996 Stock Option Plan authorized the grant of incentive and nonqualified stock options to our key employees, directors or consultants. The options generally expire ten years from the date of grant. In September 1997, the Board of Directors terminated the 1996 Stock Option Plan. As of April 30, 2001, there remain 358,769 options outstanding under the 1996 Stock Option Plan.

DIRECTORS' STOCK OPTION PLAN

    The 1998 Directors' Plan provides that each person serving as a member of the Board, who is not an employee of Isonics, receive options to purchase 20,000 shares of common stock when such person accepts his position as a director and to receive an additional option to purchase 10,000 shares when such person is re-elected as a director provided such person is not an employee of Isonics at the time of election. The exercise price for the options is the quoted market price on the date of grant and the options are exercisable for five years from such date. The options granted under the directors' plan vest immediately. In the event a director resigns or is not re-elected to the Board, failure to exercise the options within three months results in the options' termination. As of April 30, 2001, options to purchase a total of 140,000 shares were outstanding under the directors' plan.

EXECUTIVE AND INCENTIVE STOCK OPTION PLANS

    In November 1996, the Board of Directors adopted the Executive and Incentive Stock Option Plans authorizing the granting of up to 570,000 and 150,000 incentive and nonqualified stock options respectively, to our key employees, directors or consultants. Effective October 11, 2000, shareholders

                      ISONICS CORPORATION AND SUBSIDIARIES

NOTE 8 - STOCKHOLDERS' EQUITY (CONTINUED) approved an increase in the authorized shares for the Executive and Incentive Stock Option Plans to 1,000,000 and 500,000 respectively. Incentive stock options are granted at a price not less than fair market value, and nonqualified stock options are granted at a price not less than 85% of the fair market value. Options are exercisable when vested, typically over five years and expire five to ten years after the date of grant. As of April 30, 2001, options to purchase a total of 609,083 shares were outstanding under the Executive and Incentive Stock Option Plans.

EMPLOYEE STOCK PURCHASE PLAN

    The employee stock purchase plan has reserved 200,000 shares of our common stock for sale to all permanent employees who have met minimum employment criteria. Employees who do not own 5% or more of the outstanding shares are eligible to participate through payroll deductions. At the end of each offering period, shares are purchased by the participants at 85% of the lower of the fair market value of our common stock at the beginning or the end of the offering period. As of April 30, 2001, 27,937 shares have been issued under the plan.

PRO FORMA DISCLOSURE OF COMPENSATION EXPENSE UNDER SFAS NO. 123

    The exercise price of options granted is the quoted market price of our stock on the date of grant. Accordingly, no compensation expense has been recognized for grants from the plans made to employees or directors. Had compensation cost for grants to employees and directors been determined based on the fair value of the options at the grant dates consistent with SFAS No. 123, "Accounting For Stock-Based Compensation," our results of operations and per share amounts for the years ended April 30, 2001 and 2000 would have been changed to the pro forma amounts indicated below.

                                                                 2001          2000
                                                             ------------   ----------
Net income (loss) attributable to common shareholders
  (Information for 2000 is restated)
  As reported                                                $ (5,227,000)  $2,003,000
  Pro forma                                                  $ (5,819,000)  $  562,000

Income (loss) per share attributable to common
  shareholders - basic (Information for 2000 is restated)
  As reported                                                $       (.63)  $      .30
  Pro forma                                                  $       (.70)  $      .08

Income (loss) per share attributable to common
  shareholders - diluted (Information for 2000 is restated)
  As reported                                                $       (.63)  $     0.19
  Pro forma                                                  $       (.70)  $     0.05

    For purposes of the pro forma disclosures, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions; no expected dividends, volatility of 150%; risk-free interest rate of 6.0%; and expected

                      ISONICS CORPORATION AND SUBSIDIARIES

NOTE 8 - STOCKHOLDERS' EQUITY (CONTINUED) lives of five (5) years. A summary of the status of our stock option plans as of April 30, 2001 and 2000, and changes during the years ending on these dates is presented below.

                                                             NUMBER OF   WEIGHTED AVERAGE
                                                              SHARES      EXERCISE PRICE
                                                             ---------   ----------------
Outstanding, May 1, 1999                                       996,577        $1.49
  Granted                                                      169,500        $6.35
  Exercised                                                    (21,813)       $1.16
  Canceled                                                     (57,500)       $1.69
                                                             ---------        -----

Outstanding, April 30, 2000                                  1,086,764        $2.25
  Granted                                                      235,000        $2.68
  Exercised                                                   (201,912)       $1.03
  Canceled                                                     (12,000)       $2.00
                                                             ---------        -----

Outstanding, April 30, 2001                                  1,107,852        $2.43
                                                             =========        =====

    The weighted average fair value of options granted during the years ended April 30, 2001 and 2000 was $2.46 and $5.78, respectively.

    The following information applies to options outstanding at April 30, 2001:

                                                         WEIGHTED AVERAGE
                                                            REMAINING
      RANGE OF            NUMBER      WEIGHTED AVERAGE   CONTRACTUAL LIFE     NUMBER      WEIGHTED AVERAGE
   EXERCISE PRICE       OUTSTANDING    EXERCISE PRICE        (YEARS)        EXERCISABLE    EXERCISE PRICE
---------------------   -----------   ----------------   ----------------   -----------   ----------------
      $0.58                207,340         $ 0.58           5                 207,340          $ 0.58
    $1.00 - $1.44          204,583         $ 1.25           3                 169,583          $ 1.28
    $1.62 - $2.38          348,929         $ 1.86           4                 338,209          $ 2.06
    $2.56 - $3.50          180,000         $ 2.98           4                 145,000          $ 3.08
    $5.50 - $7.31          167,000         $ 6.39           4                  89,500          $ 6.82
                         ---------                                            -------
                         1,107,852         $ 2.43                             949,632          $ 2.20
                         =========                                            =======

NOTES RECEIVABLE FROM SHAREHOLDERS

    In fiscal 1997, two of our executive officers exercised stock options to each acquire 259,175 shares of common stock at an exercise price of $0.64 per share. In fiscal 1999, two other executive officers exercised stock options to acquire 57,603 and 138,227 shares of common stock at exercise prices of $0.87 and $0.58, respectively. In each case, we loaned the executive officer the aggregate amount representing the exercise price of the option, and the officer executed a promissory note reflecting the loan. Each executive officer pledged the purchased shares as collateral for the loan pursuant to a pledge agreement. Each loan accrued interest at an annual rate equal to the minimum applicable federal rate, and interest was payable annually; principal and accrued but unpaid interest was due five years from the date of the note. In addition, during fiscal 1998, we loaned to each of the two executive officers, related to the fiscal 1997 option exercises, pursuant to a five-year note with interest at the minimum applicable federal rate, the amount equal to the federal and state tax liability incurred by him as a result of exercising such option, and agreed to pay compensation to such officers equal to the

                      ISONICS CORPORATION AND SUBSIDIARIES

NOTE 8 - STOCKHOLDERS' EQUITY (CONTINUED) amount of interest payable under these loans and the amount of taxes payable as a result of such compensation.

    In January 2000, the Board of Directors agreed to forgive the current interest and principal due related to the tax notes and to accept Isonics common stock, owned by the officers, in payment of the balances owed for the share purchase loans. The amount owed by Mr. James Alexander, our President and CEO, that was forgiven was $74,000. The amount owed by Mr. Boris Rubizhevsky, our Senior Vice President, that was forgiven was $61,000. In both cases the amount forgiven was treated as bonus compensation to Mr. Alexander and Mr. Rubizhevsky. Each officer surrendered 30,437 shares of Isonics Common Stock to pay off $175,000 of principal and accrued interest. The other two loans, executed in fiscal 1999, were paid in full: the first, in cash, in March 2000; and the second, by the surrender of 11,664 shares of our common stock in January 2000. As of April 30, 2001 and 2000 we had no notes receivable outstanding for the acquisition of stock.

WARRANTS

    We have issued warrants in connection with debt offerings, private placements of both common and convertible preferred stock, our IPO and as consideration for concessions from lenders and vendors. A summary of the activity in our warrants follows:

                                                            NUMBER OF    WEIGHTED AVERAGE
                                                             SHARES       EXERCISE PRICE
                                                           -----------   ----------------
Outstanding, May 1, 1999                                     2,442,470        $3.90
  Warrants issued in debt restructuring                         95,000         2.61
  Warrants issued in private placement of convertible
    preferred stock                                          2,330,000         3.75
  Warrants issued for isotope supply agreement               4,000,000         3.75
  Exercised                                                 (3,897,173)        3.55
  Forfeited, via net exercise                               (1,043,650)        3.92
  Expired                                                           --         0.00
                                                           -----------        -----

Outstanding, April 30, 2000                                  3,926,647        $4.01
  Warrants issued in private placement of common stock         675,000         1.50
  Warrants issued under anti-dilution agreement                146,301         3.52
  Warrants issued for services                                  10,000         5.00
  Exercised                                                    (99,332)        2.76
  Forfeited, via net exercise                                  (23,521)        2.76
  Expired                                                           --         0.00
                                                           -----------        -----

Outstanding, April 30, 2001                                  4,635,095        $3.44
                                                           ===========        =====

                      ISONICS CORPORATION AND SUBSIDIARIES

NOTE 8 - STOCKHOLDERS' EQUITY (CONTINUED)

    The outstanding warrants as of April 30, 2001, are summarized as follows:

                                                  NUMBER      WEIGHTED AVERAGE   EXPIRATION
                                                OUTSTANDING    EXERCISE PRICE       DATE
                                                -----------   ----------------   ----------
Class A Warrants                                   685,600         $5.80         09-21-2001
Class B Warrants                                   799,400         $1.50         12-31-2005
Class C Warrants                                        --         $  --         12-31-2005
Other Warrants                                   3,150,095         $3.42                 (1)
                                                 ---------         -----
                                                 4,635,095         $3.44
                                                 =========         =====

(1) The other warrants expire at various dates ranging from September 27, 2001 through July 31, 2007.

    In July 1999, we made a principal payment of $550,000 towards the amounts owing to the former Chemotrade shareholders from the acquisition of Chemotrade. At that time, we extended the due date of the balance to July 31, 2000. In consideration for the extension, we issued 70,000 warrants to the former Chemotrade shareholders, exercisable at $3.00 per warrant until June 30, 2004. We recognized a charge amounting to $157,000 representing the fair value of the warrants issued determined using the Black-Scholes option pricing model.

    Under the terms of the preferred stock private placement on July 29, 1999, the related shareholders have anti-dilution rights if we issue or sell common stock after July 29, 1999 for a per share consideration less than the current exercise price of the related warrants. As a result of potential dilution triggered by the December 13, 2000 private placement, we issued an additional 146,301 common stock warrants to the preferred shareholders and reduced the exercise price to $3.52 on all related warrants in order to satisfy the anti-dilution provisions.

    As a result of the exchange offer completed on April 30, 2001 whereby the holders of Class A warrants could exchange each Class A warrant for a Class B warrant, we are required to issue approximately 120,000 additional common stock warrants and reduce the exercise price of all the warrants issued in the preferred stock placement to approximately $3.36 in order to satisfy the anti-dilution provisions discussed above. The additional warrants and the reduction in the exercise price occurred on July 26, 2001.

    The private placement agreement associated with the private placement completed on December 13, 2000 required that we register the common stock and the common stock underlying the Class B common stock warrants by June 14, 2001 or penalty provisions would apply. As we were unable to complete the effective registration of such shares by June 14, 2001, on July 26, 2001, we rectified the situation by issuing approximately an additional 112,500 shares of common stock and an additional 675,000 Class B warrants to the accredited investors of the private placement. As a result of this settlement, the anti-dilution provisions related to the preferred stock private placement were triggered. In order to satisfy the anti-dilution provisions, on July 26, 2001 we issued approximately 135,000 common stock warrants and reduced the exercise price to approximately $3.17 for all related warrants.

NOTE 9 - BUSINESS SEGMENTS AND FOREIGN OPERATIONS

    During the year ended April 30, 2000 we had two operating segments consisting of Isotope Products conducted through Isonics and Chemotrade and Contract Research and Development Services

                      ISONICS CORPORATION AND SUBSIDIARIES

NOTE 9 - BUSINESS SEGMENTS AND FOREIGN OPERATIONS (CONTINUED) conducted in IPRC. As discussed in Note 5, our contract research and development activities ceased on May 1, 2000, and accordingly, we currently have one operating segment.

    Information by segment is set forth below (in thousands):

                                                                2001       2000
                                                              --------   --------
Segment revenues:
  Isotope products                                            $  7,789   $ 11,577
  Contract research and development services                        --      1,156
                                                              --------   --------
      Total                                                   $  7,789   $ 12,733

Segment operating (loss) income:
  Isotope products                                            $ (4,009)  $ (2,070)
  Contract research and development services                        --       (331)
                                                              --------   --------
      Total                                                   $ (4,009)  $ (2,401)

Total assets:
  Isotope products                                            $  6,102   $  8,711
  Contract research and development services                        --        822
                                                              --------   --------
      Total                                                   $  6,102   $  9,533

    A summary of our operations by geographic area is presented below (in thousands):

                                                                2001       2000
                                                              --------   --------
Net revenues
  United States                                               $  2,602   $  4,501
  Germany                                                        5,187      8,232
                                                              --------   --------
      Total                                                   $  7,789   $ 12,733

Operating (loss) income
  United States                                               $ (3,978)  $ (2,486)
  Germany                                                          (31)        85
                                                              --------   --------
      Total                                                   $ (4,009)  $ (2,401)

Total assets
  United States                                               $  1,814   $  4,731
  Germany                                                        4,288      4,802
                                                              --------   --------
      Total                                                   $  6,102   $  9,533

NOTE 10 - EMPLOYEE BENEFIT PLAN

    We have a profit sharing plan qualified under section 401(k) of the Internal Revenue Code. The plan is a defined contribution plan, covering substantially all of our employees. Company contributions to the plan aggregated approximately $39,000 and $40,000 for 2001 and 2000, respectively.

                      ISONICS CORPORATION AND SUBSIDIARIES

NOTE 11 - CONCENTRATIONS

    As of April 30, 2001, five customers accounted for approximately 50.2% of total net accounts receivable. One of these customers, and four other customers, accounted for approximately 41.0% of net revenues during the year ended April 30, 2001. Two different customers accounted for approximately 25% of net revenues during the year ended April 30, 2000. One of these customers accounted for approximately 18% of accounts receivable at April 30, 2000. Two customers accounted for approximately 34.9% of the German segment's revenue for the year ended April 30, 2001. One of these customers accounted for approximately 23.3% of the German segment's accounts receivable at April 30, 2001.

NOTE 12 - COMMITMENTS

    We rent office and production facilities and equipment under operating leases expiring through March 2004. Rent expense for operating leases was approximately $224,000 for the years ended April 30, 2001 and 2000. Future minimum annual operating lease commitments are as follows (in thousands):

YEAR ENDING APRIL 30,
---------------------
         2002            $188
         2003             176
         2004              50
                         ----
                         $414
                         ====

NOTE 13 - SUBSEQUENT EVENTS

    On July 18, 2001 we signed a letter of intent to acquire certain net assets of Silicon Evolution, Inc. in exchange for 2,000,000 restricted shares of common stock. In addition, we may be required to issue up to 1,600,000 additional shares of restricted common stock if the acquired net assets achieve certain operating objectives, as defined, in the sixth fiscal quarter after the closing of the transaction.

PART I: FINANCIAL INFORMATION

ITEM 1: CONDENSED FINANCIAL STATEMENTS

                      ISONICS CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                               (UNAUDITED)
                                                              JULY 31, 2001    APRIL 30, 2001
                                                              --------------   ---------------
                                            ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................     $   660           $ 1,090
  Accounts receivable (net of allowances of $12 and $39,
    respectively)...........................................         685               778
  Income taxes receivable...................................         419               419
  Inventories...............................................         381               492
  Prepaid expenses and other current assets.................         226               190
                                                                 -------           -------
    Total current assets....................................       2,371             2,969
                                                                 -------           -------
LONG-TERM ASSETS
  Property and equipment, net...............................          83                95
  Goodwill (net of accumulated amortization of $537 and
    $493, respectively).....................................       2,963             3,006
  Other assets..............................................          40                32
                                                                 -------           -------
    Total long-term assets..................................       3,086             3,133
                                                                 -------           -------
TOTAL ASSETS................................................     $ 5,457           $ 6,102
                                                                 =======           =======

                                                               (UNAUDITED)
                                                              JULY 31, 2001    APRIL 30, 2001
                                                              --------------   ---------------
                             LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-term debt and line of credit........................     $    15           $    16
  Accounts payable..........................................         519               754
  Accrued liabilities.......................................         541               590
                                                                 -------           -------
    Total current liabilities...............................       1,075             1,360
                                                                 -------           -------
STOCKHOLDERS' EQUITY:
  Class A Preferred Stock--no par value; 10,000,000 shares
    authorized; 963,666 shares issued and outstanding on
    July 31, 2001 and
    April 30, 2001..........................................         745               745
  Common stock--no par value. 20,000,000 shares authorized;
    9,310,975 shares issued and outstanding on July 31,
    2001, and 8,961,288 shares issued and outstanding on
    April 30, 2001..........................................       8,835             8,508
  Additional Paid in Capital................................       2,745             2,745
  Accumulated deficit.......................................      (7,943)           (7,256)
                                                                 -------           -------
    Total stockholders' equity..............................       4,382             4,742
                                                                 -------           -------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................     $ 5,457           $ 6,102
                                                                 =======           =======

           See notes to condensed consolidated financial statements.

                      ISONICS CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  (UNAUDITED)

                                                                THREE MONTHS ENDED
                                                                     JULY 31,
                                                              -----------------------
                                                                2001           2000
                                                              --------       --------
Net revenues................................................   $1,634         $2,036
Cost of revenues............................................    1,213          1,522
                                                               ------         ------
    Gross margin............................................      421            514

Operating expenses:
  Selling, general and administrative.......................      929          1,203
  Research and development..................................      105            304
                                                               ------         ------
    Total operating expenses................................    1,034          1,507
                                                               ------         ------
Operating loss..............................................     (613)          (993)
                                                               ------         ------
Other income (expense):
  Foreign exchange..........................................      (59)            69
  Interest and other income.................................        9             99
  Interest expense..........................................      (20)           (16)
                                                               ------         ------
    Total other income (expense), net.......................      (70)           152
                                                               ------         ------
Loss before income taxes....................................     (683)          (841)
Income tax expense..........................................        4              1
                                                               ------         ------
NET LOSS....................................................   $ (687)        $ (842)
                                                               ======         ======
NET LOSS PER SHARE--BASIC AND DILUTED
Net loss per share..........................................   $(0.08)        $(0.11)
Shares used in computing per share information..............    9,108          7,639

           See notes to condensed consolidated financial statements.

                      ISONICS CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                  (UNAUDITED)

                                                              THREE MONTHS ENDED
                                                                   JULY 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Net cash used in operating activities.......................  $  (755)   $ (1,508)

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......................       (2)        (11)
                                                              -------    --------
    Cash used in investing activities.......................       (2)        (11)
                                                              -------    --------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock....................      327         193
                                                              -------    --------
    Cash provided by financing activities...................      327         193
                                                              -------    --------

NET DECREASE IN CASH AND CASH EQUIVALENTS:..................     (430)     (1,326)
  Cash and cash equivalents at beginning of period..........    1,090       3,385
                                                              -------    --------
  Cash and cash equivalents at end of period................  $   660    $  2,059
                                                              =======    ========

Supplemental disclosure of cash flow information:
  Cash paid during the period for:
    Interest................................................  $     1    $      1
                                                              =======    ========
    Income taxes............................................  $     4    $    675
                                                              =======    ========

Supplemental disclosure of noncash investing and financing
  activities:
    Class A Preferred Stock converted into Common Stock.....  $    --    $    470
                                                              =======    ========

           See notes to condensed consolidated financial statements.

                      ISONICS CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

BASIS OF PRESENTATION

    The accompanying condensed consolidated financial statements of Isonics Corporation and Subsidiaries as of July 31, 2001, and for the three months ended July 31, 2001, and 2000, have been prepared on the same basis as the annual audited financial statements. In the opinion of management, such unaudited information includes all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of this interim information. Operating results and cash flows for interim periods are not necessarily indicative of results for the entire year. The information included in this report should be read in conjunction with our audited financial statements and notes thereto included in our Annual Report on Form 10-KSB for the year ended April 30, 2001.

REALIZATION OF ASSETS

    The accompanying condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, we have sustained substantial losses from operations in recent years, and such losses have continued through August 31, 2001. In addition, we have used, rather than provided, cash in our operations, and have been unable to secure adequate financing to meet our future cash needs.

    In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon our ability to meet our financing requirements on a continuing basis, to maintain present financing, and to succeed in our future operations. The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should we be unable to continue in existence.

    We continue to pursue several items that will help us meet our future cash needs. We expect to receive an income tax refund of approximately $419,000 resulting from a carry-back claim associated with the prior year taxable loss. In addition, we continue to aggressively pursue our claim of $75,500,000 against Eagle-Picher. We are currently in the arbitration process and hope to come to resolution in calendar 2002 (see "SALE OF DEPLETED ZINC BUSINESS"). We are also currently working with several different sources, including both strategic and financial investors, in order to raise sufficient capital to finance both our continuing operations and potential expansion. Although there is no assurance that funding will be available or that the outcome in the Eagle-Picher case will be positive, we believe that our current business plan, if successfully funded, will significantly improve our operating results and cash flow in the future.

NET INCOME (LOSS) PER SHARE

    Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Contingently issuable shares are included in the computation of basic earnings per share when the related conditions are satisfied. Diluted earnings per share is computed using the weighted average number of common shares and potentially dilutive securities outstanding during the period. Potentially dilutive securities consist of contingently issuable shares, the incremental common shares issuable upon conversion of preferred stock (using the "if converted" method) and shares issuable upon the exercise of stock options and warrants (using the "treasury stock" method). Potentially dilutive securities are excluded from the computation if their effect is anti-dilutive.

                      ISONICS CORPORATION AND SUBSIDIARIES

    As of July 31, 2001, a total of 6,487,864 outstanding stock options and warrants, and 963,666 outstanding shares of Class A Convertible Preferred Stock have been excluded from the diluted net income (loss) per share calculation, as their inclusion would be anti-dilutive. As of July 31, 2000, a total of 4,814,999 outstanding stock options and warrants, and 1,516,667 outstanding shares of Class A Convertible Preferred Stock were excluded from the diluted net income (loss) per share calculation, as the inclusion would be anti-dilutive. During the three month period ending July 31, 2000, 3,130,435 shares of common stock were excluded from the basic computation, as the issuance of this common stock was contingent upon the delivery of silicon-28 per the terms of the Eagle-Picher transaction. On February 20, 2001 we canceled the 3,130,435 shares of Common Stock issued to Eagle-Picher as discussed in "SALE OF DEPLETED ZINC BUSINESS."

    During the three month period ended July 31, 2001, we issued the following shares of Common Stock:

                                                                NUMBER OF
DESCRIPTION                                                COMMON STOCK SHARES
-----------                                                -------------------
Balance as of April 30, 2001.............................       8,961,288
Exercise of warrants.....................................         233,320
Additional shares issued in connection with
  December 13, 2000 private placement....................         112,504
Shares issued from employee stock purchase plan..........           3,863
                                                                ---------
Balance as of July 31, 2001..............................       9,310,975
                                                                =========

    The terms of the private placement completed on December 13, 2000 required that we register the common stock and the common stock underlying the Class B common stock warrants by June 14, 2001. As we were unable to complete the effective registration of such shares by June 14, 2001, on July 26, 2001, we rectified the situation by issuing an additional 112,504 shares of common stock and an additional 675,000 Class B warrants to the investors of the private placement.

INVENTORIES

    Inventories consist of (in thousands):

                                                      JULY 31, 2001    APRIL 30, 2001
                                                      --------------   ---------------
Finished goods......................................       $ 80             $186
Work in progress....................................        301              306
                                                           ----             ----
  Total inventories.................................       $381             $492
                                                           ====             ====

SIGNIFICANT CUSTOMERS

    At July 31, 2001, three customers accounted for approximately 47% of total net accounts receivable. These three customers accounted for approximately 43% of net revenues for the three months ended July 31, 2001. At April 30, 2001, five customers accounted for approximately 50.2% of total net accounts receivable. At July 31, 2001, two customers accounted for approximately 50% of the German segment's net accounts receivable. These two customers accounted for approximately 44% of the German segment's net revenues for the three months ended July 31, 2001. One customer accounted for approximately 23.3% of the German segment's accounts receivable at April 30, 2001.

                      ISONICS CORPORATION AND SUBSIDIARIES

BUSINESS SEGMENTS AND FOREIGN OPERATIONS

    Information by segment is set forth below (in thousands):

                                                             THREE MONTHS ENDED
                                                                  JULY 31,
                                                           -----------------------
                                                             2001           2000
                                                           --------       --------
Segment revenues:
  Isotope products.......................................   $1,634         $2,036
                                                            ------         ------
    Total................................................   $1,634         $2,036
                                                            ======         ======

                                                             THREE MONTHS ENDED
                                                                  JULY 31,
                                                           -----------------------
                                                             2001           2000
                                                           --------       --------
Segment operating (loss) income:
  Isotope products.......................................   $ (613)        $ (993)
                                                            ------         ------
    Total................................................   $ (613)        $ (993)
                                                            ======         ======

                                                      JULY 31, 2001    APRIL 30, 2001
                                                      --------------   ---------------
Identifiable Assets:
  Isotope products..................................      $5,457           $6,102
                                                          ------           ------
    Total...........................................      $5,457           $6,102
                                                          ======           ======

    A summary of operations by geographic area is as follows:

                                                             THREE MONTHS ENDED
                                                                  JULY 31,
                                                           -----------------------
                                                             2001           2000
                                                           --------       --------
Net revenues:
  United States..........................................   $  904         $  528
  Germany................................................      730          1,508
                                                            ------         ------
    Total................................................   $1,634         $2,036
                                                            ======         ======

                                                             THREE MONTHS ENDED
                                                                  JULY 31,
                                                           -----------------------
                                                             2001           2000
                                                           --------       --------
Operating (loss) income:
  United States..........................................   $ (541)        $ (875)
  Germany................................................      (72)          (118)
                                                            ------         ------
    Total................................................   $ (613)        $ (993)
                                                            ======         ======

                      ISONICS CORPORATION AND SUBSIDIARIES

                                                      JULY 31, 2001    APRIL 30, 2001
                                                      --------------   ---------------
Identifiable Assets:
  United States.....................................      $1,450           $1,814
  Germany...........................................       4,007            4,288
                                                          ------           ------
    Total...........................................      $5,457           $6,102
                                                          ======           ======

SALE OF DEPLETED ZINC BUSINESS

    On December 1, 1999, we sold our depleted zinc business to Eagle-Picher Technologies, LLC for $8,230,000, including $1,500,000 due in equal installments on November 30, 2000, 2001 and 2002. We received cash of approximately $6,730,000 from Eagle-Picher at the closing, of which approximately $1,150,000 was used to pay certain accrued liabilities and debt. Upon completion of the sale, we recognized a net gain on the sale amounting to $5,088,000. Eagle-Picher's obligation to pay the final $1,500,000 is subject to the performance of our former depleted zinc supplier under the terms of a supply agreement that was transferred to Eagle-Picher in the sale.

    For the year ended April 30, 2000, we were recognizing the $1,500,000 on a straight-line basis as our former supplier performed. As of April 30, 2000, we had recognized additional gain of $208,000. Eagle-Picher failed to make the first additional payment due November 30, 2000. We believe that the unaffiliated supplier performed as required, and that Eagle-Picher has no cause for its non-payment. We have demanded payment from Eagle-Picher, but Eagle-Picher made an unacceptable counteroffer. A total of $458,000 of the contingent gain had been recognized at the time of Eagle-Picher's default, of which $250,000 had been recognized in the year ended April 30, 2001. We ceased recognizing any additional contingent gain as a result of Eagle Picher's failure to make the first payment when due. We established a reserve for the notes receivable and reversed the gain recognized in 2001, resulting in a net loss of $208,000 in 2001.

    Additionally, as of December 1, 1999, Eagle-Picher was to supply us with 200 kilograms of silicon-28 by December 31, 2000, to be used in research and development activities. We gave Eagle-Picher a warrant to obtain 4,000,000 shares of our common stock, however, these warrants and the underlying shares, were contingent upon the delivery of silicon-28 by Eagle-Picher by December 31, 2000. Eagle-Picher exercised its warrant, under a net exercise provision in the warrant agreement, and received 3,130,435 shares of our Common Stock, in March 2000. Because Eagle-Picher exercised its warrant pursuant to the terms of the net exercise provision, Eagle-Picher did not pay cash to exercise the warrant. Eagle-Picher disputed our calculation and believed we should have issued to it an additional 155,279 shares of common stock.

    In addition to its refusal to pay the aforementioned $500,000 due
November 30, 2000, Eagle-Picher did not deliver 200 kilograms of silicon-28, meeting the specifications as set forth in our agreement, by December 31, 2000. We know that Eagle-Picher's silicon-28 production facility in Oklahoma has encountered certain technical difficulties, which Eagle-Picher refers to as a FORCE MAJEURE. We believe that Eagle-Picher's technical difficulties do not meet the definition of FORCE MAJEURE per our agreements, which would entitle Eagle-Picher to a delay in the delivery requirement.

    As Eagle-Picher is claiming FORCE MAJEURE, it believes it is entitled to retain its ownership to the 3,130,435 shares obtained through the net exercise of the warrant and believes it also should receive the disputed 155,279 shares of our common stock. We continue to dispute Eagle-Picher's claims and on January 26, 2001, our Board of Directors authorized us to cancel Eagle-Picher's common stock shares

                      ISONICS CORPORATION AND SUBSIDIARIES
and return those shares to the "authorized, unissued" category. We cancelled the shares on February 20, 2001.

    We notified Eagle-Picher of our intention to pursue the dispute resolution process, as set forth in the agreement with Eagle-Picher, in December 2000. The dispute resolution process consists of three phases. The first phase was negotiations between designated members of senior management of the two companies. Several meetings were held in December 2000 and January 2001. No resolution was reached.

    The second phase was mediation. Eagle-Picher notified us of its desire to mediate this dispute on January 18, 2001. A mediation session was held on January 26, 2001. Again, no resolution was reached. The third phase is binding arbitration. On March 26, 2001, we filed for binding arbitration. We are claiming damages against Eagle-Picher of $75,500,000. An arbitration hearing has been scheduled for April 2002. We have been informed by our legal counsel that it will likely take a minimum of six-to-nine months or longer to complete the arbitration phase.

    On February 8, 2001, Eagle-Picher informed us that they would be seeking damages, in excess of $10,000,000, for alleged misrepresentations regarding the status of the depleted zinc business at the time of the sale. We believe these allegations to be groundless, and we believe we made full and complete disclosure to Eagle-Picher at the time of the sale.

    Discovery is only in the very preliminary stages of the arbitration proceeding. Consequently, it is premature for us to predict any likely outcome. We intend to vigorously defend against Eagle-Picher's claim and to prosecute our own claims against Eagle-Picher until successfully resolved or a settlement is reached.

NEW ACCOUNTING STANDARDS

    In June 2001, the Financial Accounting Standards Board adopted SFAS No. 141 BUSINESS COMBINATIONS and SFAS No. 142 GOODWILL AND INTANGIBLE ASSETS. SFAS
No. 141 addresses the methods used to account for business combinations and requires the use of the purchase method of accounting for all combinations after June 30, 2001. SFAS No. 142 addresses the methods used to amortize intangible assets and to assess impairment of those assets, including goodwill resulting from business combinations accounted for under the purchase method. SFAS
No. 142 is effective for fiscal years beginning after December 15, 2001. Included in our assets at July 31, 2001, is goodwill related to the acquisition of Chemotrade in 1998 with a net carrying value of $2,963,000. Upon adoption of SFAS No. 142, we will no longer amortize this goodwill, decreasing our amortization expense by approximately $175,000 per year. We are required to assess this goodwill for impairment in the year of adoption. We will not be able to determine the full effect of these new pronouncements on our financial position or our results of operations, until we are able to complete our analysis of the impairment provisions of the new standards. Under existing accounting standards, our assessment of the Chemotrade goodwill indicated that no impairment existed as of July 31, 2001. In the event our analysis under the new guidance indicates this goodwill is impaired, we will be required to record a charge to our earnings in the year of adoption.

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Articles of Incorporation of Isonics include a provision that eliminates to the fullest extent permitted by law the personal liability of its directors to Isonics and its shareholders for monetary damages for breach of the directors' fiduciary duties. This limitation has no effect on a director's liability

     (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;

     (ii) for acts or omissions that a director believes to be contrary to the best interests of Isonics or its shareholders or that involved the absence of good faith on the part of the director;

    (iii) for any transaction from which the director derived an improper personal benefit;

     (iv) for acts or omissions that show a reckless disregard for the director's duty to Isonics or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to Isonics or its shareholders;

     (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to Isonics or its shareholders;

     (vi) under Section 310 of the California Corporations Code (the "California Code") concerning contracts or transactions between Isonics and a director; or

    (vii) under Section 316 of the California Code concerning directors liability for improper dividends, loans and guarantees.

     The provision does not extend to acts or omissions of a director in his capacity as an officer. Further, the provision will not affect the availability of injunctions and other equitable remedies available to Isonics' shareholders for any violation of a director's fiduciary duty to Isonics or its shareholders.

     The Articles of Incorporation further authorize Isonics to indemnify its agents (as defined in Section 317(a) of the Code, which provision covers directors and officers) through Bylaw provisions, agreements with agents, votes of shareholders or disinterested directors or otherwise, to the fullest extent permissible under California law. Pursuant to this provision Isonics' bylaws provide for indemnification of directors and officers. The Bylaws also permit Isonics to enter into indemnity agreements with individual directors, officers, employees, and other agents. Isonics intends to enter into such agreements with its directors and executive officers effective upon the closing of this offering. These Agreements, together with the Bylaws and Articles of Incorporation, may require Isonics, among other things, to indemnify directors or officers against certain liabilities that may arise by reason of their status or service as directors (other than liabilities resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain and maintain directors' and officers' insurance if available on reasonable terms.

     In addition to the rights to indemnification provided under California law, in the Articles of Incorporation and in the Bylaws, the 1996 Stock Option Plan provides indemnification to Isonics' directors, officers, or employees to whom authority to act for the Board in connection with that Plan is delegated shall be indemnified against all reasonable expenses, including attorneys' fees, actually and necessarily incurred in defense of any proceeding to which he or she is made a party because of any action allegedly taken or alleged failure to act in connection with the Plan, and against amounts paid in settlement (if approved by independent legal counsel), or in satisfaction of any judgment in such proceeding, unless the director, officer, or employee, as the case may be, is adjudged to have behaved in bad faith, in a grossly negligent manner, or with intentional misconduct as to duties.

     Isonics currently has directors' and officers' liability insurance.

     We are not aware of any litigation or threatened litigation or other proceeding involving an Isonics' director, officer or employee pursuant to which an individual is seeking indemnification.

     Section 317 of the California Code and the Bylaws of Isonics provide for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, Isonics has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

     DOCUMENT                                               EXHIBIT NUMBER
     -------                                                --------------
     Underwriting Agreement ...........................          1.01
     Registrant's Certificate of Incorporation ........          3.01
     Registrant's Bylaws ..............................          3.02
     Form of Indemnity Agreement ......................         10.09

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

           The following table sets forth the costs and expenses to be paid in connection with the sale of the shares of common stock being registered hereby. The Selling Shareholders will pay only those expenses directly related to the transfer of their securities. All amounts are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee.

     Securities and Exchange Commission registration fee ...      $ 1,663
     NASD filing fee .......................................            0
     Accounting fees and expenses ..........................       20,000
     Legal fees and expenses ...............................       25,000
     Printing fees and expenses ............................       10,000
     Blue-sky fees and expenses ............................        8,000
     Transfer agent and registrar fees and expenses ........        5,000
     Miscellaneous .........................................          500
     Fees to be paid by Selling Security Holders ...........            0
     Fees to be paid by Isonics ............................            0
     Total .................................................      $70,163

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

EMPLOYEE OFFERINGS

(a) SECURITIES SOLD. During the past three years, Isonics has issued shares of common stock, and options to purchase shares of common stock pursuant to its existing employee benefit plans. These employee benefit plans are as follows:

          1996 Stock Option Plan. Although this plan has been terminated, there are options outstanding.

          1996 Executives' Equity Incentive Plan. The Executives' Plan authorized the grant of options to purchase 225,000 stock options, which after being adjusted for stock splits that occurred following the adoption of the plan resulted in 570,000 shares. The options granted may be either incentive stock options, if they meet the requirements of Section 422 of the Internal Revenue Code, or non-qualified stock options. The directors approved this plan in September 1996 and the shareholders in October 1996. In October 2000, our shareholders approved increasing the number of stock options available to 1,000,000, an increase of 430,000 stock options. The directors approved this increase in August 2000.

          1996 Equity Incentive Plan. The Employees' Plan authorized the grant of options to purchase 50,000 stock options, which after being adjusted for stock splits that occurred following the adoption of the plan resulted in 150,000 shares. The options granted may be either incentive stock options, if they meet the requirements of Section 422 of the Internal Revenue Code, or non-qualified stock options. The directors approved this plan in September 1996 and the shareholders in October 1996. In October 2000, our shareholders approved increasing the number of stock options available to 500,000, an increase of 350,000 stock options. The directors approved this increase in August 2000.

          1998 Employee Stock Purchase Plan. The Stock Purchase Plan authorized employee purchase of up to 200,000 shares of Isonics common stock. The directors approved this plan in August 1998. Shareholders approved it in October 1998.

          As of October 5, 2001, options to purchase a total of 263,125 shares, 101,458 shares, and 358,769 shares respectively, were outstanding under the Executives' Plan, Employees' Plan, and 1996 Stock Option Plan, and options to purchase 664,417, 354,362, and 0 shares, respectively, remained available for grant. Our shareholders were asked to approve an increase in the number of shares of common stock issuable under the Employees' Plan to 500,000 and under the Executives' Plan to 1,000,000. These increases were approved by our shareholders at the annual meeting held October 11, 2000. The number of options issuable under the two plans was increased by 350,000 in the Employee's Plan, and 430,000, in the Executive's Plan.

(b)  NAMES OF PRINCIPAL UNDERWRITERS. None

(c) CONSIDERATION RECEIVED. The stock options and bonuses issued outside of Isonics' employee benefit plans were, for the most part, issued as additional compensation or in the form of bonuses.

(d) EXEMPTION CLAIMED. Many of the securities referred to in this section were not offered or sold in a manner that constituted a "sale" of securities as that term is defined in Section 2(a)(3) of the Securities Act. Where a "sale" occurred, the transactions were exempt from registration under the Securities Act of 1933, as amended by reason of Sections 4(2) and 4(6) of the Securities Act of 1933, and no advertising or public solicitation was involved in any of the transactions.

(e)  NOT APPLICABLE.

(f) USE OF PROCEEDS. Where proceeds were received, the proceeds were utilized for working capital purposes.

SEPTEMBER 2001 ISSUANCE FOR TECHNOLOGY LICENSE AGREEMENT

(a) SECURITIES SOLD. This sale occurred on September 14, 2001, although the securities were not issued until the California Secretary of State accepted the Certificate of Designation for filing on October 10, 2001. The securities sold consisted of 500,000 shares of Series B convertible preferred stock.

(b) UNDERWRITERS AND OTHER PURCHASERS. No underwriters, agents, or placement agents participated in the private placement. The sole purchaser was Silicon Evolution, Inc., a corporation formed under Oregon law.

(c) PURCHASE PRICE. This was entirely a non-cash transaction. The securities were issued in exchange for a license to certain technology and patents owned or licensed by Silicon Evolution.

(d) EXEMPTION CLAIMED. The transaction was not accomplished through any form of public advertising or general solicitation, and was completed only after the directors of Silicon Evolution had received such information regarding Isonics as they determined necessary or appropriate in the circumstances. The transaction was, therefore, exempt from the registration requirements of the Securities Act of 1933, as amended, by reason of Section 4(2).

(e) TERMS OF CONVERSION OR EXERCISE. The Series B stock will be automatically converted into common stock when sufficient shares of common stock have been authorized by the Isonics shareholders.

(f) USE OF PROCEEDS. This is not applicable as Isonics will be receiving no cash proceeds from this issuance.

DECEMBER 2000 UNIT ISSUANCE

(a) SECURITIES SOLD. This sale occurred on December 13, 2000. The securities sold as units consisted of one share of common stock and two Class B redeemable common stock warrants. The total number of units sold were 337,500.

     In July 2001, in consideration for an amendment to the agreement by which these investors acquired the units, Isonics issued these purchasers (all of whom are accredited investors) an additional 675,000 Class B warrants and 112,504 shares of common stock.

(b) UNDERWRITERS AND OTHER PURCHASERS. No underwriters, agents, or placement agents participated in the private placement or the subsequent issuance.

(c) PURCHASE PRICE. The Units were offered and sold to ten accredited investors for cash payments totaling $675,000 ($2.00 per unit). To the extent additional units are issued, the total price per unit will be reduced. Isonics received no cash for the subsequent issuance.

(d) EXEMPTION CLAIMED. The transactions were exempt from registration under the Securities Act of 1933, as amended by reason of Sections 4(2) and 4(6) of the Securities Act of 1933 for transactions not involving a public offering and for transactions with accredited investors only. No advertising or public solicitation was involved in these transactions.

(e) TERMS OF CONVERSION OR EXERCISE. The Class B warrants are exercisable on the terms set forth herein.

(f)  USE OF PROCEEDS. Working capital purposes.

DECEMBER 1999 WARRANT ISSUANCE

(a) SECURITIES SOLD. This sale occurred on December 1, 1999. The securities sold consists of one restricted warrant (a warrant to purchase 4,000,000 shares of restricted common stock issued at an exercise price of $3.75 per share).

(b) UNDERWRITERS AND OTHER PURCHASERS. No underwriters, agents, or placement agents participated in the private placement.

(c) PURCHASE PRICE. The warrant was issued to a single accredited investor as consideration for the purchase of 200 kilograms of silicon-28 pursuant to an Asset Purchase Agreement executed between Isonics and Eagle-Picher Technologies, LLC, an accredited investor. The warrant and underlying shares were subsequently cancelled.

(d) EXEMPTION CLAIMED. The transactions were exempt from registration under the Securities Act of 1933, as amended by reason of Sections 4(2) and 4(6) of the Securities Act of 1933. No advertising or public solicitation was involved in these transactions.

(e) TERMS OF CONVERSION OR EXERCISE. Terms of conversion or exercise are as follows:

     The warrant granted to Eagle-Picher may be exercised to purchase 4,000,000 shares of restricted common stock issued on a warrant-for-share basis with Isonics common stock (subject to dilution adjustment) for a purchase price of $3.75 per share through the expiration date, May 30, 2003. On March 15, 2000, Eagle-Picher notified us of its exercise of the warrant pursuant to a "net exercise" provision, which resulted in Eagle-Picher acquiring 3,130,435 shares of our common stock. We have subsequently canceled the shares because of Eagle-Picher's failure to deliver 200 kilograms of silicon-28 to us.

     Isonics also entered into a registration rights agreement relating to the shares of common stock underlying the warrant.

(f) USE OF PROCEEDS. Isonics intends to use the 200 kilograms of silicon-28 from the issuance of the warrant for the continued development and commercialization of silicon-28 wafers for the semiconductor industry.

JULY 1999 PRIVATE PLACEMENT

(a) SECURITIES SOLD. This sale of securities occurred on July 29, 1999. The securities sold include:

     (i) 1,830,000 shares of restricted Series A convertible preferred stock, created by filing an amended certificate of determination of preferences and rights (the "Certificate of Determination") with the California Secretary of State;

     (ii) 1,830,000 restricted warrants to purchase shares of restricted common stock issued on a warrant-for-share basis with the Series A convertible preferred stock; and

    (iii) 500,000 restricted warrants issued as a fee pursuant to an investment banking agreement

(b)  UNDERWRITERS AND OTHER PURCHASERS.

     (i) No underwriters, agents, or placement agents participated in the private placement;

     (ii) 1,500,000 Units (each Unit consisting of one share of Series A convertible preferred stock and one warrant) were sold to accredited investors for cash;

    (iii) 330,000 Units were issued to accredited investors in settlement of debt obligations at the rate of $1.50 per Unit for a total amount of debt satisfied of $495,000; and

     (iv) 500,000 warrants were issued to a single accredited investor as compensation pursuant to an investment banking agreement.

(c) CONSIDERATION RECEIVED. The Units were sold for a purchase price of $1.50 per Unit. The Units described in (b) (iii) above were issued in satisfaction of debt obligations.

(d) EXEMPTION CLAIMED. The transactions were exempt from registration under the Securities Act of 1933, as amended by reason of Sections 4(2) and 4(6) of the Securities Act of 1933, and Rule 506 of Regulation D thereunder. No advertising or public solicitation was involved in any of the transactions.

(e) TERMS OF CONVERSION OR EXERCISE. Terms of conversion or exercise are as follows:

     (i) The Series A convertible preferred stock is convertible into shares of common stock on a share-for-share basis, subject to dilution adjustments. The Series A convertible preferred stock is entitled to receive dividends on a share-for-share basis with the shares of common stock. The Series A convertible preferred stock was initially entitled to a liquidation preference of $1.50 per share which was subsequently adjusted to approximately $1.20 per share.

     (ii) The warrants are each exercisable to purchase a single share of common stock (subject to dilution adjustment) for a purchase price that was initially $3.75 per share through the expiration date, July 29, 2002. The purchase price has subsequently been modified to $3.19 per share.

    (iii) Isonics also entered into a registration rights agreement relating to the shares of common stock underlying the Series A convertible preferred stock and the warrants. In a registration statement on Form S-3, dated October 10, 2000, all of the shares of common stock underlying the Series A convertible preferred stock and the warrants were registered.

(f) USE OF PROCEEDS. Isonics intends to use the cash proceeds from the sale of the Units for repayment of debt, working capital, and to finance the continued growth of operations including the continued development and commercialization of silicon-28 wafers for the semiconductor industry.

JUNE 1998 CHEMOTRADE ACQUISITION

(a)  SECURITIES SOLD. 357,730 shares of common stock, valued at $894,000.

(b)  NAMES OF PRINCIPAL UNDERWRITERS. None.

(c) CONSIDERATION RECEIVED. The shares issued were partial consideration for Isonics' acquisition of all of the outstanding shares of Chemotrade GmbH, 75% of the outstanding shares of Chemotrade Leipzig GmbH and 6% of the outstanding shares of IUT (collectively "Chemotrade"). All three companies are located in Germany. Chemotrade GmbH is located in Dusseldorf, Chemotrade Leipzig GmbH is located in Leipzig, and IUT is located in Berlin. Two common shareholders owned all three companies. All three companies continue to be engaged in the distribution, development and manufacture, of stable and radioactive isotopes.

(d) EXEMPTION CLAIMED. The transactions were exempt from registration under the Securities Act of 1933, as amended by reason of Regulation S for offers and sales made to non-U.S. Persons. No advertising or public solicitation was involved in any of the transactions.

(e)  TERMS OF CONVERSION OR EXERCISE. Not applicable.

(f)  USE OF PROCEEDS. Not applicable.

JUNE 1998 IPRC ACQUISITION

(a)  SECURITIES SOLD. 353,982 shares of common stock.

(b)  NAMES OF PRINCIPAL UNDERWRITERS. None.

(c) CONSIDERATION RECEIVED. The shares issued were partial consideration for Isonics' acquisition of all of the outstanding shares of IPRC, which does business as Colorado Minerals Research Institute, and which is a contract research and development, and materials processing company located in Golden, Colorado. A single corporate shareholder, Metallurgy International, Inc., a previously unaffiliated corporation principally owned by an individual who is now an executive officer of Isonics, owned Interpro.

(d) EXEMPTION CLAIMED. The transactions were exempt from registration under the Securities Act of 1933, as amended by reason of Sections 4(2) and 4(6). No advertising or public solicitation was involved in any of the transactions.

(e)  TERMS OF CONVERSION OR EXERCISE. Not applicable.

(f)  USE OF PROCEEDS. Not applicable.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)  EXHIBITS PURSUANT TO ITEM 601 OF REGULATION S-B:

EXHIBIT
NUMBER    TITLE
-------   -----
 1.01     Form of Underwriting Agreement. (1)

 3.01     Registrant's Amended and Restated Articles of Incorporation. (1)

 3.02     Registrant's Bylaws. (1)

 3.03 Certificate of Determination of Preferences and Rights of the Series A preferred stock (see exhibit 10.18).

 3.04     Certificate Of Determination Of Preferences And Rights Of Series B
          Convertible Preferred Stock(11)

 4.01     Specimen Common Stock Certificate. (1)

 4.02     Form of Representatives' warrant Agreement. (1)

 4.03     Form of warrant Agreement between the Registrant and Continental Stock
          Transfer & Trust Company, Monroe Parker Securities. (1)

 4.04     Specimen Class A warrant Certificate. (1)

 4.05     Form of warrant Agreement between the Registrant and Continental Stock
          Transfer & Trust Company. (8)

 4.06     Specimen Class B warrant Certificate (see exhibit 10.27).

 4.07     Specimen Class C warrant Certificate (see exhibit 10.27).

 4.08     Amendment No. 1 to warrant Agreement between the Registrant and
          Continental Stock Transfer & Trust Company. (7)

 5.01+    Opinion of Arter Hadden, LLP

10.01     Registrant's 1996 Stock Option Plan. (1)(2)

10.02 Form of Employment Agreement between the Registrant and certain officers of the Registrant. (1)(2)

10.03     Registrant's 1996 Executives Equity Incentive Plan. (1)(2)

10.04     Registrant's 1996 Equity Incentive Plan. (1)(2)

10.05     Memorandum of Agreement between Electrochemical Plant, AO
          Techsnabexport, Co., Ltd. and Registrant. (1)

10.06     Option Agreement between the Registrant and Yale University. (1)

10.07 Office Lease Agreement between Paulsen Properties and the Registrant dated as of January 1, 1996, as amended. (1)

10.08     Letter from Yale University to Registrant dated February 10, 1996. (1)

10.09 Form of Indemnity Agreement entered into by Registrant with each of its directors and investors. (2)

10.10     Stock Purchase Agreement, dated as of April 30, 1998, among Isonics
          Corporation, a California corporation, Metallurgy International, Inc., a Nevada corporation, and International Process Research Corporation, a Colorado corporation. (3)

10.10.1 Escrow Agreement, dated as of May 15, 1998, among Isonics Corporation, a California corporation, Metallurgy International, Inc., a Nevada corporation, Robert H. Cuttriss (as Agent), and Colorado Business
          Bank, as Escrow Agent. (3)

10.11 Registration Rights Agreement dated as of September 27, 1996 by and between Registrant and certain investors. (1)

10.12     Employment Agreement between the Registrant and James E. Alexander. (1)(2)

10.13     Employment Agreement between the Registrant and Boris Rubizhevsky. (1)(2)

EXHIBIT
NUMBER    TITLE
-------   -----
10.14     Security Agreement dated March 31, 1995 between Isonics and Isoserve, Inc. (1)

10.15

10.16 February 1997 Agreement between the Registrant, Electrochemical Plant and AO Techsnabexport, Co., Ltd. (1)

10.17     Letter from Yale University to Registrant dated January 28, 1997. (1)

10.18 Certificate of Determination of Preferences and Rights of the Series A preferred stock. (4)

10.19     Form of Subscription Agreement. (4)

10.20     Form of warrant. (4)

10.21     Investment Banking Agreement. (4)

10.22     Form of Registration Rights Agreement. (4)

10.23 Asset Purchase Agreement dated December 1, 1999 between the Registrant and Eagle-Picher Technologies, LLC. (5)

10.24     Registration Rights Agreement dated December 1, 1999 between the
          Registrant and Eagle-Picher Technologies, LLC. (5)

10.25     Warrant Agreement dated December 1, 1999 between the Registrant and
          Eagle-Picher Technologies, LLC. (5)

10.26     Supply Agreement between the Registrant and Eagle-Picher Technologies, LLC. (6)

10.27     Amended and Restated warrant Agreement effective as of January 15,
          2001, between the Registrant and Continental Stock Transfer and Trust
          Company, Inc. (8)

10.28     Stock Purchase Agreement dated February 1, 2001, by and between
          Isonics Corporation and Interpro Zinc, LLC. (9)

10.29     Joint R&D Project Agreement, dated April 21, 1999, by and between
          Silex Systems Limited and Isonics Corporation. (10)

10.30     Contribution to "Corporate Research - ECE/Baliga" fund dated December
          30, 1999, from Isonics Corporation to North Carolina State University. (10)

10.31     Sponsored Research Agreement, dated December 15, 1999, by and between
          Isonics Corporation and Southern Methodist University. (10)

10.32     Stevenson-Wydler Cooperative Research and Development Agreement, dated
          November 9, 1999, by and between Ernest Orlando Lawrence Berkeley
          National Laboratory and Isonics Corporation (with attached Project
          Letter Agreement). (10)

10.33     Memorandum of Agreement, dated July 1996, by and among Electrochemical
          Plant, AO Techsnabexport Co., Ltd. and A & R Materials, Inc. (10)

10.34*    Agreement between Isonics Corporation and Silicon Evolution, Inc.
          dated September 14, 2001

10.35*    Technology License Agreement dated September 14, 2001, between Silicon
          Evolution, Inc. and Isonics Corporation

10.36* Form of employment agreement to be entered into pursuant to the agreement between Isonics Corporation and Silicon Evolution, Inc.
          dated September 14, 2001

10.37* Form of lease agreement to be entered into pursuant to the agreement between Isonics Corporation and Silicon Evolution, Inc. dated
          September 14, 2001

10.38     Amended and Restated Warrant Agreement dated July 26, 2001. (11)

21.1      List of subsidiaries.

23.10*    Consent of independent accountants.

+    To be filed by amendment.

* FILED WITH THIS REGISTRATION STATEMENT. ALL OTHER DOCUMENTS HAVE BEEN PREVIOUSLY FILED.

(1) Incorporated herein by reference to exhibit filed with Isonics' Registration Statement on Form SB-2 ("Registration Statement") (Commission file No. 333-13289) in which this exhibit bears the same number except exhibit 3.01, which was numbered 3.03 in that registration statement.

(2) Items that are management contracts or compensatory plans or arrangements required to be filed as exhibits pursuant to Item 13(a) of Form 10-KSB.

(3) Filed with Isonics' Current Report on Form 8-K (File No. 001-12531), dated May 15 and filed May 27, 1998, and incorporated herein by reference.

(4) Filed with Isonics' Current Report on Form 8-K (File No. 001-12531), dated July 29 and filed August 12, 1999, and incorporated herein by reference.

(5) Filed with Isonics' Current Report on Form 8-K (File No. 001-12531) dated December 1, 1999, and filed December 10, 1999, and amendment thereto filed February 10, 2000, and incorporated herein by reference.

(6)  Confidential treatment obtained.

(7) Filed with Isonics' Current Report on Form 8-K (File No. 001-12531) dated August 17, 2000, and filed August 18, 2000, and incorporated herein by reference.

(8) Filed with Isonics' registration statement on Form S-4 (File No. 333-37696) or the amendments thereto, and incorporated herein by reference.

(9) Filed with Isonics' Current Report on Form 8-K (File No. 001-12531) dated February 1, 2001, and incorporated herein by reference.

(10) Filed with Isonics' annual report on Form 10-KSB (File No. 001-12531) for the year ended April 30, 2001, and incorporated herein by reference.

(11) Filed with Isonics' Form 8-A/12(g) filed on August 1, 2001.


ITEM 28. UNDERTAKINGS.

The Registrant hereby undertakes the following:

     (a) (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

     (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

    (iii) include any additional or changed material information of the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial BONA FIDE offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 24 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification relative to alleged securities act violations (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person, the Registrant will submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Golden, State of Colorado, on November 6, 2001.



                                        ISONICS CORPORATION

                                        By: /s/ James E. Alexander
                                            James E. Alexander,
                                            PRESIDENT

     In accordance with the requirements of the Securities Act of 1933, the following persons in their capacities and on the dates stated signed this registration statement.


/s/ James E. Alexander        President, Chief Executive Officer, Chief         November 6, 2001
James E. Alexander            Operating Officer, and Director and as
                              Attorney-in-fact for Boris Rubizhevsky,
                              Lindsay A. Gardner, Richard L. Parker and
                              Larry J. Wells (all directors)


/s/ John V. Sakys             Principal Accounting Officer and Principal        November 6, 2001
John V. Sakys                 Financial Officer
